                                                                    Exhibit 4.2

                                CREDIT AGREEMENT

                                      among

                           GERBER CHILDRENSWEAR, INC.

                                       and

                           AUBURN HOSIERY MILLS, INC.

                                  as Borrowers,

                                       AND

                                   GCIH, INC.

                                       AND

            THE DOMESTIC SUBSIDIARIES OF GCIH, INC. AND THE BORROWERS

                                 as Guarantors,

                                       AND

                         THE LENDERS IDENTIFIED HEREIN,

                                       AND

                               NATIONSBANK, N.A.,

                             as Administrative Agent

                          DATED AS OF DECEMBER 17, 1997

                                TABLE OF CONTENTS
                                -----------------

SECTION 1 ...............................................................    -1-
 1.1  Definitions .......................................................    -1-
 1.2  Computation of Time Periods and Other Definitional Provisions .....   -27-
 1.3  Accounting Terms ..................................................   -27-

SECTION 2 ...............................................................   -27-
 2.1  Revolving Loans ...................................................   -28-
 2.2  Letter of Credit Subfacility ......................................   -29-
 2.3  Swing Line Loans Subfacility ......................................   -36-
 2.4  Term Loans ........................................................   -37-
 2.5  Continuations and Conversions .....................................   -38-
 2.6  Minimum Amounts ...................................................   -39-
 2.7  Notes .............................................................   -39-
 2.8  Joint and Several Liability of the Borrowers ......................   -40-

SECTION 3 ...............................................................   -41-
 3.1  Interest ..........................................................   -41-
 3.2  Place and Manner of Payments ......................................   -42-
 3.3  Prepayments .......................................................   -42-
 3.4  Fees ..............................................................   -45-
 3.5  Payment in full at Maturity .......................................   -46-
 3.6  Computations of Interest and Fees .................................   -46-
 3.7  Pro Rata Treatment ................................................   -47-
 3.8  Sharing of Payments ...............................................   -48-
 3.9  Capital Adequacy ..................................................   -49-
 3.10 Inability To Determine Interest Rate ..............................   -49-
 3.11 Illegality ........................................................   -50-
 3.12 Requirements of Law ...............................................   -50-
 3.13 Taxes .............................................................   -51-
 3.14 Compensation ......................................................   -54-
 3.15 Substitution of Lender ............................................   -54-

SECTION 4 ...............................................................   -55-
 4.1  Guaranty of Payment ...............................................   -55-
 4.2  Obligations Unconditional .........................................   -55-
 4.3  Modifications .....................................................   -56-
 4.4  Waiver of Rights ..................................................   -57-
 4.5  Reinstatement .....................................................   -57-
 4.6  Remedies ..........................................................   -57-
 4.7  Limitation of Guaranty ............................................   -58-
 4.8  Rights of Contribution ............................................   -58-

SECTION 5 ...............................................................   -58-
 5.1  Closing Conditions ................................................   -58-

5.2   Conditions to All Extensions of Credit ............................   -64-

SECTION 6 ...............................................................   -65-
 6.1  Financial Condition ...............................................   -65-
 6.2  No Material Change ................................................   -65-
 6.3  Organization and Good Standing ....................................   -65-
 6.4  Due Authorization .................................................   -66-
 6.5  No Conflicts ......................................................   -66-
 6.6  Consents ..........................................................   -66-
 6.7  Enforceable Obligations ...........................................   -66-
 6.8  No Default ........................................................   -67-
 6.9  Ownership .........................................................   -67-
 6.10 Indebtedness ......................................................   -67-
 6.11 Litigation ........................................................   -67-
 6.12 Taxes .............................................................   -67-
 6.13 Compliance with Law ...............................................   -67-
 6.14 ERISA .............................................................   -68-
 6.15 Subsidiaries ......................................................   -69-
 6.16 Use of Proceeds; Margin Stock .....................................   -69-
 6.17 Government Regulation .............................................   -70-
 6.18 Environmental Matters .............................................   -70-
 6.19 Intellectual Property .............................................   -71-
 6.20 Solvency ..........................................................   -72-
 6.21 Investments .......................................................   -72-
 6.22 Location of Collateral ............................................   -72-
 6.23 Disclosure ........................................................   -72-
 6.24 Licenses, etc .....................................................   -72-
 6.25 Collateral Documents ..............................................   -73-

SECTION 7 ...............................................................   -73-
 7.1  Information Covenants .............................................   -73-
 7.2  Financial Covenants ...............................................   -77-
 7.3  Preservation of Existence and Franchises ..........................   -78-
 7.4  Books and Records .................................................   -78-
 7.5  Compliance with Law ...............................................   -78-
 7.6  Payment of Taxes and Other Indebtedness ...........................   -78-
 7.7  Insurance .........................................................   -78-
 7.8  Maintenance of Property ...........................................   -79-
 7.9  Performance of Obligations ........................................   -80-
 7.10 Collateral ........................................................   -80-
 7.11 Use of Proceeds ...................................................   -80-
 7.12 Audits/Inspections ................................................   -80-
 7.13 Additional Credit Parties .........................................   -81-
 7.14 Material License Agreements .......................................   -81-
 7.15 Purchase Agreements ...............................................   -82-
 7.16 Foreign Shares ....................................................   -82-

SECTION 8 ...............................................................   -82-
 8.1   Indebtedness .....................................................   -82-
 8.2   Liens ............................................................   -84-
 8.3   Nature of Business ...............................................   -84-
 8.4   Consolidation and Merger .........................................   -84-
 8.5   Sale or Lease of Assets ..........................................   -85-
 8.6   Sale Leasebacks ..................................................   -85-
 8.7   Advances, Investments and Loans ..................................   -85-
 8.8   Restricted Payments ..............................................   -85-
 8.9   Transactions with Affiliates .....................................   -86-
 8.10  Fiscal Year; Organizational Documents ............................   -86-
 8.11  Ownership of Borrowers ...........................................   -86-
 8.12  No Limitations ...................................................   -86-
 8.13  No Other Negative Pledges ........................................   -87-
 8.14  Limitation on Foreign Operations .................................   -87-
 8.15  Subordinated Debt ................................................   -87-

SECTION 9 ...............................................................   -87-
 9.1   Events of Default ................................................   -87-
 9.2   Acceleration; Remedies ...........................................   -91-
 9.3   Allocation of Payments After Event of Default ....................   -92-

SECTION 10 ..............................................................   -93-
 10.1  Appointment ......................................................   -93-
 10.2  Delegation of Duties .............................................   -93-
 10.3  Exculpatory Provisions ...........................................   -93-
 10.4  Reliance on Communications .......................................   -94-
 10.5  Notice of Default ................................................   -95-
 10.6  Non-Reliance on Agents and Other Lenders .........................   -95-
 10.7  Indemnification ..................................................   -95-
 10.8  Agents in Their Individual Capacity ..............................   -96-
 10.9  Successor Agent ..................................................   -96-

SECTION 11 ..............................................................   -96-
 11.1  Notices ..........................................................   -97-
 11.2  Right of Set-Off .................................................   -97-
 11.3  Benefit of Agreement .............................................   -97-
 11.4  No Waiver; Remedies Cumulative ...................................  -100-
 11.5  Payment of Expenses; Indemnification .............................  -100-
 11.6  Amendments, Waivers and Consents .................................  -101-
 11.7  Counterparts .....................................................  -102-
 11.8  Headings .........................................................  -102-
 11.9  Defaulting Lender ................................................  -102-
 11.10 Survival of Indemnification and Representations and Warranties ...  -102-
 11.11 Governing Law; Jurisdiction ......................................  -102-
 11.12 Waiver of Jury Trial .............................................  -103-
 11.13 Time .............................................................  -103-

11.14 Severability ......................................................  -104-
11.15 Further Assurances ................................................  -104-
11.16 Confidentiality ...................................................  -104-
11.17 Entirety ..........................................................  -104-
11.18 Binding Effect; Continuing Agreement ..............................  -104-

SCHEDULES

Schedule 1.1(a)           Commitment Percentages
Schedule 1.1(b)           License Agreements
Schedule 2.2(c)           Existing Letters of Credit
Schedule 5.1(g)           Mortgaged Properties
Schedule 5.1(j)           Consents
Schedule 6.10             Indebtedness
Schedule 6.15             Subsidiaries
Schedule 6.18             Environmental
Schedule 6.19             Intellectual Property
Schedule 6.21             Investments
Schedule 6.22(a)          Real Property Locations
Schedule 6.22(b)          Personal Property Locations
Schedule 6.22(c)          Chief Executive Offices
Schedule 6.24             Material License Agreements
Schedule 7.7              Insurance
Schedule 8.2              Liens
Schedule 8.9              Affiliate Transactions
Schedule 11.1             Notices

EXHIBITS

Exhibit 2.1(b)            Form of Notice of Borrowing
Exhibit 2.3(b)            Form of Swing Line Loan Request
Exhibit 2.5               Form of Notice of Continuation/Conversion
Exhibit 2.7(a)            Form of Revolving Note
Exhibit 2.7(b)            Form of Term Note
Exhibit 2.7(c)            Form of Swing Line Note
Exhibit 7.1(c)            Form of Borrowing Base Certificate
Exhibit 7.1(d)            Form of Officer's Certificate
Exhibit 7.13              Form of Joinder Agreement
Exhibit 11.3              Form of Assignment Agreement

                                CREDIT AGREEMENT

      THIS CREDIT AGREEMENT (this "Credit Agreement"), is entered into as of December 17, 1997 among GERBER CHILDRENSWEAR, INC., a Delaware corporation and AUBURN HOSIERY MILLS, INC. a Kentucky corporation (individually a "Borrower" and collectively the "Borrowers"), GCIH, Inc., a Delaware corporation (the "Parent") and each of the Domestic Subsidiaries of the Parent (other than the Borrowers) and the Borrowers (individually a "Guarantor" and collectively the "Guarantors"), the Lenders (as defined herein), NATIONSBANK, N.A., as Administrative Agent for the Lenders and the Issuing Lenders (as defined herein).

                                    RECITALS

      WHEREAS, the Borrowers and the Guarantors have requested the Lenders to provide a senior secured credit facility in an amount up to $100 million; and

      WHEREAS, the Lenders party hereto have agreed to make the requested senior secured credit facility available to the Borrowers on the terms and conditions hereinafter set forth.

      NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

                                    SECTION 1

DEFINITIONS AND ACCOUNTING TERMS

      1.1 Definitions.

      As used herein, the following terms shall have the meanings herein specified unless the context otherwise requires. Defined terms herein shall include in the singular number the plural and in the plural the singular:

            "Additional Credit Party" means each Person that becomes a Guarantor after the Closing Date, as provided in Section 7.13.

            "Adjusted Base Rate" means the Base Rate plus the Applicable Percentage.

            "Adjusted Eurodollar Rate" means the Eurodollar Rate plus the Applicable Percentage.

            "Administrative Agent" means NationsBank, N.A. (or any successor thereto) or any successor administrative agent appointed pursuant to
      Section 10.9.

            "Agency Services Address" means NationsBank, N.A., NC1-001-15-04, 101 North Tryon Street, Charlotte, North Carolina 28255, Attn: Agency Services, or such other address as may be identified by written notice from the Administrative Agent to the Borrowers.

            "Agents" mean the Administrative Agent and the Collateral Agent and any successors and assigns in such capacity.

            "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling (including but not limited to all directors and officers of such Person), controlled by or under direct or indirect common control with such Person (it being understood for purposes of clarification, that Gerber Products Company is not an Affiliate of any Credit Party or any of their Subsidiaries. A Person shall be deemed to control a corporation if such Person possesses, directly or indirectly, the power (i) to vote 10% or more of the securities having ordinary voting power for the election of directors of such corporation or (ii) to direct or cause direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.

            "Applicable Percentage" means the appropriate applicable percentages corresponding to the Leverage Ratio in effect as of the most recent Calculation Date as shown below:

================================================================================================================
                                Applicable         Applicable       Applicable Percentage
Pricing                       Percentage For   Percentage For Base  for Standby Letter of  Applicable Percentage
 Level    Leverage Ratio     Eurodollar Loans      Rate Loans            Credit Fees        For Commitment Fees
----------------------------------------------------------------------------------------------------------------
  I       < 1.5 to 1.0            .625%                0%                  .625%                   .200%
----------------------------------------------------------------------------------------------------------------
  II      < 2.0 to 1.0 but        .750%                0%                  .750%                   .250%
          >= 1.5 to 1.0
----------------------------------------------------------------------------------------------------------------
  III     < 2.5 to 1.0 but        1.00%                0%                  1.00%                   .250%
          >= 2.0 to 1.0
----------------------------------------------------------------------------------------------------------------
  IV      < 3.0 to 1.0 but        1.25%                0%                  1.25%                   .250%
          >= 2.5 to 1.0
----------------------------------------------------------------------------------------------------------------
  V       >= 3.0 to 1.0           1.50%                0%                  1.50%                   .375%
================================================================================================================

            The Applicable Percentage for Loans, the Letter of Credit Fees and the Commitment Fees shall, in each case, be determined and adjusted quarterly on the date (each a "Calculation Date") five Business Days after the date by which the Borrowers are required to provide the officer's certificate in accordance with the provisions of Section 7.1(d); provided that the initial Applicable Percentage for Loans, the Letter of Credit Fees and the Commitment Fees shall be based on Pricing Level V (as shown above) and shall remain at Pricing Level V until the first Calculation Date subsequent to December 31, 1997 and, thereafter, the Pricing Level shall be determined by the Leverage Ratio calculated as of the most recent Calculation Date; and provided further that if the Borrowers fail to provide the officer's certificate required by Section 7.1(d) on or before the most recent Calculation Date, the Applicable Percentage for Revolving Loans, the Letter of Credit Fees and the Commitment Fees from such Calculation Date shall be based on Pricing Level V until such time that an appropriate officer's certificate is provided whereupon the Pricing Level shall be determined by the then current Leverage Ratio. Each Applicable Percentage shall be effective from one Calculation Date until the next Calculation Date. Any adjustment in the Applicable Percentage shall be applicable to all existing Loans and Letters of Credit as well as any new Loans made or Letters of Credit issued.

            The Borrowers shall promptly deliver to the Administrative Agent, at the address set forth on Schedule 11.1 and at the Agency Services Address, at the time the officer's certificate is required to be delivered by Section 7.1(d), information regarding any change in the Leverage Ratio that would change the existing Pricing Level pursuant to the preceding paragraph.

            "Asset Disposition" means the disposition of any or all of the assets of a Credit Party or any of its Subsidiaries whether by sale, lease, transfer or otherwise, other than (a) transfers of assets permitted by Section 8.5 and (b) losses of assets or destroyed assets permitted by clauses (a) and (b) of Section 7.7.

            "Bankruptcy Code" means the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.

            "Base Rate" means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest whole multiple of 1/100 of 1%) equal to the greater of (a) the Federal Funds Rate in effect on such day plus 1/2 of 1% or (b) the Prime Rate in effect on such day. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable after due inquiry to ascertain the Federal Funds Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms hereof, the Base Rate shall be determined without regard to clause (a) of the first sentence of this definition until the circumstances giving rise to such inability no longer exist. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Rate shall be effective on the effective date of such change in the Prime Rate or the Federal Funds Rate, respectively.

            "Base Rate Loan" means any Swing Line Loan and any other Loan bearing interest at a rate determined by reference to the Base Rate.

            "Borrowers" means Gerber Childrenswear, Inc., a Delaware corporation and Auburn Hosiery Mills, Inc., a Kentucky corporation, in each case, together with any successors and permitted assigns.

            "Borrowing Base Assets" means, at any date of determination, the sum of (a) 85% of Eligible Accounts Receivable plus (b) 50% of Eligible Inventory plus (c) 50% of Eligible Documentary Letters of Credit, in each case as set forth in the most recently delivered Borrowing Base Report.

            "Business Day" means any day other than a Saturday, a Sunday, a legal holiday or a day on which banking institutions are authorized or required by law or other governmental action to close in Charlotte, North Carolina or New York, New York; provided that in the case of Eurodollar Loans, such day is also a day on which dealings between banks are carried on in U.S. dollar deposits in the London interbank market.

            "Calculation Date" has the meaning set forth in the definition of Applicable Percentage.

            "Capital Expenditures" means all expenditures of the Credit Parties and their Subsidiaries which, in accordance with GAAP, would be classified as capital expenditures, including, without limitation, Capital Leases.

            "Capital Lease" means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee which, in accordance with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person and the amount of such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

            "Capitalization Ratio" means the ratio of (a) Funded Debt to (b) Total Capitalization.

            "Caribbean Basin" means Antigua and Barbuda, Aruba, Bahamas, Barbados, Belize, Costa Rica, Dominica, Dominican Republic, El Savador, Grenada, Guatemala, Guyana, Haiti, Honduras, Jamaica, Montserrat, Netherlands, Antilles, Nicaragua, Panama, St. Kitts and Nevis, Saint Lucia, Saint Vincent and the Grenadines, Trinidad and Tobago, and the British Virgin Islands.

            "Cash Equivalents" means (a) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (b) U.S. dollar denominated time and demand deposits and certificates of deposit of
      (i) any Lender, (ii) any domestic commercial bank having capital and surplus in excess of $500,000,000 or (iii) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody's is at least P-1 or the equivalent thereof (any such bank being an "Approved Bank"), in each case with maturities of not more than 270 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody's and maturing within six months of the date of acquisition, (d) repurchase agreements with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States of America in which a Borrower shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations and (e) Investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940, as amended, which are administered by reputable financial institutions having capital of at least $500,000,000 and the portfolios of which consist substantially of Investments of the character described in the foregoing subdivisions (a) through (d).

            "Change of Control" means (a) prior to an initial public offering of Parent's common stock under the Securities Act, Citicorp Venture Capital Group shall own (on a fully diluted, as if converted, basis) less than 51% of the Voting Stock of the Parent, (b) subsequent to an initial public offering by the Parent, any "person" or "group" (within the meaning of Section 13(d) or 14(d) of the Exchange Act), other than the Citicorp Venture Capital Group, has become, directly or indirectly, the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), by way of merger, consolidation or otherwise, of 20% or more of the Voting Stock of the Parent on a fully-diluted basis, after giving effect to the conversion and exercise of all outstanding warrants, options and other securities of the Parent (whether or not such securities are then currently convertible or exercisable) or (c) a change in control (as defined in the documentation evidencing the Subordinated Debt) occurs.

            "Citicorp Venture Capital Group" means CVC, its Affiliates (including CMP), officers and directors of CVC and independent directors of the Parent appointed by CVC.

            "Closing Date" means the date hereof.

            "CMP" means Citicorp Mezzanine Partners, L.P.

            "Code" means the Internal Revenue Code of 1986 and the rules and regulations promulgated thereunder, as amended, modified, succeeded or replaced from time to time.

            "Collateral" means all assets of the Credit Parties in which, pursuant to the Collateral Documents a Lien has been granted in favor of the Lenders.

            "Collateral Agent" means NationsBank, N.A. (or any successor thereto) or any successor collateral agent appointed pursuant to Section 10.9.

            "Collateral Documents" means the Security Agreements, the Pledge Agreements, the Mortgage Documents, and such other documents executed and delivered in connection with the attachment and perfection of the Lenders' security interests in the assets of the Credit Parties, including without limitation, the Mortgage Policies, UCC financing statements and collateral assignments of intellectual property.

            "Commitment Fees" means the fees payable to the Lenders pursuant to
      Section 3.4(a).

            "Commitments" means the sum of the commitments of each Lender with respect to the Revolving Committed Amount and the Term Loan Committed Amount.

            "Credit Documents" means this Credit Agreement, the Notes, any Joinder Agreement, the Collateral Documents, the LOC Documents, and all other related agreements and documents issued or delivered hereunder or thereunder or pursuant hereto or thereto.

            "Credit Parties" means the Borrowers and the Guarantors and "Credit Party" means any one of them.

            "Credit Party Obligations" means, without duplication, (a) all of the obligations of the Credit Parties to the Lenders (including the Issuing Lender) and the Agents, whenever arising, under this Credit Agreement, the Notes, the Collateral Documents or any of the other Credit Documents to which any Credit Party is a party and (b) all liabilities and obligations owing from such Credit Party to any Lender, or any Affiliate of a Lender, arising under Hedging Agreements.

            "Current Assets" means all current assets of the Parent and its Subsidiaries, as determined in accordance with GAAP.

            "Current Liabilities" means all current liabilities of the Parent and its Subsidiaries, other than liabilities constituting Revolving Loans and Swing Line Loans, as determined in accordance with GAAP.

            "Current Maturities of Long Term Debt" means all scheduled principal payments required to be paid within one year from the date of determination with respect to any Funded Debt (other than Revolving Loans or Swing Line Loans).

            "Current Ratio" means the ratio of (a) Current Assets to (b) Current Liabilities.

            "CVC" means Citicorp Venture Capital, Ltd., a New York corporation.

            "Debt Issuance" means the issuance of any Indebtedness for borrowed money by a Credit Party or any of its Subsidiaries, other than Indebtedness permitted by Section 8.1.

            "Default" means any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

            "Defaulting Lender" means, at any time, any Lender that, (a) has failed to make a Loan or purchase a Participation Interest required pursuant to the terms of this Credit Agreement (but only for so long as such Loan is not made or such Participation Interest is not purchased),
      (b) has failed to pay to the Agents or any Lender an amount owed by such Lender pursuant to the terms of this Credit Agreement (but only for so long as such amount has not been repaid) or (c) has been deemed insolvent or has become subject to a bankruptcy or insolvency proceeding or to a receiver, trustee or similar official.

            "Documentary Letter of Credit" has the meaning set forth in Section 2.2(a).

            "Dollars" and "$" means dollars in lawful currency of the United States of America.

            "Domestic Subsidiary" means all direct and indirect Subsidiaries of the Parent or a Borrower that are domiciled, incorporated or organized under the laws of any state of the United States or the District of Columbia whether existing as of the date hereof or hereafter created or acquired. As of the Closing Date, the Domestic Subsidiaries are as set forth on Schedule 6.15.

            "EBITDA" means, for any period, with respect to the Credit Parties and their Subsidiaries on a consolidated basis, the sum of (a) Net Income for such period (excluding the effect of any extraordinary or other non-recurring gains (including any gain from the sale of property) or non-cash losses) plus (b) an amount which, in the determination of Net Income for such period has been deducted for (i) Interest Expense for such period, (ii) total Federal, state, foreign or other income or franchise taxes for such period, (iii) all depreciation and amortization for such period and (iv) all other non-cash charges, including, without limitation, royalty payments under existing License Agreements, all as determined in accordance with GAAP.

            "EBITDAR" means, for any period, the sum of EBITDA for such period plus an amount which in the determination of Net Income for such period has been deducted for cash Rent Expense for such period, all as determined in accordance with GAAP.

            "Effective Date" means the date on which the conditions set forth in
      Section 5.1 shall have been fulfilled (or waived in the sole discretion of the Lenders) and on which the initial Loans shall have been made and/or the initial Letters of Credit shall have been issued.

            "Eligible Assignee" means (a) any Lender or Affiliate or subsidiary of a Lender and (b) any other commercial bank, financial institution, institutional lender or "accredited investor" (as defined in Regulation D of the Securities and Exchange Commission) with a net worth of at least $2,000,000,000.

            "Eligible Accounts Receivable" means, as of any date of determination, and without duplication, the amount of all accounts receivable, receivables, and obligations for payment created or arising from the sale or shipment of inventory or the rendering of services in the ordinary course of business (collectively, the "Receivables"), owned by or owing to the Credit Parties and in which the Lenders have a first priority perfected security interest, net of any allowances and reserves for doubtful or uncollectable accounts included in such aggregate value and sales adjustments consistent with a Credit Party's internal policies and in any event in accordance with GAAP, but excluding in any event (a) Receivables subject to any Lien other than Permitted Liens, (b) Receivables which, at the date of issuance of the invoice with respect thereto, are payable more than 90 days after the date of issuance of such invoice, (c) Receivables which are more than 90 days past due or outstanding more than 90 days after the invoice date if no due date is specified, (d) Receivables evidenced by notes, chattel paper or other instruments, unless such notes, chattel paper or instruments have been delivered to and are in the possession of the Collateral Agent, (e) Receivables owing by an account debtor which is subject to any bankruptcy or insolvency proceeding of any kind, unless such account debtor is classified as a debtor in possession, (f) except as set forth in clause
      (g) below, Receivables owing by an account debtor located outside of the United States (unless (i) payment for the goods shipped is secured by an irrevocable letter of credit or (ii) export insurance is obtained, in each case in a form and from an institution reasonably acceptable to the Collateral Agent), (g) in addition to Receivables permitted by clause (f) above, (i) Receivables in excess of an aggregate amount of $2,000,000 from account debtors located in Canada, (ii) Receivables in excess of $200,000 per account debtor or in excess of $750,000 in the aggregate from account debtors located in Puerto Rico and (iii) Receivables in excess of $100,000 per account debtor or in excess of $500,000 in the aggregate from account debtors located in Mexico, Argentina or countries in the Caribbean Basin,
      (h) Receivables which are contingent or subject to offset, deduction, counterclaim, dispute or other defense to payment, in each case to the extent of such offset, deduction, counterclaim, dispute or other defense,
      (i) Receivables for which any direct or indirect Subsidiary of the Parent or any Affiliate of the Parent is the account debtor, (j) Receivables (i) representing a sale to the government of the United States of America or any subdivision thereof, or any state, county or municipal government or
      (ii) in excess of $400,000 in the aggregate, owing from Navy/Marine and Army/Air Force Exchanges, (k) all Receivables from an account debtor who has more than 35% of its Receivables owing to the Credit Parties that are more than 90 days past due or outstanding more than 90 days after the invoice date if no due date is specified and (l) Receivables from an account debtor to the extent such

      Receivables exceed, in the aggregate, (i) if the account debtor is Wal-Mart, sixty percent (60%) of all Eligible Account Receivables as of such date, (ii) if the account debtor is Toys R Us or Target (but not both), thirty percent (30%) of all Eligible Account Receivables as of such date (it being understood that if over 20% of Eligible Accounts Receivable is owed by Toys R Us then Eligible Receivables owed by Target is subject to clause (iii) below (and vice versa)) or (iii) with respect to any account debtor other than Wal-Mart, Toys R Us or Target, twenty percent (20%) of all Eligible Account Receivable as of such date.

            "Eligible Documentary Letters of Credit" means Documentary Letters of Credit to be used for payment of inventory which has been ordered but not received.

            "Eligible Inventory" means, as of any date of determination and without duplication, the lower of the aggregate book value (based on a FIFO or a moving average cost valuation, consistently applied) or fair market value (provided that the value of any inventory sold between Credit Parties shall be calculated using the value of the inventory prior to any such sale between Credit Parties) of all raw materials and finished goods inventory owned by any Credit Party and in which the Lenders have a first priority perfected security interest less appropriate reserves determined in accordance with GAAP, but excluding in any event (a) inventory subject to any Lien other than Permitted Liens, (b) work in process other than unpackaged finished goods located in the United States (net of reserves to be established by the Administrative Agent from time to time), (c) inventory which is not in usable condition or fails to meet standards for sale or use imposed by governmental agencies, departments or divisions having regulatory authority over such goods, (d) inventory which is discontinued or not useable or saleable at prices approximating their cost in the ordinary course of the applicable Credit Party's business (including without duplication the amount of any reserves for obsolescence, unsalability or decline in value), (e) inventory located outside of the United States other than inventory owned by a Credit Party that is being shipped from an overseas manufacturing facility owned or controlled by a Credit Party to a warehouse in the United States owned or controlled by a Credit Party, if such inventory is insured for its full value against loss, damage, hazards and risks from a reputable insurance company, (f) inventory located at a location not owned or leased by the applicable Credit Party unless the Collateral Agent has received a waiver and estoppel agreement, reasonably satisfactory to the Agents, from the owner/operator of such location, and, if deemed appropriate by the Collateral Agent, a UCC financing statement has been filed with respect to such location, (g) inventory located at a location leased by the applicable Credit Party with respect to which the Collateral Agent shall not have received a landlord's waiver and estoppel agreement (where required by the terms of the applicable lease) in a form reasonably satisfactory to the Collateral Agent; provided that prior to December 31, 1997, inventory located at a leased location in Charlotte, North Carolina shall constitute Eligible Inventory without such an agreement, (h) inventory which is leased or on consignment, and (i) inventory which is subject to a Material License Agreement unless (A) such Material License Agreement is in full force and effect and (B) the Collateral Agent has received a consent, if necessary, allowing it (after an Event of Default) to sell off inventory subject to such Material License Agreement from all parties to such Material License Agreement, in a form reasonably satisfactory to the Collateral Agent; provided that with respect to inventory subject to a Material License Agreement in which Wilson Sporting Goods Co. is the licensor, the requirement in clause (B) shall not apply to such inventory, up to an maximum aggregate value of $4,000,000.

            "Environmental Claim" means any investigation, written notice, violation, written demand, written allegation, action, suit, injunction, judgment, order, consent decree, penalty, fine, lien, proceeding, or written claim whether administrative, judicial, or private in nature arising (a) pursuant to, or in connection with, an actual or alleged violation of, any Environmental Law, (b) in connection with any Hazardous Material, (c) from any assessment, abatement, removal, remedial, corrective, or other response action in connection with an Environmental Law or other order of a Governmental Authority or (d) from any actual or alleged damage, injury, threat, or harm to human health, employee safety, natural resources, or the environment.

            "Environmental Laws" means any current or future legal requirement of any Governmental Authority pertaining to (a) the protection of human health, employee safety, and the indoor or outdoor environment, (b) the conservation, management, or use of natural resources and wildlife, (c) the protection or use of surface water and groundwater or (d) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, release, threatened release, abatement, removal, remediation or handling of, or exposure to, any hazardous or toxic substance or material or (e) pollution (including any release to land surface water and groundwater) and includes, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 USC 9601 et seq., Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Waste Amendments of 1984, 42 USC 6901 et seq., Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 USC 1251 et seq., Clean Air Act of 1966, as amended, 42 USC 7401 et seq., Toxic Substances Control Act of 1976, 15 USC 2601 et seq., Hazardous Materials Transportation Act, 49 USC App. 1801 et seq., Occupational Safety and Health Act of 1970, as amended, 29 USC 651 et seq., Oil Pollution Act of 1990, 33 USC 2701 et seq., Emergency Planning and Community Right-to-Know Act of 1986, 42 USC 11001 et seq., National Environmental Policy Act of 1969, 42 USC 4321 et seq., Safe Drinking Water Act of 1974, as amended, 42 USC 300(f) et seq., any analogous implementing or successor law, and any amendment, rule, regulation, order, or directive issued thereunder.

            "Equity Issuance" means any issuance by a Credit Party to any Person of (a) shares of its capital stock or other equity interests, (b) any shares of its capital stock or other equity interests pursuant to the exercise of options or warrants or (c) any shares of its capital stock or other equity interests pursuant to the conversion of any debt securities to equity.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto, as interpreted by the rules and regulations thereunder, all as the same may be in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.

            "ERISA Affiliate" means an entity, whether or not incorporated, which is under common control with any Credit Party or any of its Subsidiaries within the meaning of Section 4001(a)(14) of ERISA, or is a member of a group which includes any Credit Party or any of its Subsidiaries and which is treated as a single employer under Sections 414(b), (c), (m), or (o) of the Code.

            "Eurodollar Loan" means a Loan bearing interest based at a rate determined by reference to the Eurodollar Rate.

            "Eurodollar Rate" means, for the Interest Period for each Eurodollar Loan comprising part of the same borrowing (including conversions, extensions and renewals), a per annum interest rate determined pursuant to the following formula:

            Eurodollar Rate =      London Interbank Offered Rate
                              ---------------------------------------
                               1 - Eurodollar Reserve Percentage

            "Eurodollar Reserve Percentage" means for any day, that percentage (expressed as a decimal) which is in effect from time to time under Regulation D of the Board of Governors of the Federal Reserve System (or any successor), as such regulation may be amended from time to time or any successor regulation, as the maximum reserve requirement (including, without limitation, any basic, supplemental, emergency, special, or marginal reserves) applicable with respect to Eurocurrency liabilities as that term is defined in Regulation D (or against any other category of liabilities that includes deposits by reference to which the interest rate of Eurodollar Loans is determined), whether or not a Lender has any Eurocurrency liabilities subject to such reserve requirement at that time. Eurodollar Loans shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credits for proration, exceptions or offsets that may be available from time to time to a Lender. The Eurodollar Rate shall be adjusted automatically on and as of the effective date of any change in the Eurodollar Reserve Percentage.

            "Event of Default" means any of the events or circumstances specified in Section 9.1.

            "Excess Cash Flow" means , with respect to the Parent and its Subsidiaries on a consolidated basis, an amount equal to (a) EBITDA minus
      (b) Capital Expenditures minus (c) cash Interest Expense minus (d) Federal, state and other income or franchise taxes actually paid minus (e) Principal Amortization Payments minus (f) voluntary prepayments made with respect to the Term Loans minus (g) cash payments by the Parent to former employees of the Parent and its Subsidiaries to repurchase stock if such payment constitutes a Permitted Investment.

            "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as amended, modified, succeeded or replaced from time to time.

            "Existing Letters of Credit" means the letters of credit described on Schedule 2.2(c).

            "Extension of Credit" means, as to any Lender, the making of a Loan by such Lender (or a participation therein by a Lender) or the issuance of, or participation in, a Letter of Credit by such Lender.

            "Federal Funds Rate" means for any day the rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day and
      (b) if no such rate is so published on such next preceding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to the Administrative Agent on such day on such transactions from three Federal Funds brokers of recognized standing selected by the Administrative Agent.

            "Fee Letter" means that certain letter agreement between Gerber Childrenswear, Inc., NMSI and the Administrative Agent dated as of September 22, 1997.

            "First Tier Foreign Subsidiary" means each Foreign Subsidiary which is owned directly by a Credit Party.

            "Fixed Charge Coverage Ratio" means the ratio of (a) EBITDAR less Capital Expenditures made in cash to (b) cash Interest Expense plus Current Maturities of Long Term Debt plus cash income taxes plus cash Rent Expense.

            "Foreign Subsidiary" means all Subsidiaries of the Parent or a Borrower that are not Domestic Subsidiaries.

            "Funded Debt" means, without duplication, the sum of (a) all Indebtedness of the Credit Parties and their Subsidiaries for borrowed money, (b) all purchase money Indebtedness of the Credit Parties and their Subsidiaries, (c) the principal portion of all obligations of the Credit Parties and their Subsidiaries under Capital Leases, (d) all obligations, contingent or otherwise, relative to the face amount of all letters of credit (other than letters of credit supporting inventory purchases in the ordinary course of business), whether or not drawn, and banker's acceptances issued for the account of a Credit Party or its Subsidiaries (it being understood that, to the extent an undrawn letter of credit supports another obligation consisting of Indebtedness, in calculating aggregated Indebtedness only such other obligation shall be included), (e) all Guaranty Obligations of the Credit Parties and their Subsidiaries with respect to Funded Debt of another Person, (f) all Funded Debt of another entity secured by a Lien on any property of the Credit Parties and their Subsidiaries whether or not such Funded Debt has been assumed by a Credit Party or any of its Subsidiaries, (g) all Funded Debt of any partnership or unincorporated joint venture to the extent a Credit Party or one of its Subsidiaries is legally obligated or has a reasonable expectation of being liable with respect thereto, net of any assets of such partnership or joint venture and (h) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP.

            "GAAP" means generally accepted accounting principles in the United States applied on a consistent basis and subject to Section 1.3.

            "Governmental Authority" means any Federal, state, local, provincial or foreign court or governmental agency, authority, instrumentality or regulatory body.

            "Guarantor" means the Parent, each of the Domestic Subsidiaries of the Parent and the Borrowers and each Additional Credit Party which has executed a Joinder Agreement, together with their successors and assigns.

            "Guaranty Obligations" means, with respect to any Person, without duplication, any obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing any Indebtedness of any other Person in any manner, whether direct or indirect, and including without limitation any obligation, whether or not contingent, (a) to purchase any such Indebtedness or other monetary obligation or any property constituting security therefor, (b) to advance or provide funds or other support for the payment or purchase of such Indebtedness or monetary obligation or to maintain working capital, solvency or other balance sheet condition of such other Person (including, without limitation, maintenance agreements, comfort letters, take or pay arrangements, put agreements or similar agreements or arrangements) for the benefit of the holder of Indebtedness of such other Person, (c) to lease or purchase property, securities or services primarily for the purpose of assuring the owner of such Indebtedness or (d) to otherwise assure or hold harmless the owner of such Indebtedness or monetary obligation against loss in respect thereof. The amount of any Guaranty Obligation hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the Indebtedness in respect of which such Guaranty Obligation is made.

            "Hazardous Materials" means any substance, material or waste defined in or regulated under any Environmental Laws as hazardous, toxic, corrosive, ignitable, reactive or radioactive or otherwise defined or regulated because of its harmful or deleterious qualities.

            "Hedging Agreements" means, collectively, interest rate protection agreements, foreign currency exchange agreements, commodity purchase or option agreements or other interest or exchange rate or commodity price hedging agreements, in each case, entered into or purchased by a Credit Party.

            "Indebtedness" of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person to the extent of the value of such property (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations, other than intercompany items, of such Person issued or assumed as the deferred purchase price of property or services purchased by such Person which would appear as liabilities on a balance sheet of such Person, (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed,
      (f) all Guaranty Obligations of such Person, (g) the principal portion of all obligations of such Person under (i) Capital Leases and (ii) any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product of such Person where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP, (h) all net obligations of such Person in respect of Hedging Agreements, (i) the maximum amount of all performance and standby letters of credit issued or bankers' acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), and (j) the aggregate amount of uncollected accounts receivable of such Person subject at such time to a sale of receivables (or similar transaction) regardless of whether such transaction is effected without recourse to such Person or in a manner that would not be reflected on the balance sheet of such Person in accordance with GAAP. The Indebtedness of any Person shall include the Indebtedness of any partnership or unincorporated joint venture in which such Person is legally obligated.

            "Intercreditor Agreement" means that certain Subordination and Intercreditor Agreement, dated as of the Closing Date, among Gerber Childrenswear, Inc., the Parent, Citicorp Mezzanine Partners, L.P. and the Administrative Agent.

            "Interest Expense" means, for any period, with respect to the Credit Parties and their Subsidiaries on a consolidated basis, all cash interest expense (paid or accrued to be paid), including the interest component under Capital Leases, as determined in accordance with GAAP.

            "Interest Payment Date" means (a) as to Base Rate Loans, the last day of each calendar quarter and the Maturity Date and (b) as to Eurodollar Loans, the last day of each applicable Interest Period and the Maturity Date and in addition where the applicable Interest Period for a Eurodollar Loan is greater than three months, then also the date three months from the beginning of the Interest Period and each three months thereafter.

            "Interest Period" means, as to Eurodollar Loans, a period of one, two, three or six months' duration, as the Borrowers may elect, commencing, in each case, on the date of the borrowing (including continuations and conversions thereof); provided, however, (a) if any Interest Period would end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day (except that where the next succeeding Business Day falls in the next succeeding calendar month, then on the next preceding Business Day), (b) no Interest Period shall extend beyond the Maturity Date, (c) with regard to Term Loans, no Interest Period shall extend beyond any Principal Amortization Payment Date unless the portion of Term Loans comprised of Base Rate Loans, together with the portion of Term Loans comprised of Eurodollar Loans with Interest Periods expiring prior to such Principal Amortization Payment Date is greater than or equal to the Principal Amortization Payment due on such Principal Amortization Payment Date and
      (d) where an Interest Period begins on a day for which there is no numerically corresponding day in the calendar month in which the Interest Period is to end, such Interest Period shall end on the last Business Day of such calendar month.

            "Investment" in any Person means (a) the acquisition (whether for cash, property, services, assumption of Indebtedness, securities or otherwise) of assets, shares of capital stock, bonds, notes, debentures, partnership, joint ventures or other ownership interests or other securities of such other Person or (b) any deposit with, or advance, loan or other extension of credit to, such Person (other than deposits made in connection with the purchase of equipment or other assets in the ordinary course of business) or (c) any other capital contribution to or investment in such Person, including, without limitation, any Guaranty Obligation (including any support for a Letter of Credit issued on behalf of such Person) incurred for the benefit of such Person.

            "Issuing Lender" means NationsBank, N.A. or any successor Administrative Agent, other than with respect to (a) those specific Existing Letters of Credit set forth on Schedule 2.2(c) in which Bank of America, FSB or its Affiliate ("BOA") is identified as the Issuing Lender or (b) those specific Existing Letters of Credit set forth on Schedule 2.2(c) in which NationsBank of Tennessee, N.A. ("NationsBank Tennessee") is identified as the Issuing Lender. As used herein, the term Issuing Lender shall mean any of NationsBank, N.A., BOA or NationsBank Tennessee until the expiry date of such specified Existing Letters of Credit after which time only NationsBank, N.A. shall be the Issuing Lender. BOA and NationsBank Tennessee shall have no obligation to issue any Letter of Credit hereunder other than the Existing Letters of Credit.

            "Issuing Lender Fees" has the meaning set forth in Section 3.4(b).

            "Joinder Agreement" means a Joinder Agreement substantially in the form of Exhibit 7.13.

            "Junior Subordinated Note" means that certain 12% Junior Subordinated Note issued by GCIH, Inc. to Gerber Products Company on January 22, 1996 in the original face amount of $12,500,000.

            "Knowledge" means, with respect to the Credit Parties, the actual knowledge of the Chief Executive Officer, Chief Financial Officer, Treasurer, Controller or any senior officer of a Credit Party with the same or substantially the same authority and responsibility as the above named officers.

            "Lender" means any of the Persons identified as a "Lender" on the signature pages hereto, and any Eligible Assignee which may become a Lender by way of assignment in accordance with the terms hereof, together with their successors and permitted assigns.

            "Letter of Credit" means a letter of credit issued for the account of a Credit Party by the Issuing Lender pursuant to Section 2.2 or any Existing Letter of Credit, as such letter of credit may be amended, modified, extended, renewed or replaced.

            "Leverage Ratio" means, as of the end of each fiscal quarter, the ratio of (a) total Funded Debt on such date to (b) EBITDA for the twelve month period ending on such date.

            "License Agreements" means those license agreements set forth on
      Schedule 1.1(b).

            "Lien" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance, lien (statutory or otherwise), preference, priority or charge of any kind, including, without limitation, any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof.

            "Loan" or "Loans" means the Revolving Loans, the Term Loans and the Swing Line Loans (or a portion of any Revolving Loan, Term Loan or Swing Line Loan), individually or collectively, as appropriate.

            "LOC Documents" means, with respect to any Letter of Credit, such Letter of Credit, any amendments thereto, any documents delivered in connection therewith, any application therefor, and any agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for
      (a) the rights and obligations of the parties concerned or at risk or (b) any collateral security for such obligations.

            "LOC Obligations" means, at any time, the sum of (a) the maximum amount which is, or at any time thereafter may become, available to be drawn under Letters of Credit (including the Existing Letters of Credit) then outstanding, assuming compliance with all requirements for drawings referred to in such Letters of Credit plus (b) the aggregate amount of all drawings under Letters of Credit honored by an Issuing Lender but not theretofore reimbursed.

            "LOC Participants" means the Lenders.

            "London Interbank Offered Rate" means, with respect to any Eurodollar Loan for the Interest Period applicable thereto, the rate of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Telerate Page 3750, the applicable rate shall be the arithmetic mean of all such rates. If, for any reason, such rate is not available, the term "London Interbank Offered Rate" shall mean, with respect to any Eurodollar Loan for the Interest Period applicable thereto, the rate of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates.

            "Mandatory Borrowing" has the meaning set forth in Section 2.2(e).

            "Material Adverse Effect" means a material adverse effect after taking into account applicable insurance and indemnities, if any (provided that (i) the provider of the insurance or indemnification is credit worthy and has affirmatively given assurances reasonably acceptable to the Lenders regarding its obligations with respect to such insurance or indemnification and (ii) if such provider does not meet its full obligations and it is finally determined that such provider will not meet its full obligations, then the amount not paid by such provider will be taken into account for purposes of this definition) and after taking into account any tax benefits resulting therefrom on (a) the operations, financial condition, business or prospects of the Credit Parties and their Subsidiaries taken as a whole, (b) the ability of the Credit Parties taken as a whole to perform their obligations under this Credit Agreement or any of the other Credit Documents, or (c) the validity or enforceability of this Credit Agreement, any of the other

      Credit Documents, or the rights and remedies of the Lenders hereunder or thereunder taken as a whole.

            "Material License Agreements" means (a) all license agreements set forth on Schedule 6.24 and (b) each other license agreement entered into by a Credit Party in which the annual revenues derived from the sale of inventory subject to such license agreement exceeds five percent (5%) of the total annual revenues of the Credit Parties and their Subsidiaries.

            "Maturity Date" means October 31, 2002.

            "Moody's" means Moody's Investors Service, Inc., or any successor or assignee of the business of such company in the business of rating securities.

            "Mortgage Documents" means the Mortgages, the Mortgage Policies and such other documents and agreements executed or delivered in connection with the Real Properties.

            "Mortgage Policies" has the meaning set forth in Section 5.1(g).

            "Mortgages" has the meaning set forth in Section 5.1(g).

            "Mortgaged Properties" has the meaning set forth in Section 5.1(g).

            "Multiemployer Plan" means a Plan covered by Title IV of ERISA which is a multiemployer plan as defined in Section 3(37) or 4001(a)(3) of ERISA.

            "Multiple Employer Plan" means a Plan covered by Title IV of ERISA, other than a Multiemployer Plan, which any Credit Party or any of its Subsidiaries or any ERISA Affiliate and at least one employer other than a Credit Party or any of its Subsidiaries or any ERISA Affiliate are contributing sponsors.

            "NationsBank" means NationsBank, N.A. or any successor thereto.

            "Net Cash Proceeds" means the aggregate cash proceeds received from an Asset Disposition, an Equity Issuance or a Debt Issuance net of (a) transaction costs related thereto (including, without limitation, legal, accounting and investment banking fees and sales commissions) and any relocation expenses incurred as a result thereof, (b) taxes paid or a good faith estimate of the taxes payable with respect to such proceeds, (c) Indebtedness (other than Indebtedness of the Lenders pursuant to the Credit Documents) which is secured (prior to the date of such event) by the assets which are the subject of such event to the extent such Indebtedness is paid with a portion of the cash proceeds therefrom; and
      (d) with respect to any Asset Disposition, any reserve required in connection with a future purchase price adjustment, as established in accordance with GAAP.

            "Net Income" means, for any period, the net income after taxes for such period of the Credit Parties and their Subsidiaries on a consolidated basis, as determined in accordance with GAAP.

            "NMSI" means NationsBanc Montgomery Securities, Inc., f/k/a NationsBanc Capital Markets, Inc.

            "Non-Excluded Taxes" has the meaning set forth in Section 3.13.

            "Note" or "Notes" means the Revolving Loan Notes, the Term Loan Notes and the Swing Line Loan Note, individually or collectively, as appropriate.

            "Notice of Borrowing" means a request by the Borrowers for a Revolving Loan, in the form of Exhibit 2.1(b).

            "Notice of Continuation/Conversion" means a request by the Borrowers to continue an existing Eurodollar Loan to a new Interest Period or to convert a Eurodollar Loan to a Base Rate Loan (other than a Swing Line
      Loan) or a Base Rate Loan (other than a Swing Line Loan) to a Eurodollar Loan, in the form of Exhibit 2.5.

            "Parent" means GCIH, Inc., a Delaware corporation.

            "Participation Interest" means the Extension of Credit by a Lender by way of a purchase of a participation in Letters of Credit or LOC Obligations as provided in Section 2.2 or in any Loans as provided in
      Section 3.8.

            "PBGC" means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA and any successor thereto.

            "Permitted Acquisitions" means an acquisition of all or substantially all of the assets or stock of another Person by a Credit Party or its Subsidiaries; provided that (a) such acquisition does not cause or would not be reasonably expected to cause a Default or Event of Default, (b) after giving effect to such acquisition, the Credit Parties would be in compliance on a pro forma basis (as such pro forma compliance is computed in accordance with Regulation S-X of the Securities Act) with all of the financial covenants set forth in Section 7.2, (c) such Person must in all material respects engage in a business similar to or a logical extension of the business of the Credit Parties and their Subsidiaries and
      (d) the aggregate amount of all such acquisitions shall not exceed $10 million during the term of this Credit Agreement.

            "Permitted Investments" means Investments which are (a) cash or Cash Equivalents, (b) accounts receivable created, acquired or made in the ordinary course of business and payable or dischargeable in accordance with customary trade terms, (c) inventory, raw materials and general intangibles acquired in the ordinary course of business, (d) Investments by a Credit Party in another Credit Party, (e) Investments by a Foreign Subsidiary in a Credit Party or another Foreign Subsidiary, (f) a one time Investment (excluding the purchase price paid by the Parent to acquire Sport Socks Co. (Ireland) Limited) by a Credit Party in Sport Socks Co. (Ireland) Limited not to exceed $3,000,000 and additional Investments by Credit Parties in Foreign Subsidiaries, not to exceed $1,000,000, in the aggregate, at any one time, (g) loans to directors, officers or employees in the ordinary course of business for reasonable business expenses, not to exceed, in the aggregate, $500,000 at any one time; (h) Investments in Capital Expenditures; (i) Investments by the Parent in capital stock of the Parent resulting from the repurchase of such stock from employees who voluntarily or involuntarily terminate their employment from the Parent and its Subsidiaries not to exceed $500,000 (net of any proceeds from the reissuance of any such shares to other employees of the Parent), in the aggregate, during the term of this Credit Agreement; (j) Investments in Permitted Acquisitions;
      (k) Investments received in connection with the reorganization or bankruptcy of a customer or supplier of a Credit Party or one of its Subsidiaries as consideration for prior Indebtedness owed by such supplier or customer; (l) Investments consisting of Guaranty Obligations otherwise permitted by Section 8.1; (m) non-cash proceeds received in connection with an Asset Disposition as long as such non-cash proceeds are pledged to the Lenders in accordance with the terms of the Collateral Documents and the value of such non-cash proceeds does not exceed, at any one time, $1,000,000; and (n) other Investments (in addition to those set forth above) not to exceed, in the aggregate, $500,000 at any one time.

            "Permitted Liens" means (a) Liens securing Credit Party Obligations,
      (b) Liens for taxes not yet due or Liens for taxes being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the property subject to any such Lien is not yet subject to foreclosure, sale, collection, levy or loss on account thereof), (c) Liens in respect of property imposed by law arising in the ordinary course of business such as materialmen's, mechanics', warehousemen's, carrier's, landlords' and other nonconsensual statutory Liens which are not yet due and payable or which are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the property subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof), (d) pledges or deposits made in the ordinary course of business to secure payment of worker's compensation insurance, unemployment insurance, pensions or social security programs, (e) Liens arising from good faith deposits in connection with or to secure performance of tenders, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business (other than obligations in respect of the payment of borrowed money), (f) Liens arising from good faith deposits in connection with or to secure performance of statutory obligations and surety and appeal bonds, (g) easements, rights-of-way, restrictions (including zoning restrictions), matters of plat, minor defects or irregularities in title and other similar charges or encumbrances not, in any material respect, impairing the use of the encumbered property for its intended purposes, (h) judgment Liens that would not constitute an Event of Default, (i) Liens in connection with Indebtedness permitted by Sections 8.1(e), 8.1(f) and 8.1(k), (j) Liens arising by virtue of any statutory or common law provision relating to banker's liens, rights of setoff or similar rights as to deposit accounts or other funds maintained with a creditor depository institution, (k) Liens existing on the date hereof and identified on Schedule 8.2; provided that no such Lien shall extend to any property other than the property subject thereto on the Closing Date, (l) Permitted Encumbrances (as defined in any Mortgage Document), (m) Liens with respect to existing IRB financings set forth on Schedule 6.10 and (n) Liens on leasehold improvements with respect to a leased facility to be established in Evergreen, Alabama.

            "Person" means any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise (whether or not incorporated), or any Governmental Authority.

            "Plan" means any employee benefit plan (as defined in Section 3(3) of ERISA) which is covered by ERISA and with respect to which any Credit Party or any of its Subsidiaries or any ERISA Affiliate is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer" within the meaning of Section 3(5) of ERISA.

            "Pledge Agreements" means any Pledge Agreement executed and delivered by a Credit Party in favor of the Collateral Agent, for the benefit of the Lenders, to secure its obligations under the Credit Documents, as amended, modified, extended, renewed or replaced from time to time.

            "Preferred Stock" means 116,452 shares of Series A Preferred Stock, par value $.01 per share, of the Parent currently issued and outstanding and up to 950.7 additional shares of such stock which are held in treasury as of the Closing Date.

            "Prime Rate" means the per annum rate of interest established from time to time by the Administrative Agent at its principal office in Charlotte, North Carolina (or such other principal office of the Administrative Agent as communicated in writing to the Borrowers and the Lenders) as its Prime Rate. Any change in the interest rate resulting from a change in the Prime Rate shall become effective as of 12:01 a.m. of the Business Day on which each change in the Prime Rate is announced by the Administrative Agent. The Prime Rate is a reference rate used by the Administrative Agent in determining interest rates on certain loans and is not intended to be the lowest rate of interest charged on any extension of credit to any debtor.

            "Principal Amortization Payment" means a principal payment on the Term Loans as set forth in Section 2.4(c).

            "Principal Amortization Payment Date" means the date a Principal Amortization payment is due.

            "Purchase Agreements" has the meaning set forth in Section 8.1(i).

            "Real Properties" means the Mortgaged Properties and such other real properties as the Credit Parties may lease (as lessee or sublessee) from third parties from time to time.

            "Regulation D, G, U, or X" means Regulation D, G, U or X, respectively, of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

            "Rent Expense" means, for any period, with respect to the Credit Parties and their Subsidiaries on a consolidated basis, all rent payable under an operating lease (whether a lease of real property, personal property or mixed), as determined in accordance with GAAP.

            "Reportable Event" means a "reportable event" as defined in Section 4043 of ERISA with respect to which the notice requirements to the PBGC have not been waived.

            "Required Lenders" means Lenders whose aggregate Credit Exposure (as hereinafter defined) constitutes at least 51% of the Credit Exposure of all Lenders at such time; provided, however, that if any Lender shall be a Defaulting Lender at such time then there shall be excluded from the determination of Required Lenders the aggregate principal amount of Credit Exposure of such Lender at such time. For purposes of the preceding sentence, the term "Credit Exposure" as applied to each Lender shall mean (a) at any time prior to the termination of the Commitments, the sum of the Revolving Loan Commitment Percentage of such Lender multiplied by the Revolving Committed Amount plus the sum of the Term Loan Commitment Percentage multiplied by the Term Loan Committed Amount and (b) at any time after the termination of the Commitments, the sum of (i) the principal balance of the outstanding Loans of such Lender plus (ii) such Lender's Participation Interests in the face amount of the outstanding Letters of Credit and Swing Line Loans.

            "Requirement of Law" means, as to any Person, the articles or certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or final, non-appealable determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or to which any of its material property is subject.

            "Revolving Loan Commitment Percentage" means, for each Lender, the percentage identified as its Revolving Loan Commitment Percentage on
      Schedule 1.1(a), as such percentage may be modified in connection with any assignment made in accordance with the provisions of Section 11.3.

            "Revolving Committed Amount" means SIXTY MILLION DOLLARS ($60,000,000) or such lesser amount as the Revolving Committed Amount may be reduced pursuant to Section 2.1(d) or 3.3(c).

            "Revolving Loans" means the Revolving Loans made to the Borrowers pursuant to Section 2.1.

            "Revolving Note" or "Revolving Notes" means the promissory notes of the Borrowers in favor of each of the Lenders evidencing the Revolving Loans provided pursuant to Section 2.1, individually or collectively, as appropriate, as such promissory notes may be amended, modified, supplemented, extended, renewed or replaced from time to time and as evidenced in the form of Exhibit 2.7(a)

            "S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. or any successor or assignee of the business of such division in the business of rating securities.

            "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

            "Security Agreements" means any security agreement executed and delivered by a Credit Party in favor of the Collateral Agent for the benefit of the Lenders to secure its obligations under the Credit Documents, as such may be amended, modified, extended, renewed, restated or replaced from time to time.

            "Senior Subordinated Credit Agreement" means that certain Amended and Restated Senior Subordinated Credit Agreement, dated as of the Closing Date, among the Borrowers as borrowers, GCIH, Inc. and the Domestic Subsidiaries, as guarantors and Citicorp Mezzanine Partners, L.P. as lender.

            "Single Employer Plan" means any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

            "Solvent" means, with respect to any Person as of a particular date, that on such date (a) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature in their ordinary course, (c) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person's assets would constitute insufficient capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage, (d) the fair value of the assets of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person and
      (e) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

            "Standby Letter of Credit" has the meaning set forth in Section 2.2(a).

            "Subordinated Debt" means, collectively, the Indebtedness incurred pursuant to (a) the Senior Subordinated Credit Agreement and (b) the Junior Subordinated Note.

            "Subsidiary" means, as to any Person, (a) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time, any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries, and (b) any partnership, association, joint venture or other entity in which such person directly or indirectly through Subsidiaries has more than a 50% equity interest at any time.

            "Swing Line Loans" means the loans made by NationsBank pursuant to
      Section 2.3.

            "Swing Line Committed Amount" means FIVE MILLION DOLLARS
      ($5,000,000).


            "Swing Line Loan Request" means a request by the Borrowers for a Swing Line Loan in substantially the form of Exhibit 2.3(b).

            "Swing Line Note" means the promissory note of the Borrowers in favor of NationsBank evidencing the Swing Line Loans provided pursuant to
      Section 2.3, as such promissory note may be amended, modified, supplemented, extended, renewed or replaced from time to time in and as evidenced by the form of Exhibit 2.7(c).

            "Tangible Net Worth" means, as of any date, shareholders' equity (including Preferred Stock and accrued but unpaid dividends thereon) or net worth of the Credit Parties and their Subsidiaries on a consolidated basis, as determined in accordance with GAAP less the GAAP amount of all organizational expenses, patents, copyrights, trademarks, licenses, goodwill, covenants not to compete, research and development costs, training costs and all unamortized debt discount plus, without duplication, non-cash dividends accrued on Preferred Stock.

            "Term Loans" means the Term Loans made to the Borrowers pursuant to
      Section 2.4.

            "Term Loan Commitment Percentage" means, for each Lender, the percentage identified as its Term Loan Commitment Percentage on Schedule 1.1(a), as such percentage may be modified in connection with any assignment made in accordance with the provisions of Section 11.3(b).

            "Term Loan Committed Amount" means FORTY MILLION DOLLARS ($40,000,000).

            "Term Note" or "Term Notes" means the promissory notes of the Borrowers in favor of each of the Lenders evidencing the Term Loans provided pursuant to Section 2.4, individually or collectively, as appropriate, as such promissory notes may be amended, modified, supplemented, extended, renewed or replaced from time to time as evidenced in the form of Exhibit 2.7(b).

            "Termination Event" means (a) with respect to any Single Employer Plan, the occurrence of a Reportable Event or the substantial cessation of operations (within the meaning of Section 4062(e) of ERISA); (b) the withdrawal of any Credit Party or any of its Subsidiaries or any ERISA Affiliate from a Multiple Employer Plan during a plan year in which it was a substantial employer (as such term is defined in Section 4001(a)(2) of ERISA), or the termination of a Multiple Employer Plan; (c) the distribution of a notice of intent to terminate or the actual termination of a Plan pursuant to Section 4041(a)(2) or 4041A of ERISA; (d) the institution of proceedings to terminate or the actual termination of a Plan by the PBGC under Section 4042 of ERISA; (e) any event or condition which might reasonably constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; or (f) the complete or partial withdrawal of any Credit Party or any of its Subsidiaries or any ERISA Affiliate from a Multiemployer Plan.

            "Title Insurance Company" means Chicago Title Company.

            "Total Assets" means all items which in accordance with GAAP would be classified as assets of the Parent and its Subsidiaries on a consolidated basis.

            "Total Capitalization" means the sum of (a) all stockholder's equity (including Preferred Stock and accrued but unpaid dividends thereon) of the Parent and its Subsidiaries on a consolidated basis, as determined in accordance with GAAP, plus (b) all Funded Debt of the Parent and its Subsidiaries on a consolidated basis.

            "Unused Commitment" means, for any period, the amount by which (a) the then applicable aggregate Revolving Committed Amount exceeds (b) the daily average sum for such period of the outstanding aggregate principal amount of all Revolving Loans plus the aggregate amount of LOC Obligations outstanding with respect to Standby Letters of Credit.

            "Voting Stock" of a corporation means all classes of the capital stock of such corporation then outstanding and normally entitled to vote in the election of directors.

      1.2 Computation of Time Periods and Other Definitional Provisions.

      For purposes of computation of periods of time hereunder, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding." References in this Agreement to "Articles", "Sections", "Schedules" or "Exhibits" shall be to Articles, Sections, Schedules or Exhibits of or to this Agreement unless otherwise specifically provided.

      1.3 Accounting Terms.

      Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Lenders hereunder shall be prepared, in accordance with GAAP. All calculations made for the purposes of determining compliance with this Credit Agreement shall (except as otherwise expressly provided herein) (a) be made by application of GAAP as of the Closing Date, (b) eliminate all transaction costs, not to exceed $1,500,000, in the aggregate, incurred by the Credit Parties and their Subsidiaries in (i) acquiring all of the shares of Auburn Hosiery Mills, Inc. and Sport Socks Co. (Ireland) Limited, (ii) entering into the Credit Documents and (iii) repaying the Indebtedness owing under the Existing Credit Agreement and (c) be made net of the effect of any purchase price accounting adjustment as set forth in Accounting Principles Board Opinion Nos. 16 and 17.

                                    SECTION 2

CREDIT FACILITIES

      2.1 Revolving Loans.

            (a) Revolving Loan Commitment. Subject to the terms and conditions set forth herein, each Lender severally agrees to make revolving loans (each a "Revolving Loan" and collectively the "Revolving Loans") to the Borrowers, in Dollars, at any time and from time to time, during the period from and including the Effective Date to but not including the Maturity Date (or such earlier date if the Revolving Committed Amount has been terminated as provided herein); provided, however, that (i) the sum of the aggregate amount of Revolving Loans outstanding plus the aggregate amount of LOC Obligations outstanding plus the aggregate amount of Swing Line Loans outstanding shall not exceed the lesser of (A) the Revolving Committed Amount and (B) the Borrowing Base Assets and (ii) with respect to each individual Lender, the Lender's pro rata share of outstanding Revolving Loans plus such Lender's pro rata share of outstanding LOC Obligations plus such Lender's (other than NationsBank) pro rata share of outstanding Swing Line Loans shall not exceed such Lender's Revolving Loan Commitment Percentage of the Revolving

      Committed Amount. Subject to the terms of this Credit Agreement (including
      Section 3.3), the Borrowers may borrow, repay and reborrow Revolving
      Loans.

            (b) Method of Borrowing for Revolving Loans. By no later than 12:00 noon (i) on the date of the requested borrowing of Revolving Loans that will be Base Rate Loans or (ii) three Business Days prior to the date of the requested borrowing of Revolving Loans that will be Eurodollar Loans, the Borrowers shall submit a written Notice of Borrowing in the form of
      Exhibit 2.1(b) to the Administrative Agent setting forth (A) the amount requested, (B) whether such Revolving Loans shall accrue interest at the Adjusted Base Rate or the Adjusted Eurodollar Rate, (C) with respect to Revolving Loans that will be Eurodollar Loans, the Interest Period applicable thereto and (D) certification that the Borrowers have complied in all respects with Section 5.2. All Revolving Loans made on the Effective Date shall be Base Rate Loans. Thereafter, all or any portion of such Revolving Loans may be converted into Eurodollar Loans in accordance with the terms of Section 2.5.

            (c) Funding of Revolving Loans. Upon receipt of a Notice of Borrowing, the Administrative Agent shall promptly inform the Lenders as to the terms thereof. Each Lender shall make its Revolving Loan Commitment Percentage of the requested Revolving Loans available to the Administrative Agent by 2:00 p.m. on the date specified in the Notice of Borrowing by deposit, in Dollars, of immediately available funds at the offices of the Administrative Agent at its principal office in Charlotte, North Carolina or at such other address as the Administrative Agent may designate in writing. The amount of the requested Revolving Loans will then be made available to the Borrowers by the Administrative Agent by crediting the account of the Borrowers on the books of such office of the Administrative Agent, to the extent the amount of such Revolving Loans are made available to the Administrative Agent.

            No Lender shall be responsible for the failure or delay by any other Lender in its obligation to make Revolving Loans hereunder; provided, however, that the failure of any Lender to fulfill its obligations hereunder shall not relieve any other Lender of its obligations hereunder. Unless the Administrative Agent shall have been notified by any Lender prior to the date of any such Revolving Loan that such Lender does not intend to make available to the Administrative Agent its portion of the Revolving Loans to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on the date of such Revolving Loans, and the Administrative Agent in reliance upon such assumption, may (in its sole discretion but without any obligation to do so) make available to the Borrowers a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent, the Administrative Agent shall be able to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent's demand therefor, the Administrative Agent will promptly notify the Borrowers, and the Borrowers shall immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent shall also be entitled to recover from the Lender or the Borrowers, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrowers to the date such corresponding amount is recovered by the Administrative Agent at a per annum rate equal to (i) from the Borrowers at the applicable rate for such Revolving Loan pursuant to the Notice of Borrowing and (ii) from a Lender at the Federal Funds Rate.

            (d) Reductions of Revolving Committed Amount. Upon at least three Business Days' notice, the Borrowers shall have the right to permanently reduce, without premium or penalty, all or part of the aggregate unused amount of the Revolving Committed Amount at any time or from time to time; provided that (i) each partial reduction shall be in an aggregate amount at least equal to $5,000,000 and in integral multiples of $1,000,000 above such amount and (ii) no reduction shall be made which would reduce the Revolving Committed Amount to an amount less than the aggregate amount of outstanding Revolving Loans plus the aggregate amount of outstanding LOC Obligations plus the aggregate amount of Swing Line Loans outstanding. Any reduction in (or termination of) the Revolving Committed Amount shall be permanent and may not be reinstated. The Administrative Agent shall immediately notify the Lenders of any reduction in the Revolving Committed Amount.

      2.2 Letter of Credit Subfacility.

            (a) Issuance. Subject to the terms and conditions hereof and of the LOC Documents, if any, and any other terms and conditions which the Issuing Lender may reasonably require (so long as such terms and conditions do not impose any financial obligation on or require any Lien (not otherwise contemplated by this Agreement) to be given by any Credit Party or conflict with any obligation of, or detract from any action which may be taken by, any Credit Party or their Subsidiaries under this Agreement), the Issuing Lender shall from time to time upon request issue (from the Effective Date to the Maturity Date and in a form reasonably acceptable to the Issuing Lender), in Dollars, and the LOC Participants shall participate in, Letters of Credit for the account of the Borrowers; provided, however, that (i) the aggregate amount of LOC Obligations shall not at any time exceed TWENTY MILLION DOLLARS ($20,000,000), (ii) the sum of the aggregate amount of LOC Obligations outstanding plus Revolving Loans outstanding plus Swing Line Loans outstanding shall not exceed the Revolving Committed Amount and (iii) with respect to each individual LOC Participant, the LOC Participant's pro rata share of outstanding Revolving Loans plus its pro rata share of outstanding LOC Obligations plus (other than NationsBank) its pro rata share of Swing Line Loans outstanding shall not exceed such LOC Participant's Revolving Loan Commitment Percentage of the Revolving Committed Amount. The Issuing Lender may require the issuance and expiry date of each Letter of Credit to be a Business Day. Each Letter of Credit shall be either (A) a standby letter of credit issued to support the obligations (including pension or insurance obligations), contingent or otherwise, of a Credit Party or any of its Subsidiaries (a "Standby Letter of Credit"), or (B) a commercial letter of credit in respect of the purchase of goods or services by a Credit Party or any of its Subsidiaries in the ordinary course of business (a "Documentary Letter of Credit". Except as otherwise expressly agreed upon by all the LOC Participants, (x) no Standby Letter of Credit shall have an original expiry date more than one year from the date of issuance; provided that the Borrowers may request up to $500,000 of Standby Letters of Credit with an expiry date of two years, (y) no Documentary Letter of Credit shall have an original expiry date more than 270 days from the date of issuance and (z) no Letter of Credit shall have an expiry date beyond the Maturity Date. Each Letter of Credit shall comply with the related LOC Documents.

            (b) Notice and Reports. The request for the issuance of a Letter of Credit shall be submitted to the Issuing Lender at least three Business Days prior to the requested date of issuance; provided that the Issuing Lender agrees to issue up to $10 million of Letters of Credit, in the aggregate at any one time, on the same Business Day as requested. The Issuing Lender will, at least quarterly and more frequently upon request, provide to the Administrative Agent for dissemination to the Lenders a detailed report specifying the Letters of Credit which are then issued and outstanding and any activity with respect thereto which may have occurred since the date of the prior report, and including therein, among other things, the account party, the beneficiary, the face amount, and the expiry date as well as any payments or expirations which may have occurred. The Issuing Lender will further provide to the Administrative Agent, promptly upon request, copies of the Letters of Credit and the other LOC Documents.

            (c) Participations.

                  (i) Each LOC Participant acknowledges and confirms that it has a Participation Interest in the liability of the Issuing Lender under each Existing Letter of Credit in an amount equal to its Revolving Loan Commitment Percentage of such Existing Letter of Credit. The Borrowers' reimbursement obligations in respect of each Existing Letter of Credit, and each LOC Participant's obligations in connection therewith, shall be governed by the terms of this Credit Agreement.

                  (ii) Each LOC Participant, upon issuance of a Letter of
            Credit, shall be deemed to have purchased without recourse a risk participation from the Issuing Lender in such Letter of Credit and each LOC Document related thereto and the rights and obligations arising thereunder and any collateral relating thereto, in each case in an amount equal to its Revolving Loan Commitment Percentage of the obligations under such Letter of Credit, and shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and be obligated to pay to the Issuing Lender therefor and discharge when due, its Revolving Loan Commitment Percentage of the obligations arising under such Letter of Credit. Without limiting the scope and nature of each LOC Participant's participation in any Letter of Credit, to the extent that the Issuing Lender has not been reimbursed as required hereunder or under any such Letter of Credit, each such LOC Participant shall pay to the Issuing Lender its Revolving Loan Commitment Percentage of such unreimbursed drawing in same day funds on the day of notification by the Issuing Lender of an unreimbursed drawing pursuant to the provisions of subsection (d) or (e) hereof. The obligation of each LOC Participant to so reimburse the Issuing Lender shall be absolute and unconditional and shall not be affected by the occurrence of a Default, an Event of Default or any other occurrence or event. Any such reimbursement shall not relieve or otherwise impair the obligation of the Borrowers or any other Credit Party to reimburse the Issuing Lender under any Letter of Credit, together with interest as hereinafter provided.

                  (d) Reimbursement. In the event of any drawing under any
            Letter of Credit, the Issuing Lender will promptly notify the Borrowers. Unless the Borrowers shall immediately notify the Issuing Lender of its intent to otherwise reimburse the Issuing Lender, the Borrowers shall be deemed to have requested a Swing Line Loan to the extent a Swing Line Loan in such amount is available (including the ability of the Borrowers to meet the conditions of Section 5.2) or if a Swing Line Loan is not available then a Revolving Loan, in each case at the Adjusted Base Rate in the amount of the drawing, in either case, the proceeds of which will be used to satisfy the reimbursement obligations. The Borrowers shall reimburse the Issuing Lender on the day of drawing under any Letter of Credit either with the proceeds of such Swing Line Loan or Revolving Loan obtained hereunder or otherwise in same day funds as provided herein or in the LOC Documents. If the Borrowers shall fail to reimburse the Issuing Lender as provided hereinabove, the unreimbursed amount of such drawing shall bear interest at a per annum rate equal to the Base Rate plus the Applicable Percentage for the Base Rate Loans that are Revolving Loans plus two percent (2%). The Borrowers' reimbursement obligations hereunder shall be absolute and unconditional under all circumstances irrespective of (but without waiver of) any rights of set-off, counterclaim or defense to payment the applicable account party or the Borrowers may claim or have against an Issuing Lender, an Agent, the Lenders, the beneficiary of the Letter of Credit drawn upon or any other Person, including without limitation, any defense based on any failure of the applicable account party, the Borrowers or any other Credit Party to receive consideration or the legality, validity, regularity or unenforceability of the Letter of Credit. The Issuing Lender will promptly notify the LOC Participants of the amount of any unreimbursed drawing and each LOC Participant shall promptly pay to the Issuing Lender, in Dollars and in immediately available funds, the amount of such LOC Participant's Revolving Loan Commitment Percentage of such unreimbursed drawing. Such payment shall be made on the day such notice is received by such Lender from the Issuing Lender if such notice is received at or before 12:00 Noon, otherwise such payment shall be made at or before 12:00 Noon on the Business Day next succeeding the day such notice is received. If such LOC Participant does not pay such amount to the Issuing Lender in full upon such request, such LOC Participant shall, on demand, pay to the Issuing Lender interest on the unpaid amount during the period from the date the LOC Participant received the notice regarding the unreimbursed drawing until such LOC Participant pays such amount to the Issuing Lender in full at a rate per annum equal to, if paid within two Business Days of the date of drawing, the Federal Funds Rate and thereafter at a rate equal to the Base Rate. Each LOC Participant's obligation to make such payment to the Issuing Lender, and the right of the Issuing Lender to receive the same, shall be absolute and unconditional, shall not be affected by any circumstance whatsoever and without regard to the termination of this Credit Agreement or the Commitments hereunder, the existence of a Default or Event of Default or the acceleration of the obligations hereunder and shall be made without any offset, abatement, withholding or reduction whatsoever. Simultaneously with the making of each such payment by a LOC Participant to the Issuing Lender, such LOC Participant shall, automatically and without any further action on the part of the Issuing Lender or such LOC Participant, acquire a participation in an amount equal to such payment (excluding the portion of such payment constituting interest owing to the Issuing Lender) in the related unreimbursed drawing portion of the LOC Obligation and in the interest thereon and in the related LOC Documents, and shall have a claim against the Borrowers and the other Credit Parties with respect thereto.

                  (e) Repayment with Revolving Loans. On any day on which the
            Borrowers shall have requested, or been deemed to have requested, a Revolving Loan borrowing to reimburse a drawing under a Letter of Credit (as set forth in clause (d) above), the Administrative Agent shall give notice to the applicable Lenders that a Revolving Loan has been requested or deemed requested in connection with a drawing under a Letter of Credit, in which case a Revolving Loan borrowing comprised solely of Base Rate Loans (each such borrowing, a "Mandatory Borrowing") shall be immediately made from all applicable Lenders (without giving effect to any termination of the Commitments pursuant to Section 9.2) pro rata based on each Lender's respective Revolving Loan Commitment Percentage and the proceeds thereof shall be paid directly to the Issuing Lender for application to the respective LOC Obligations. Each such Lender hereby irrevocably agrees to make such Revolving Loans immediately upon any such request or deemed request on account of each such Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the same such date notwithstanding (i) the amount of Mandatory Borrowing may not comply with the minimum amount for borrowings of Revolving Loans otherwise required hereunder, (ii) whether any conditions specified in Section 5.2 are then satisfied,
            (iii) whether a Default or Event of Default then exists, (iv) failure of any such request or deemed request for Revolving Loans to be made by the time otherwise required hereunder, (v) the date of such Mandatory Borrowing, or (vi) any reduction in the Revolving Committed Amount or any termination of the Commitments. In the event that any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code with respect to the Borrowers or any other Credit Party), then each such Lender hereby agrees that it shall forthwith fund (as of the date the Mandatory Borrowing would otherwise have occurred, but adjusted for any payments received from the Borrowers on or after such date and prior to such purchase) its Participation Interest in the outstanding LOC Obligations; provided, further, that in the event any Lender shall fail to fund its Participation Interest on the day the Mandatory Borrowing would otherwise have occurred, then the amount of such Lender's unfunded Participation Interest therein shall bear interest payable to the Issuing Lender upon demand, at the rate equal to, if paid within two Business Days of such date, the Federal Funds Rate, and thereafter at a rate equal to the Base Rate.

                  (f) Modification and Extension. The issuance of any
            supplement, modification, amendment, renewal, or extensions to any Letter of Credit shall, for purposes hereof, be treated in all respects the same as the issuance of a new Letter of Credit hereunder.

                  (g) Uniform Customs and Practices. The Issuing Lender may have the Letters of Credit be subject to The Uniform Customs and Practice for Documentary Credits, as published as of the date of issue by the International Chamber of Commerce (Publication No. 500 or the most recent publication, the "UCP"), in which case the UCP may be incorporated therein and deemed in all respects to be a part thereof.

                  (h) Responsibility of Issuing Lender. It is expressly
            understood and agreed as between the Lenders that the obligations of the Issuing Lender hereunder to the LOC Participants are only those expressly set forth in this Credit Agreement and that the Issuing Lender shall be entitled to assume that the conditions precedent set forth in Section 5.2 have been satisfied unless it shall have acquired actual knowledge that any such condition precedent has not been satisfied; provided, however, that nothing set forth in this
            Section 2.2 shall be deemed to prejudice the right of any LOC Participant to recover from the Issuing Lender any amounts made available by such LOC Participant to the Issuing Lender pursuant to this Section 2.2 in the event that it is determined by a court of competent jurisdiction that the payment with respect to a Letter of Credit constituted gross negligence or willful misconduct on the part of the Issuing Lender.

                  (i) Conflict with LOC Documents. In the event of any conflict between this Credit Agreement and any LOC Document, this Credit Agreement shall govern.

                  (j) Indemnification of Issuing Lender.

                        (i) In addition to its other obligations under this
                  Credit Agreement, the Borrowers hereby agree to protect, indemnify, pay and save the Issuing Lender harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys' fees) that the Issuing Lender may incur or be subject to as a consequence, direct or indirect, of (A) the issuance of any Letter of Credit or (B) the failure of the Issuing Lender to honor a drawing under a Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Governmental Authority (all such acts or omissions, herein called "Government Acts").

                        (ii) As between the Borrowers and the Issuing Lender,
                  the Borrowers shall assume all risks of the acts, omissions or misuse of any Letter of Credit by the beneficiary thereof. The Issuing Lender shall not be responsible for (except in the case of (A), (B) and (C) below if the Issuing Lender has actual knowledge to the contrary): (A) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (B) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason; (C) failure of the beneficiary of a Letter of Credit to comply fully with conditions required in order to draw upon a Letter of Credit; (D) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (E) errors in interpretation of technical terms; (F) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under a Letter of Credit or of the proceeds thereof; and (G) any consequences arising from causes beyond the control of the Issuing Lender, including, without limitation, any Government Acts. None of the above shall affect, impair, or prevent the vesting of the Issuing Lender's rights or powers hereunder.

                        (iii) In furtherance and extension and not in limitation
                  of the specific provisions hereinabove set forth, any action taken or omitted by the Issuing Lender, under or in connection with any Letter of Credit or the related certificates, if taken or omitted in good faith, shall not put the Issuing Lender under any resulting liability to the Borrowers or any other Credit Party. It is the intention of the parties that this Credit Agreement shall be construed and applied to protect and indemnify the Issuing Lender against any and all risks involved in the issuance of the Letters of Credit, all of which risks are hereby assumed by the Borrowers, including, without limitation, any and all risks of the acts or omissions, whether rightful or wrongful, of any present or future Government Acts. The Issuing Lender shall not, in any way, be liable for any failure by the Issuing Lender or anyone else to pay any drawing under any Letter of Credit as a result of any Government Acts or any other cause beyond the control of the Issuing Lender.

                        (iv) Nothing in this subsection (j) is intended to limit
                  the reimbursement obligation of the Borrowers contained in this Section 2.2. The obligations of the Borrowers under this subsection (j) shall survive the termination of this Credit Agreement. No act or omission of any current or prior beneficiary of a Letter of Credit shall in any way affect or impair the rights of the Issuing Lender to enforce any right, power or benefit under this Credit Agreement.

                        (v) Notwithstanding anything to the contrary contained
                  in this subsection (j), the Borrowers shall have no obligation to indemnify the Issuing Lender in respect of any liability incurred by the Issuing Lender arising solely out of the gross negligence or willful misconduct of the Issuing Lender. Nothing in this Agreement shall relieve the Issuing Lender of any liability to the Borrowers in respect of any action taken by the Issuing Lender which action constitutes gross negligence or willful misconduct of the Issuing Lender or a violation of the UCP or Uniform Commercial Code (as applicable).

      2.3 Swing Line Loans Subfacility.

            (a) Swing Line Loans. NationsBank hereby agrees, on the terms and subject to the conditions set forth herein and in the other Credit Documents, to make loans to the Borrowers, in Dollars, at any time and from time to time during the period from and including the Effective Date to but not including the Maturity Date (each such loan, a "Swing Line Loan" and collectively, the "Swing Line Loans"); provided that (i) the aggregate principal amount of the Swing Line Loans outstanding at any one time shall not exceed the Swing Line Committed Amount and (ii) the aggregate amount of Swing Line Loans outstanding plus the aggregate amount of Revolving Loans outstanding plus the aggregate amount of LOC Obligations outstanding shall not exceed the Revolving Committed Amount. Prior to the Maturity Date, Swing Line Loans may be repaid and reborrowed by the Borrowers in accordance with the provisions hereof.

            (b) Method of Borrowing and Funding Swing Line Loans. By no later than 1:00 p.m., on the date of the requested borrowing of Swing Line Loans, the Borrowers shall provide telephonic notice to NationsBank, followed promptly by a written Swing Line Loan Request in the form of
      Exhibit 2.3(b) (which may be submitted via telecopy), each of such telephonic notice and such written Swing Line Loan Request setting forth
      (i) the amount of the requested Swing Line Loan and (ii) the date of the requested Swing Line Loan and complying in all respects with Section 5.2. NationsBank shall initiate the transfer of funds representing the Swing Line Loan advance to the Borrowers by 3:00 p.m. on the Business Day of the requested borrowing.

            (c) Repayment and Participations of Swing Line Loans. The Borrowers agree to repay all Swing Line Loans within one Business Day of demand therefor by NationsBank. Each repayment of a Swing Line Loan may be accomplished by requesting Revolving Loans which request is not subject to the conditions set forth in Section 5.2. In the event that the Borrowers shall fail to timely repay any Swing Line Loan, and in any event upon (i) a request by NationsBank, (ii) the occurrence of an Event of Default described in Section 9.1(f) or (iii) the acceleration of any Loan or termination of any Commitment pursuant to Section 9.2, each other Lender shall irrevocably and unconditionally purchase from NationsBank, without recourse or warranty, an undivided interest and participation in such Swing Line Loan in an amount equal to such other Lender's Revolving Loan Commitment Percentage thereof, by directly purchasing a participation in such Swing Line Loan in such amount (regardless of whether the conditions precedent thereto set forth in Section 5.2 hereof are then satisfied, whether or not the Borrowers have submitted a Notice of Borrowing and whether or not the Commitments are then in effect, any Event of Default exists or all the Loans have been accelerated) and paying the proceeds thereof to NationsBank at the address provided on Schedule 11.1, or at such other address as NationsBank may designate, in Dollars and in immediately available funds. If such amount is not in fact made available to NationsBank by any Lender, NationsBank shall be entitled to recover such amount on demand from such Lender, together with accrued interest thereon for each day from the date of demand thereof, at the Federal Funds Rate. If such Lender does not pay such amount forthwith upon NationsBank's demand therefor, and until such time as such Lender makes the required payment, NationsBank shall be deemed to continue to have outstanding Swing Line Loans in the amount of such unpaid participation obligation for all purposes of the Credit Documents other than those provisions requiring the other Lenders to purchase a participation therein. Further, such Lender shall be deemed to have assigned any and all payments made of principal and interest on its Loans, and any other amounts due to it hereunder to NationsBank to fund Swing Line Loans in the amount of the participation in Swing Line Loans that such Lender failed to purchase pursuant to this Section 2.3(c) until such amount has been purchased (as a result of such assignment or otherwise).

      2.4 Term Loans.

            (a) Term Loan. Subject to the terms and conditions set forth herein, each Lender severally agrees, on the Effective Date, to make a term loan (collectively, the "Term Loans") to the Borrowers, in Dollars, in an amount equal to such Lender's Term Loan Commitment Percentage of the Term Loan Committed Amount; provided that the aggregate amount of such Term Loans made on the Effective Date shall not exceed the Term Loan Committed Amount. Once repaid, Term Loans cannot be reborrowed.

            (b) Funding of Term Loans. On the Effective Date, each applicable Lender will make its Term Loan Commitment Percentage of the Term Loan Committed Amount available to the Administrative Agent by deposit, in Dollars and in immediately available funds, at the offices of the Administrative Agent at its principal office in Charlotte, North Carolina or at such other address as the Administrative Agent may designate in writing. The amount of the Term Loans will then be made available to the Borrowers by the Administrative Agent by crediting the account of the Borrowers on the books of such office of the Administrative Agent, to the extent the amount of such Term Loans are made available to the Administrative Agent. All Term Loans on the Effective Date shall be Base Rate Loans. Thereafter, all or any portion of the Term Loans may be converted into Eurodollar Loans in accordance with the terms of Section 2.5.

            No Lender shall be responsible for the failure or delay by any other Lender in its obligation to make a Term Loan hereunder; provided, however, that the failure of any Lender to fulfill its obligations hereunder shall not relieve any other Lender of its obligations hereunder. If the Administrative Agent shall have received an executed signature page to this Credit Agreement (whether an original or via telecopy) from a Lender, the Administrative Agent may assume that such Lender has or will make the amount of its Term Loans available to the Administrative Agent on the Effective Date, and the Administrative Agent in reliance upon such assumption, may (in its sole discretion but without any obligation to do so) make available to the Borrowers a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent, the Administrative Agent shall be able to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent's demand therefor, the Administrative Agent will promptly notify the Borrowers, and the Borrowers shall immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent shall also be entitled to recover from the Lender or the Borrowers, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrowers to the date such corresponding amount is recovered by the Administrative Agent at a per annum rate equal to (i) from the Borrowers at the applicable rate for such Term Loan and (ii) from a Lender at the Federal Funds Rate.

            (c) Amortization. The principal amount of the Term Loans shall be repaid in quarterly payments on the dates set forth below:

             Principal Amortization                     Term Loan Principal
                 Payment Dates                          Amortization Payment
             ----------------------                     --------------------

             December 31, 1997                               $1,500,000
             March 31, 1998                                  $1,500,000
             June 30, 1998                                   $1,500,000
             September 30, 1998                              $1,500,000
             December 31, 1998                               $2,000,000
             March 31, 1999                                  $2,000,000
             June 30, 1999                                   $2,000,000
             September 30, 1999                              $2,000,000
             December 31, 1999                               $2,125,000
             March 31, 2000                                  $2,125,000
             June 30, 2000                                   $2,125,000
             September 30, 2000                              $2,125,000
             December 31, 2000                               $2,125,000
             March 31, 2001                                  $2,125,000
             June 30, 2001                                   $2,125,000
             September 30, 2001                              $2,125,000
             December 31,2001                                $2,250,000
             March 31, 2002                                  $2,250,000
             June 30, 2002                                   $2,250,000
             September 30, 2002                              $2,250,000

             Total                                          $40,000,000

      2.5 Continuations and Conversions.

      The Borrowers shall have the option, on any Business Day, to continue existing Eurodollar Loans for a subsequent Interest Period, to convert Base Rate Loans (other than Swing Line Loans) into Eurodollar Loans or to convert Eurodollar Loans into Base Rate Loans (other than Swing Line Loans); provided, however, that (i) each such continuation or conversion must be requested by the Borrowers pursuant to a written Notice of Continuation/Conversion, in the form of Exhibit 2.5, in compliance with the terms set forth below, (ii) except as provided in Section 3.11, Eurodollar Loans may only be continued or converted into Base Rate Loans on the last day of the Interest Period applicable thereto,
(iii) Eurodollar Loans may not be continued nor may Base Rate Loans be converted into Eurodollar Loans during the existence and continuation of a Default or an Event of Default and (iv) any request to continue a Eurodollar Loan that fails to comply with the terms hereof or any failure to request a continuation of a Eurodollar Loan at the end of an Interest Period shall constitute a conversion to a Base Rate Loan on the last day of the applicable Interest Period. Each continuation or conversion must be requested by the Borrowers no later than 11:00 a.m. (A) on the date for a requested conversion of a Eurodollar Loan to a Base Rate Loan or (B) three Business Days prior to the date for a requested continuation of a Eurodollar Loan or conversion of a Base Rate Loan to a Eurodollar Loan, in each case pursuant to a written Notice of Continuation/Conversion submitted to the Administrative Agent which shall set forth (x) whether the Borrowers wish to continue or convert such Loans and (y) if the request is to continue a Eurodollar Loan or convert a Base Rate Loan to a Eurodollar Loan, the Interest Period applicable thereto.

      2.6 Minimum Amounts.

      Each request for a borrowing, conversion or continuation shall be subject to the requirements that (a) each Eurodollar Loan for an Interest Period of one month shall be in a minimum amount of $3,750,000 and in integral multiples of $500,000 in excess thereof, (b) each

Eurodollar Loan for an Interest Period of two, three or six months shall be in a minimum amount of $3,000,000 and in integral multiples of $500,000 in excess thereof, (c) each Base Rate Loan shall be in a minimum amount of the lesser of $1,000,000 (and integral multiples of $100,000 in excess thereof) or the remaining amount available under the Revolving Committed Amount, (d) each Swing Line Loan shall be in a minimum amount of $100,000 and in integral multiples of $50,000 in excess thereof or the remaining amount of the Swing Line Committed Amount (provided that this limitation in clause (d) shall not apply for amounts requested to repay a drawn Letter of Credit pursuant to Section 2.2(d)) and (e) no more than eight Eurodollar Loans shall be outstanding hereunder at any one time. For the purposes of this Section, all Eurodollar Loans with the same Interest Periods that begin and end on the same date shall be considered as one Eurodollar Loan, but Eurodollar Loans with different Interest Periods, even if they begin on the same date, shall be considered as separate Eurodollar Loans.

      2.7 Notes.

            (a) Revolving Notes. The Revolving Loans made by each Lender shall be evidenced by a duly executed promissory note of the Borrowers to each applicable Lender in the face amount of its Revolving Loan Commitment Percentage of the Revolving Committed Amount and in substantially the form of Exhibit 2.7(a).

            (b) Term Notes. The Term Loans made by each Lender shall be evidenced by a duly executed promissory note of the Borrowers to each applicable Lender in the face amount of its Term Loan Commitment Percentage of the Term Loan Committed Amount and in substantially the form of Exhibit 2.7(b).

            (c) Swing Line Note. The Swing Line Loans made by NationsBank shall be evidenced by a duly executed promissory note of the Borrowers to NationsBank in the face amount of the Swing Line Committed Amount and in substantially the form of Exhibit 2.7(c).

      2.8 Joint and Several Liability of the Borrowers.

            (a) Each of the Borrowers is accepting joint and several liability hereunder in consideration of the financial accommodation to be provided by the Lenders under this Credit Agreement, for the mutual benefit, directly and indirectly, of each of the Borrowers and in consideration of the undertakings of each of the Borrowers to accept joint and several liability for the obligations of each of them.

            (b) Each of the Borrowers jointly and severally hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrower with respect to the payment and performance of all of the Credit Party Obligations arising under this Credit Agreement and the other Credit Documents, it being the intention of the parties hereto that all the Credit Party Obligations shall be the joint and several obligations of each of the Borrowers without preferences or distinction among them.

            (c) If and to the extent that either of the Borrowers shall fail to make any payment with respect to any of the obligations hereunder as and when due or to perform any of such obligations in accordance with the terms thereof, then in each such event, the other Borrower will make such payment with respect to, or perform, such obligation.

            (d) The obligations of each Borrower under the provisions of this
      Section 2.8 constitute full recourse obligations of such Borrower, enforceable against it to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Credit Agreement or any other circumstances whatsoever. The joint and several liability of the Borrowers hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, membership, constitution or place of formation of either Borrower or any of the Lenders.

            (e) The provisions of this Section 2.8 are made for the benefit of the Lenders and their successors and assigns, and may be enforced by them from time to time against either of the Borrowers as often as occasion therefor may arise and without requirement on the part of the Lenders first to marshall any of its claims or to exercise any of its rights against the other Borrower or to exhaust any remedies available to it against the other Borrower or to resort to any other source or means of obtaining payment of any of the Credit Party Obligations hereunder or to elect any other remedy. The provisions of this Section 2.8 shall remain in effect until all the Credit Party Obligations hereunder shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Credit Party Obligations, is rescinded or must otherwise be restored or returned by the Lenders upon the insolvency, bankruptcy or reorganization of either of the Borrowers, or otherwise, the provisions of this Section 2.8 will forthwith be reinstated and in effect as though such payment had not been made.

            (f) Notwithstanding any provision to the contrary contained herein or in any of the other Credit Documents, to the extent the obligations of any Borrower shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers) then the obligations of such Borrower hereunder shall be limited to the maximum amount that is permissible under applicable law (whether federal or state and including, without limitation, the Bankruptcy Code).

                                    SECTION 3

GENERAL PROVISIONS APPLICABLE TO LOANS AND LETTERS OF CREDIT

      3.1 Interest.

            (a) Interest Rate. All Base Rate Loans (including Swing Line Loans) shall accrue interest at the Adjusted Base Rate and all Eurodollar Loans shall accrue interest at the Adjusted Eurodollar Rate.

            (b) Default Rate of Interest. Upon the occurrence, and during the continuance, of an Event of Default, the principal of and, to the extent permitted by law, interest on the Loans and any other amounts owing hereunder or under the other Credit Documents (including without limitation fees and expenses) shall bear interest, payable on demand, at a per annum rate equal to 2% plus the rate which would otherwise be applicable (or if no rate is applicable, then the rate for Revolving Loans that are Base Rate Loans plus two percent (2%) per annum).

            (c) Interest Payments. Interest on Loans shall be due and payable in arrears on each Interest Payment Date. If an Interest Payment Date falls on a date which is not a Business Day, such Interest Payment Date shall be deemed to be the next succeeding Business Day, except that in the case of Eurodollar Loans where the next succeeding Business Day falls in the next succeeding calendar month, then on the next preceding day.

      3.2 Place and Manner of Payments.

      All payments of principal, interest, fees, expenses and other amounts to be made by a Credit Party under this Agreement shall be received not later than 2:00 p.m. on the date when due, in Dollars and in immediately available funds, by the Administrative Agent at its offices in Charlotte, North Carolina. Payments received after such time shall be deemed to have been received on the next Business Day. A Borrower shall, at the time it makes any payment under this Agreement, specify to the Administrative Agent, the Loans, Letters of Credit, fees or other amounts payable by the Borrowers hereunder to which such payment is to be applied (and in the event that it fails to specify, or if such application would be inconsistent with the terms hereof, the Administrative Agent shall, subject to Section 3.7, distribute such payment to the Lenders in such manner as the Administrative Agent may deem appropriate). The Administrative Agent will distribute such payments to the applicable Lenders on the same Business Day if any such payment is received prior to 2:00 p.m.; otherwise the Administrative Agent will distribute such payment to the applicable Lenders on the next succeeding Business Day. Whenever any payment hereunder shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day (subject to accrual of interest and fees for the period of such extension), except that in the case of Eurodollar Loans, if the extension would cause the payment to be made in the next following calendar month, then such payment shall instead be made on the next preceding Business Day.

      3.3 Prepayments.

            (a) Voluntary Prepayments. The Borrowers shall have the right to prepay Loans in whole or in part from time to time without premium or penalty; provided, however, that (i) Eurodollar Loans may only be prepaid on three Business Days' prior written notice to the Administrative Agent and any prepayment of Eurodollar Loans will be subject to Section 3.14,
      (ii) each such partial prepayment of Loans shall be in the minimum principal amount of (A) $1,000,000 and integral multiples of $100,000 in excess thereof for Revolving Loans and Term Loans and (B) $100,000 and integral multiples of $50,000 for Swing Line Loans and (iii) voluntary prepayments with respect to the Term Loans shall be applied first to the next four scheduled Principal Amortization Payments and then pro rata among the remaining Principal Amortization Payments.

            (b) Mandatory Prepayments.

                  (i) Revolving Committed Amount. If at any time the sum of the aggregate amount of Revolving Loans outstanding plus LOC Obligations outstanding plus Swing Line Loans outstanding exceeds the lesser of
            (A) the Revolving Committed Amount and (B) the Borrowing Base Assets, the Borrowers shall immediately make a principal payment to the Administrative Agent in the manner and in an amount such that the sum of the aggregate amount of Revolving Loans outstanding plus LOC Obligations outstanding plus Swing Line Loans outstanding is less than or equal to (x) the Revolving Committed Amount and (y) the Borrowing Base Assets.

                  (ii) Excess Cash Flow. Within 10 days after the date the
            audited financial statements are required to be delivered pursuant to Section 7.1(a) for each fiscal year, commencing with the fiscal year ending December 31, 1998, the Borrowers shall, if there is any principal amount outstanding with respect to the Term Loans, make a prepayment of the Loans in an amount equal to 33% of the Excess Cash Flow earned during the preceding fiscal year (to be applied as set forth in Section 3.3(c) below).

                  (iii) Asset Sales. Immediately upon receipt by a Credit Party or any of its Subsidiaries of proceeds from any Asset Disposition, the Borrowers shall forward an amount equal to 100% of the Net Cash Proceeds of such Asset Disposition to the Lenders as a prepayment of the Loans (to be applied as set forth in Section 3.3(c) below).

                  (iv) Issuances of Equity. Immediately upon receipt by a Credit
            Party or any of its Subsidiaries of proceeds from any Equity Issuance (other than (A) an Equity Issuance consisting of the issuance of shares of the Parent to employees of the Credit Parties substantially contemporaneous with the repurchase of shares of the Parent from other employees of the Parent and (B) Equity Issuances consisting of the issuance of shares of the Parent to management of the Credit Parties not to exceed a value of $25,000, in the aggregate, during any calendar year), the Borrowers shall forward 100% of the Net Cash Proceeds of such Equity Issuance to the Lenders as a prepayment of the Loans (to be applied as set forth in Section 3.3(c) below); provided that if the Net Cash Proceeds from an Equity Issuance is at least $50 million, then the Borrowers may first use such Net Cash Proceeds to prepay existing Preferred Stock plus accrued dividends thereon, with any remaining Net Cash Proceeds to be forwarded to the Lenders as a prepayment of the Loans.

                  (v) Issuance of Debt. Immediately upon receipt by a Credit
            Party or any of its Subsidiaries of proceeds from any Debt Issuance, the Borrowers shall forward 100% of the Net Cash Proceeds of such Debt Issuance to the Lenders as a prepayment of the Loans (to be applied as set forth in Section 3.3(c) below).

            (c) Application of Prepayments. All amounts required to be paid pursuant to Section 3.3(b)(i) shall be applied first to Revolving Loans, second to Swing Line Loans and third to a cash collateral account in respect of LOC Obligations. All amounts required to be paid pursuant to
      Section 3.3(b)(ii) above shall be applied to the outstanding Term Loans (pro rata among the remaining Principal Amortization Payments) until the Term Loans have been paid in full and once the Terms Loans are paid in full any additional amounts returned to the Borrowers. All amounts required to be paid pursuant to Section 3.3(b), (iii), (iv) and (v) above shall be applied first to the outstanding Term Loans (pro rata among the remaining Principal Amortization Payments) until the Term Loans have been paid in full, second, to the Revolving Loans (with a corresponding reduction in the Revolving Committed Amount), third to Swing Line Loans and fourth, to a cash collateral account in respect of LOC Obligations. Within the parameters of the applications set forth above, prepayments shall be applied first to Base Rate Loans and then to Eurodollar Loans in direct order of Interest Period maturities. All prepayments hereunder shall be subject to Section 3.14.

            (d) Escrow Account.

                  (i) If the Borrowers are required to make a mandatory
            prepayment under Section 3.3(b) that would result in a payment by the Borrowers under Section 3.14(c), the Borrowers may, at their option, elect to place such mandatory prepayment in an escrow account with the Administrative Agent, in the name of the Administrative Agent (the "Escrow Account"). Either (A) at the request of the Borrowers, (B) on the last day of an Interest Period,
            (C) during the existence and continuation of an Event of Default or
            (D) on the Maturity Date, the Administrative Agent shall apply all amounts in the Escrow Account (including any income or gains earned on amounts in the Escrow Account) to the Credit Party Obligations in accordance with the terms of Section 3.3(c). The Borrowers may not receive any amounts from the Escrow Account, but may only apply such amounts to the Credit Party Obligations.

                  (ii) The Borrowers shall direct the investment of the amounts in the Escrow Account; provided that the amounts in the Escrow Account shall be invested only in cash and Cash Equivalents with a remaining maturity that does not extend beyond the next Interest Payment Date. All income and gains from such investments shall be retained in the Escrow Account and the Borrowers shall treat all income, gains and losses from investment of amounts in the Escrow Account as their income or loss for federal income tax purposes.

      3.4 Fees.

            (a) Commitment Fees. In consideration of the Revolving Committed Amount being made available by the Lenders hereunder, the Borrowers agree to pay to the Administrative Agent, for the pro rata benefit of each applicable Lender (based on each

      Lender's Revolving Loan Commitment Percentage of the Revolving Committed Amount), a per annum fee equal to the Applicable Percentage for Commitment Fees multiplied by the Unused Commitment (the "Commitment Fees"). The Commitment Fees shall commence to accrue on the Effective Date and shall be due and payable in arrears on the last day of each fiscal quarter of the Parent (as well as on the Maturity Date and on any date that the Revolving Committed Amount is reduced) for the immediately preceding fiscal quarter (or portion thereof), beginning with the first of such dates to occur after the Closing Date.

            (b) Letter of Credit Fees.

                  (i) Standby Letter of Credit Fees. In consideration of the issuance of Standby Letters of Credit hereunder, the Borrowers agree to pay to the Issuing Lender for the pro rata benefit of the applicable Lenders (based on each Lender's Revolving Loan Commitment Percentage of the Revolving Committed Amount), a per annum fee (the "Standby Letter of Credit Fees") equal to the Applicable Percentage for the Standby Letter of Credit Fees on the average daily maximum amount available to be drawn under each such Letter of Credit from the date of issuance to the date of expiration. The Standby Letter of Credit Fees will be payable in arrears on the last day of each fiscal quarter of the Parent (as well as on the Maturity Date) for the immediately preceding fiscal quarter (or portion thereof), beginning with the first of such dates to occur after the Closing Date.

                  (ii) Issuing Lender Fees. In addition to the Standby Letter of
            Credit Fees payable pursuant to subsection (i) above, the Borrowers shall pay to the Issuing Lender for its own account, without sharing by the other Lenders, the customary charges from time to time to the Issuing Lender for its services in connection with the issuance, amendment, payment, transfer, administration, cancellation and conversion of, and drawings under, Letters of Credit, including but not limited to, the Issuing Lender's standard rates for operating, amending, renewing and transferring any Documentary Letters of Credit (collectively, the "Issuing Lender Fees").

            (c) Administrative Fees. The Borrowers agree to pay to the Administrative Agent, for its own account, an annual fee in accordance with the terms of the Fee Letter.

      3.5 Payment in full at Maturity.

      On the Maturity Date, the entire outstanding principal balance of all Loans and all LOC Obligations, together with accrued but unpaid interest and all other sums owing with respect thereto, shall be due and payable in full, unless accelerated sooner pursuant to Section 9.

      3.6 Computations of Interest and Fees.

            (a) Except for Base Rate Loans, in which case interest shall be computed on the basis of a 365 or 366 day year as the case may be, all computations of interest and fees hereunder shall be made on the basis of the actual number of days elapsed over a year of 360 days. Interest shall accrue from and include the date of borrowing (or continuation or conversion) but exclude the date of payment.

            (b) It is the intent of the Lenders and the Credit Parties to conform to and contract in strict compliance with applicable usury law from time to time in effect. All agreements between the Lenders and the Borrowers are hereby limited by the provisions of this paragraph which shall override and control all such agreements, whether now existing or hereafter arising and whether written or oral. In no way, nor in any event or contingency (including but not limited to prepayment or acceleration of the maturity of any obligation), shall the interest taken, reserved, contracted for, charged, or received under this Credit Agreement, under the Notes or otherwise, exceed the maximum nonusurious amount permissible under applicable law. If, from any possible construction of any of the Credit Documents or any other document, interest would otherwise be payable in excess of the maximum nonusurious amount, any such construction shall be subject to the provisions of this paragraph and such documents shall be automatically reduced to the maximum nonusurious amount permitted under applicable law, without the necessity of execution of any amendment or new document. If any Lender shall ever receive anything of value which is characterized as interest on the Loans under applicable law and which would, apart from this provision, be in excess of the maximum lawful amount, an amount equal to the amount which would have been excessive interest shall, without penalty, be applied to the reduction of the principal amount owing on the Loans and not to the payment of interest, or refunded to the Borrowers or the other payor thereof if and to the extent such amount which would have been excessive exceeds such unpaid principal amount of the Loans. The right to demand payment of the Loans or any other indebtedness evidenced by any of the Credit Documents does not include the right to accelerate the payment of any interest which has not otherwise accrued on the date of such demand, and the Lenders do not intend to charge or receive any unearned interest in the event of such demand. All interest paid or agreed to be paid to the Lenders with respect to the Loans shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term (including any renewal or extension) of the Loans so that the amount of interest on account of such indebtedness does not exceed the maximum nonusurious amount permitted by applicable law.

      3.7 Pro Rata Treatment.

      Except to the extent otherwise provided herein:

            (a) Loans. Each Revolving Loan borrowing (including, without limitation, each Mandatory Borrowing), each payment or prepayment of principal of any Loan, each payment of fees (other than the Issuing Lender Fees retained by the Issuing Lender for its own account and the Administrative Fees retained by the Administrative Agent for its own account), each reduction of the Revolving Committed Amount, and each conversion or continuation of any Loan, shall (except as otherwise provided in Section 3.11) be allocated pro rata among the relevant Lenders in accordance with the respective Revolving Loan Commitment Percentages or Term Loan Commitment Percentages of such Lenders (or, if the Commitments of such Lenders have expired or been terminated, in accordance with the respective principal amounts of the outstanding Loans and

      Participation Interests of such Lenders); provided that, if any Lender shall have failed to pay its applicable pro rata share of any Revolving Loan, then any amount to which such Lender would otherwise be entitled pursuant to this subsection (a) shall instead be payable to the Administrative Agent until the share of such Loan not funded by such Lender has been repaid; provided further, that in the event any amount paid to any Lender pursuant to this subsection (a) is rescinded or must otherwise be returned by the Administrative Agent, each Lender shall, upon the request of the Administrative Agent, repay to the Administrative Agent the amount so paid to such Lender, with interest for the period commencing on the date such payment is returned by the Administrative Agent until the date the Administrative Agent receives such repayment at a rate per annum equal to, during the period to but excluding the date two Business Days after such request, the Federal Funds Rate, and thereafter, the Base Rate plus two percent (2%) per annum; and

            (b) Letters of Credit. Each payment of unreimbursed drawings in respect of LOC Obligations shall be allocated to each LOC Participant pro rata in accordance with its Revolving Loan Commitment Percentage; provided that, if any LOC Participant shall have failed to pay its applicable pro rata share of any drawing under any Letter of Credit, then any amount to which such LOC Participant would otherwise be entitled pursuant to this subsection (b) shall instead be payable to the Issuing Lender until the share of such unreimbursed drawing not funded by such Lender has been repaid; provided further, that in the event any amount paid to any LOC Participant pursuant to this subsection (b) is rescinded or must otherwise be returned by the Issuing Lender, each LOC Participant shall, upon the request of the Issuing Lender, repay to the Administrative Agent for the account of the Issuing Lender the amount so paid to such LOC Participant, with interest for the period commencing on the date such payment is returned by the Issuing Lender until the date the Issuing Lender receives such repayment at a rate per annum equal to, during the period to but excluding the date two Business Days after such request, the Federal Funds Rate, and thereafter, the Base Rate plus two percent (2%) per annum.

      3.8 Sharing of Payments.

      The Lenders agree among themselves that, except to the extent otherwise provided herein, in the event that any Lender shall obtain payment in respect of any Loan, unreimbursed drawing with respect to any LOC Obligations or any other obligation owing to such Lender under this Credit Agreement through the exercise of a right of setoff, banker's lien or counterclaim, or pursuant to a secured claim under Section 506 of the Bankruptcy Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, in excess of its pro rata share of such payment as provided for in this Credit Agreement, such Lender shall promptly pay in cash or purchase from the other Lenders a participation in such Loans, LOC Obligations, and other obligations in such amounts, and make such other adjustments from time to time, as shall be equitable to the end that all Lenders share such payment in accordance with their respective ratable shares as provided for in this Credit Agreement. The Lenders further agree among themselves that if payment to a Lender obtained by such Lender through the exercise of a right of setoff, banker's lien, counterclaim or other event as aforesaid shall be rescinded or must otherwise be restored, each Lender which shall have shared the benefit of such payment shall, by payment in cash or a repurchase of a participation theretofore sold, return its share of that benefit (together with its share of any accrued interest payable with respect thereto) to each Lender whose payment shall have been rescinded or otherwise restored. The Borrowers agree that any Lender so purchasing such a participation may, to the fullest extent permitted by law, exercise all rights of payment, including setoff, banker's lien or counterclaim, with respect to such participation as fully as if such Lender were a holder of such Loan, LOC Obligation or other obligation in the amount of such participation. Except as otherwise expressly provided in this Credit Agreement, if any Lender or an Agent shall fail to remit to an Agent or any other Lender an amount payable by such Lender or such Agent to such Agent or such other Lender pursuant to this Credit Agreement on the date when such amount is due, such payments shall be made together with interest thereon for each date from the date such amount is due until the date such amount is paid to such Agent or such other Lender at a rate per annum equal to the Federal Funds Rate. If under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section 3.8 applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders under this Section 3.8 to share in the benefits of any recovery on such secured claim.

      3.9 Capital Adequacy.

      If, after the date hereof, any Lender has determined that the adoption or the becoming effective of, or any change in, or any change by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof in the interpretation or administration of, any applicable law, rule or regulation regarding capital adequacy, or compliance by such Lender, or its parent corporation, with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender's (or parent corporation's) capital or assets as a consequence of its commitments or obligations hereunder to a level below that which such Lender, or its parent corporation, could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Lender's (or parent corporation's) policies with respect to capital adequacy), then, upon notice from such Lender to the Borrowers, the Borrowers shall (only to the extent that the amount of such reduction in the rate of return is not reflected in the Base Rate) be obligated to pay to such Lender such additional amount or amounts as will compensate such Lender on an after-tax basis (after taking into account applicable deductions and credits in respect of the amount indemnified) for such reduction. Each reasonable determination by any such Lender of amounts owing under this Section shall, absent manifest error, be conclusive and binding on the parties hereto; provided, however, that each Lender agrees to allocate such cost increases among its customers in good faith and on an equitable basis. This covenant shall survive the termination of this Credit Agreement and the payment of the Loans and all other amounts payable hereunder.

      3.10 Inability To Determine Interest Rate.

      If prior to the first day of any Interest Period, the Administrative Agent shall have determined in good faith (which determination shall be conclusive and binding upon the Borrowers) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, the

Administrative Agent shall give telecopy or telephonic notice thereof to the Borrowers and the Lenders as soon as practicable thereafter, and will also give prompt written notice to the Borrowers when such conditions no longer exist. If such notice is given (a) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as Base Rate Loans, (b) any Loans that were to have been converted on the first day of such Interest Period to or continued as Eurodollar Loans shall be converted to or continued as Base Rate Loans and (c) any outstanding Eurodollar Loans shall be converted, on the first day of such Interest Period, to Base Rate Loans. Until the Administrative Agent (after good faith efforts) is able to ascertain the Eurodollar Rate, no further Eurodollar Loans shall be made or continued as such, nor shall the Borrowers have the right to convert Base Rate Loans to Eurodollar Loans.

      3.11 Illegality.

      Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof occurring after the Closing Date shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Credit Agreement, (a) such Lender shall promptly give written notice of such circumstances to the Borrowers and the Administrative Agent (which notice shall be withdrawn whenever such circumstances no longer exist), (b) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert a Base Rate Loan to Eurodollar Loans shall forthwith be canceled and, until such time as it shall no longer be unlawful for such Lender to make or maintain Eurodollar Loans, such Lender shall then have a commitment only to make a Base Rate Loan when a Eurodollar Loan is requested and (c) such Lender's Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to Base Rate Loans on the respective last days or the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrowers shall pay to such Lender such amounts, if any, as may be required pursuant to Section 3.14.

      3.12 Requirements of Law.

      If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof applicable to any Lender, or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority, in each case made subsequent to the Closing Date (or, if later, the date on which such Lender becomes a Lender):

            (a) shall subject such Lender to any tax of any kind whatsoever with respect to any Letter of Credit, any Eurodollar Loans made by it or its obligation to make Eurodollar Loans, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by Section 3.13 (including Non-Excluded Taxes imposed solely by reason of any failure of such Lender to comply with its obligations under
      Section 3.13(b)) and changes in taxes measured by or imposed upon the overall net income, or franchise tax (imposed in lieu of such net income tax), of such Lender or its applicable lending office, branch, or any affiliate thereof);

            (b) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of the Eurodollar Rate hereunder; or

            (c) shall impose on such Lender any other condition (excluding any tax of any kind whatsoever);

and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or issuing or participating in Letters of Credit or to reduce any amount receivable hereunder in respect thereof, then, in any such case, upon notice to the Borrowers from such Lender, through the Administrative Agent, in accordance herewith, the Borrowers shall be obligated to promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender on an after-tax basis (after taking into account applicable deductions and credits in respect of the amount indemnified) for such increased cost or reduced amount receivable, provided that, in any such case, the Borrowers may elect to convert the Eurodollar Loans made by such Lender hereunder to Base Rate Loans by giving the Administrative Agent at least one Business Day's notice of such election, in which case the Borrowers shall promptly pay to such Lender, upon demand, without duplication, such amounts, if any, as may be required pursuant to Section 3.14. If any Lender becomes entitled to claim any additional amounts pursuant to this Section 3.12, it shall provide prompt notice thereof to the Borrowers, through the Administrative Agent, certifying (x) that one of the events described in this Section 3.12 has occurred and describing in reasonable detail the nature of such event, (y) as to the increased cost or reduced amount resulting from such event and (z) as to the additional amount demanded by such Lender and a reasonably detailed explanation of the calculation thereof. Such a certificate as to any additional amounts payable pursuant to this Section 3.12 submitted by such Lender, through the Administrative Agent, to the Borrowers shall be conclusive and binding on the parties hereto in the absence of manifest error. This covenant shall survive the termination of this Credit Agreement and the payment of the Loans and all other amounts payable hereunder. Notwithstanding the foregoing, if a Lender can reasonably avoid such increased cost by changing its lending office or taking such other action and such change or other action does not cause a material risk or cost to such Lender, it shall use best efforts to do so.

      3.13 Taxes.

            (a) Except as provided below in this Section 3.13, all payments made by the Borrowers under this Credit Agreement and any Notes shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any court, or governmental body, agency or other official, excluding taxes measured by or imposed upon the net income of any Lender or its applicable lending office, or any branch or affiliate thereof, and all franchise taxes, branch taxes, taxes on doing business or taxes on the capital or net worth of any Lender or its applicable lending office, or any branch or affiliate thereof, in each case imposed in lieu of net income taxes: (i) by the jurisdiction under the laws of which such Lender, applicable lending office, branch or affiliate is organized or is located, or in which its principal executive office is located, or any nation within which such jurisdiction is located or any political subdivision thereof; or (ii) by reason of any connection between the jurisdiction imposing such tax and such Lender, applicable lending office, branch or affiliate other than a connection arising solely from such Lender having executed, delivered or performed its obligations, or received payment under or enforced, this Credit Agreement or any Notes. If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings ("Non-Excluded Taxes") are required to be withheld from any amounts payable to an Agent or any Lender hereunder or under any Notes, (A) the amounts so payable to an Agent or such Lender shall be increased to the extent necessary to yield to an Agent or such Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Credit Agreement and any Notes, provided, however, that the Borrowers shall be entitled to deduct and withhold any Non-Excluded Taxes and shall not be required to increase any such amounts payable to any Lender that is not organized under the laws of the United States of America or a state thereof if such Lender fails to comply with the requirements of paragraph (b) of this Section 3.13 whenever any Non-Excluded Taxes are payable by the Borrowers, and (B) as promptly as possible after requested the Borrowers shall send to such Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt received by the Borrowers showing payment thereof. If the Borrowers fail to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrowers shall indemnify the Agents and any Lender for any incremental Non-Excluded Taxes, interest or penalties that may become payable by an Agent or any Lender as a result of any such failure. The Agent or any Lender (as the case may be) claiming any additional amounts payable pursuant to this Section 3.13 shall use its best efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its lending office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts which may thereafter accrue and would not, in the reasonable judgment of the Agent, or such Lender (as the case may be), be otherwise disadvantageous to the Agent, or such Lender (as the case may be). The agreements in this subsection shall survive the termination of this Credit Agreement and the payment of the Loans and all other amounts payable hereunder.

            (b) Each Lender that is not incorporated under the laws of the United States of America or a state thereof shall:

                   (i) (A) on or before the date of any payment by the
            Borrowers under this Credit Agreement or Notes to such Lender, deliver to the Borrowers and the Administrative Agent (x) two duly completed copies of United States Internal Revenue Service Form 1001 or 4224, or successor applicable form, as the case may be, certifying that it is entitled to receive payments under this Credit Agreement and any Notes without deduction or withholding of any United States federal income taxes and (y) an Internal Revenue Service Form W-8 or W-9, or successor applicable form, as the case may be, certifying that it is entitled to an exemption from United States backup withholding tax;

                        (B) deliver to the Borrowers and the Administrative
            Agent two further copies of any such form or certification on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrowers; and

                        (C) obtain such extensions of time for filing and
            complete such forms or certifications as may reasonably be requested by the Borrowers or the Administrative Agent; or

                  (ii) in the case of any such Lender that is not a "bank"
            within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (A) represent to the Borrowers (for the benefit of the Borrowers and the Agents) that it is not a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (B) agree to furnish to the Borrowers, on or before the date of any payment by the Borrowers, with a copy to the Administrative Agent, two accurate and complete original signed copies of Internal Revenue Service Form W-8, or successor applicable form certifying to such Lender's legal entitlement at the date of such certificate to an exemption from U.S. withholding tax under the provisions of Section 881(c) of the Internal Revenue Code with respect to payments to be made under this Credit Agreement and any Notes (and to deliver to the Borrowers and the Administrative Agent two further copies of such form on or before the date it expires or becomes obsolete and after the occurrence of any event requiring a change in the most recently provided form and, if necessary, obtain any extensions of time reasonably requested by the Borrowers or the Administrative Agent for filing and completing such forms), and (C) agree, to the extent legally entitled to do so, upon reasonable request by the Borrowers, to provide to the Borrowers (for the benefit of the Borrowers and the Agents) such other forms as may be reasonably required in order to establish the legal entitlement of such Lender to an exemption from withholding with respect to payments under this Credit Agreement and any Notes.

      Notwithstanding the above, if any change in treaty, law or regulation has occurred after the date such Person becomes a Lender hereunder which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender so advises the Borrowers and the Administrative Agent, then such Lender shall be exempt from such requirements. Each Person that shall become a Lender or a participant of a Lender pursuant to Section 11.3 shall, upon the effectiveness of the related transfer, be required to provide all of the forms, certifications and statements required pursuant to this subsection (b); provided that in the case of a participant of a Lender, the obligations of such participant of a Lender pursuant to this subsection (b) shall be determined as if the participant of a Lender were a Lender except that such participant of a Lender shall furnish all such required forms, certifications and statements to the Lender from which the related participation shall have been purchased.

      3.14 Compensation.

      The Borrowers promise to indemnify each Lender and to hold each Lender harmless from any loss or expense which such Lender may sustain or incur as a consequence of (a) default by the Borrowers in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrowers have given a notice requesting the same in accordance with the provisions of this Credit Agreement,
(b) default by the Borrowers in making any prepayment of a Eurodollar Loan after the Borrowers have given a notice thereof in accordance with the provisions of this Credit Agreement and (c) the making of a prepayment of Eurodollar Loans on a day which is not the last day of an Interest Period with respect thereto (as long as such action does not result from the gross negligence or willful misconduct of the Administrative Agent or a Lender). Such indemnification may include an amount equal to (i) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of the applicable Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Eurodollar Loans provided for herein (excluding, however, the Applicable Percentage included therein, if any) minus (ii) the amount of interest (as reasonably determined by such Lender) which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank Eurodollar market. The agreements in this Section shall survive the termination of this Credit Agreement and the payment of the Loans and all other amounts payable hereunder.

      3.15 Substitution of Lender.

      If (a) the obligation of any Lender to make Eurodollar Loans has been suspended pursuant to Section 3.11 or (b) any Lender has demanded compensation under Section 3.9, 3.11, 3.12, 3.13 or 3.14, the Borrowers shall have the right, with the assistance of the Administrative Agent, to seek a mutually satisfactory substitute lender or lenders. Any substitution under this Section 3.15 may be accomplished, at the Borrowers' option, either (i) by the replaced Lender assigning its rights and obligations hereunder to a replacement lender or lenders pursuant to Section 11.3(b) at a mutually agreeable price or (ii) by the Borrowers prepaying all outstanding Loans and LOC Obligations from the replaced Lender and terminating such Lender's Commitment on a date specified in a notice delivered to the Administrative Agent and the replaced Lender at least three Business Days before the date so specified (and compensating such Lender for any resulting funding losses as provided in Section 3.14 but otherwise without premium or penalty) and concurrently a replacement Lender or Lenders assuming a Commitment in an amount equal to the Commitment being terminated and making Loans in the same aggregate amount and having the same maturity date or dates, respectively, as the Loans being prepaid, all pursuant to documents reasonably satisfactory to the Administrative Agent (and in the case of any document to be signed by the replaced Lender, reasonably satisfactory to such Lender). No such substitution shall relieve the Borrowers of their obligations to compensate and/or indemnify the replaced Lender as required by Section 3.9, 3.11, 3.12,
3.13 or 3.14 with respect to the period before it is replaced and to pay all accrued interest, accrued fees and other amounts owing to the replaced Lender hereunder.

                                    SECTION 4

GUARANTY

      4.1 Guaranty of Payment.

      Subject to Section 4.7 below, each of the Guarantors hereby, jointly and severally, unconditionally guarantees to each Lender, each Affiliate of Lender that enters into a Hedging Agreement and the Agents the prompt payment of the Credit Party Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise). This Guaranty is a guaranty of payment and not of collection and is a continuing guaranty and shall apply to all Credit Party Obligations whenever arising.

      4.2 Obligations Unconditional.

      The obligations of the Guarantors hereunder are absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Credit Documents or the Hedging Agreements, or any other agreement or instrument referred to therein, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor. Each Guarantor agrees that this Guaranty may be enforced by the Lenders without the necessity at any time of resorting to or exhausting any other security or collateral and without the necessity at any time of having recourse to the Notes or any other of the Credit Documents or any collateral, if any, hereafter securing the Credit Party Obligations or otherwise and each Guarantor hereby waives the right to require the Lenders to proceed against the Borrowers or any other Person (including a co-guarantor) or to require the Lenders to pursue any other remedy or enforce any other right. Each Guarantor further agrees that it shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrowers or any other Guarantor of the Credit Party Obligations for amounts paid under this Guaranty until such time as the Lenders (and any Affiliates of Lenders entering into Hedging Agreements) have been paid in full, all Commitments under the Credit Agreement have been terminated and no Person or Governmental Authority shall have any right to request any return or reimbursement of funds from the Lenders in connection with monies received under the Credit Documents. Each Guarantor further agrees that nothing contained herein shall prevent the Lenders from suing on the Notes or any of the other Credit Documents or any of the Hedging Agreements or foreclosing its security interest in or Lien on any collateral, if any, securing the Credit Party Obligations or from exercising any other rights available to it under this Credit Agreement, the Notes, any other of the Credit Documents, or any other instrument of security, if any, and the exercise of any of the aforesaid rights and the completion of any foreclosure proceedings shall not constitute a discharge of any of any Guarantor's obligations hereunder; it being the purpose and intent of each Guarantor that its obligations hereunder shall be absolute, independent and unconditional under any and all circumstances. Neither any Guarantor's obligations under this Guaranty nor any remedy for the enforcement thereof shall be impaired, modified, changed or released in any manner whatsoever by an impairment, modification, change, release or limitation of the liability of the Borrowers or by reason of the bankruptcy or insolvency of the Borrowers. Each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Credit Party Obligations and notice of or proof of reliance of by any Agent or any Lender upon this Guarantee or acceptance of this Guarantee. The Credit Party Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon this Guarantee. All dealings between the Borrowers and any of the Guarantors, on the one hand, and the Agents and the Lenders, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon this Guarantee. The Guarantors further agree to all rights of set-off as set forth in Section 11.2.

      4.3 Modifications.

      Each Guarantor agrees that (a) all or any part of the Collateral now or hereafter held for the Credit Party Obligations, if any, may be exchanged, compromised or surrendered from time to time; (b) the Lenders shall not have any obligation to protect, perfect, secure or insure any such security interests, liens or encumbrances now or hereafter held, if any, for the Credit Party Obligations or the properties subject thereto; (c) the time or place of payment of the Credit Party Obligations may be changed or extended, in whole or in part, to a time certain or otherwise, and may be renewed or accelerated, in whole or in part; (d) the Borrowers and any other party liable for payment under the Credit Documents may be granted indulgences generally; (e) any of the provisions of the Notes or any of the other Credit Documents may be modified, amended or waived; (f) any party (including any co-guarantor) liable for the payment thereof may be granted indulgences or be released; and (g) any deposit balance for the credit of the Borrowers or any other party liable for the payment of the Credit Party Obligations or liable upon any security therefor may be released, in whole or in part, at, before or after the stated, extended or accelerated maturity of the Credit Party Obligations, all without notice to or further assent by such Guarantor, which shall remain bound thereon, notwithstanding any such exchange, compromise, surrender, extension, renewal, acceleration, modification, indulgence or release.

      4.4 Waiver of Rights.

      Each Guarantor expressly waives to the fullest extent permitted by applicable law: (a) notice of acceptance of this Guaranty by the Lenders and of all extensions of credit to the Borrowers by the Lenders; (b) presentment and demand for payment or performance of any of the Credit Party Obligations; (c) protest and notice of dishonor or of default (except as specifically required in the Credit Agreement) with respect to the Credit Party Obligations or with respect to any security therefor; (d) notice of the Lenders obtaining, amending, substituting for, releasing, waiving or modifying any security interest, lien or encumbrance, if any, hereafter securing the Credit Party Obligations, or the Lenders' subordinating, compromising, discharging or releasing such security interests, liens or encumbrances, if any; and (e) all other notices to which such Guarantor might otherwise be entitled.

      4.5 Reinstatement.

      The obligations of the Guarantors under this Section 4 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Credit Party Obligations is rescinded or must be otherwise restored by any holder of any of the Credit Party Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify the Agents and each Lender on demand for all reasonable costs and expenses (including, without limitation, reasonable fees of counsel) incurred by an Agent or such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

      4.6 Remedies.

      The Guarantors agree that, as between the Guarantors, on the one hand, and the Agents and the Lenders, on the other hand, the Credit Party Obligations may be declared to be forthwith due and payable as provided in Section 9 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 9) notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing such Credit Party Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or such Credit Party Obligations being deemed to have become automatically due and payable), such Credit Party Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors. The Guarantors acknowledge and agree that their obligations hereunder are secured in accordance with the terms of the Security Agreements and the other Collateral Documents and that the Lenders may exercise their remedies thereunder in accordance with the terms thereof.

      4.7 Limitation of Guaranty.

      Notwithstanding any provision to the contrary contained herein or in any of the other Credit Documents, to the extent the obligations of any Guarantor shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers) then the obligations of such Guarantor hereunder shall be limited to the maximum amount that is permissible under applicable law (whether federal or state and including, without limitation, the Bankruptcy Code).

      4.8 Rights of Contribution.

      The Credit Parties agree among themselves that, in connection with payments made hereunder, each Credit Party shall have contribution rights against the other Credit Parties as permitted under applicable law. Such contribution rights shall be subordinate and subject in right of payment to the obligations of the Credit Parties under the Credit Documents and no Credit Party shall exercise such rights of contribution until all Credit Party Obligations have been paid in full and the Commitments terminated.

                                    SECTION 5

CONDITIONS PRECEDENT

      5.1 Closing Conditions.

      The obligation of the Lenders to enter into this Credit Agreement and make the initial Extension of Credit is subject to satisfaction (or waiver) of the following conditions:

            (a) Executed Credit Documents. Receipt by the Administrative Agent of duly executed copies of: (i) this Credit Agreement; (ii) the Notes;
      (iii) the Collateral Documents; (iv) the Intercreditor Agreement; and (v) all other Credit Documents, each in form and substance reasonably acceptable to the Administrative Agent.

            (b) Corporate Documents. Receipt by the Administrative Agent of the following:

                  (i) Charter Documents. Copies of the articles or certificates of incorporation or other charter documents of each Credit Party certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation and certified by a secretary or assistant secretary of such Credit Party to be true and correct as of the Effective Date.

                  (ii) Bylaws. A copy of the bylaws of each Credit Party
            certified by a secretary or assistant secretary of such Credit Party to be true and correct as of the Effective Date.

                  (iii) Resolutions. Copies of resolutions of the Board of
            Directors of each Credit Party approving and adopting the Credit Documents to which it is a party, the transactions contemplated therein and authorizing execution and delivery thereof, certified by a secretary or assistant secretary of such Credit Party to be true and correct and in force and effect as of the Effective Date.

                  (iv) Good Standing. Copies of (A) certificates of good
            standing, existence or its equivalent with respect to each Credit Party certified as of a recent date by the appropriate Governmental Authorities of the state or other jurisdiction of incorporation and each other jurisdiction in which the failure to so qualify and be in good standing would have a Material Adverse Effect on the business or operations of a Credit Party in such jurisdiction and (B) to the extent available, a certificate indicating payment of all corporate franchise taxes certified as of a recent date by the appropriate governmental taxing authorities.

                  (v) Incumbency. An incumbency certificate of each Credit Party certified by a secretary or assistant secretary to be true and correct as of the Effective Date.

            (c) Opinion of Counsel. Receipt by the Administrative Agent of an opinion, or opinions (which shall cover, among other things, authority, legality, validity, binding effect, enforceability and attachment and perfection of liens), reasonably satisfactory to the Administrative Agent, addressed to the Administrative Agent on behalf of the Lenders and dated as of the Effective Date, from legal counsel to the Credit Parties.

            (d) Financial Statements. Receipt by the Lenders of such financial information regarding the Parent, the Borrowers and their Subsidiaries as they may request, including, but not limited to, (i) the consolidated financial statements of the Parent and the consolidated financial statements of Auburn Hosiery Mills, Inc. for the three most recent fiscal years, including balance sheets, income statements and cash flow statements audited by independent public accountants of recognized national standing and prepared in accordance with GAAP, (ii) interim unaudited quarterly financial statements for the Parent and its Subsidiaries and for Auburn Hosiery Mills, Inc. and its Subsidiaries, prepared in accordance with GAAP, (iii) monthly working capital detail for the trailing twelve months and first projected year for the Parent, the Borrowers and their Subsidiaries and (iv) a pro forma balance sheet for the Parent, the Borrowers and their Subsidiaries giving effect to the acquisition of Auburn Hosiery Mills, Inc. and Sport Socks Co. (Ireland) Limited by the Parent and reflecting estimated purchase price accounting adjustments, prepared by the Credit Parties.

            (e) Acquisition. Receipt by the Administrative Agent of evidence that the Parent has acquired, on terms acceptable to the Administrative Agent, all of the shares of Auburn Hosiery Mills, Inc., and Sport Socks Co. (Ireland) Limited for a cash price not to exceed $40 million plus an assumption of debt not to exceed $7.5 million.

            (f) Personal Property Collateral. The Collateral Agent shall have received, in form and substance reasonably satisfactory to the Collateral
      Agent:

                  (i) searches of Uniform Commercial Code ("UCC") filings in the jurisdiction of the chief executive office of each Credit Party and each jurisdiction where any Collateral is located or where a filing would need to be made in order to perfect the Lenders' security interest in the Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Permitted Liens;

                  (ii) duly executed UCC financing statements for each
            appropriate jurisdiction as is necessary, in the Collateral Agent's sole discretion, to perfect the Lenders' security interest in the Collateral;

                  (iii) searches of ownership of intellectual property in the appropriate governmental offices as requested by the Collateral Agent and such patent, trademark and copyright filings as requested by the Collateral Agent;

                  (iv) except as set forth in Section 7.16, all stock
            certificates evidencing the stock pledged to the Collateral Agent pursuant to the Pledge Agreements, together with duly executed in blank undated stock powers attached thereto;

                  (v) all instruments and chattel paper in the possession of a
            Credit Party, as required by the Security Agreements, together with allonges or assignments as may be necessary to perfect the Lenders' security interest in such Collateral;

                  (vi) asset appraisal reports on the personal property of the
            Parent, the Borrowers and their Subsidiaries, the terms of which are reasonably acceptable to the Administrative Agent; and

                  (vii) certified copies of all Material License Agreements.

            (g) Real Property Collateral. The Collateral Agent shall have received, in form and substance reasonably satisfactory to the Collateral
      Agent:

                  (i) fully executed and notarized mortgages, deeds of trust or deeds to secure debt (each a "Mortgage" and collectively the "Mortgages") encumbering the fee interest of the Credit Parties in each real property asset owned by a Credit Party set forth on
            Schedule 5.1(g) (each a "Mortgaged Property" and collectively the "Mortgaged Properties"), together with such UCC-1 financing statements as are necessary with respect to each such Mortgaged Property; and

                  (ii) an opinion of counsel in the state in which each
            Mortgaged Property is located with respect to the enforceability of the form of Mortgage, standard remedies with respect thereto and sufficiency of the form of UCC-1 financing statements to be recorded or filed in such state and such other matters as the Collateral Agent may request, in form and substance reasonably satisfactory to the Collateral Agent.

                  (iii) ALTA or other appropriate form mortgagee title insurance policies (the "Mortgage Policies") issued by the Title Insurance Company, in an amount reasonably satisfactory to the Collateral Agent with respect to each Mortgaged Property, assuring the Collateral Agent that the applicable Mortgages create valid and enforceable mortgage liens on the respective Mortgaged Properties, free and clear of all defects and encumbrances except Permitted Liens which Mortgage Policies shall be in form and substance reasonably satisfactory to the Collateral Agent and containing such endorsements as shall be reasonably satisfactory to the Collateral Agent and providing affirmative insurance and such reinsurance as the Collateral Agent may request, all of the foregoing in form and substance reasonably satisfactory to the Agents;

                  (iv) Surveys. Maps or plats of an as-built survey of the sites of the Mortgaged Properties certified to the Collateral Agent and the Title Insurance Company in a manner reasonably satisfactory to them, dated a date satisfactory to the Collateral Agent and the Title Insurance Company by an independent professional licensed land surveyor reasonably satisfactory to the Collateral Agent and the Title Insurance Company, which maps or plats and the surveys on which they are based shall be sufficient to delete any standard printed survey exception contained in the applicable title policy and be made in accordance with the Minimum Standard Detail Requirements for Land Title Surveys jointly established and adopted by the American Land Title Association and the American Congress on Surveying and Mapping in 1992, and, without limiting the generality of the foregoing, there shall be surveyed and shown on such maps, plats or surveys the following: (A) the locations on such sites of all the buildings, structures and other improvements and the established building setback lines; (B) the lines of streets abutting the sites and width thereof; (C) all access and other easements appurtenant to the sites necessary to use the sites; (D) all roadways, paths, driveways, easements, encroachments and overhanging projections and similar encumbrances affecting the site, whether recorded, apparent from a physical inspection of the sites or otherwise known to the surveyor; (E) any encroachments on any adjoining property by the building structures and improvements on the sites; and (F) if the site is described as being on a filed map, a legend relating the survey to said map;

                  (v) Flood Certificates. Certification from a registered
            engineer or land surveyor or other evidence reasonably acceptable to the Collateral Agent that none of the improvements on the Mortgaged Properties are located within any area designated by the Director of the Federal Emergency Management Agency as a "special flood hazard" area or if any improvements on the Mortgaged Properties are located within a "special flood hazard" area, evidence of a flood insurance policy from a company and in an amount reasonably satisfactory to the Collateral Agent for the applicable portion of the premises, naming the Collateral Agent, for the benefit of the Lenders, as mortgagee;

                  (vi) Environmental Reports. Environmental assessment reports and related documents with respect to all Mortgaged Properties reasonably acceptable to the Collateral Agent; and

                  (vii) Valuations. A real estate valuation for each of the
            Mortgaged Properties reasonably acceptable to the Administrative Agent.

            (h) Evidence of Insurance. Receipt by the Collateral Agent of copies of insurance policies or certificates of insurance of the Credit Parties evidencing liability and casualty insurance meeting the requirements set forth in the Credit Documents, including, but not limited to, naming the Collateral Agent as additional insured or loss payee on behalf of the Lenders.

            (i) Examination. Receipt by the Administrative Agent of an independent examination by the Lenders, in form and substance acceptable to the Administrative Agent, of the accounts receivable, inventory, payables, controls and systems of the Parent, the Borrowers and their Subsidiaries.

            (j) Consents. Receipt by the Administrative Agent of evidence that all governmental, shareholder and third party consents and approvals listed on Schedule 5.1(j) have been received and no condition or Requirement of Law exists which could reasonably be likely to restrain, prevent or impose any material adverse conditions on the acquisition or ownership of Auburn Hosiery Mills, Inc. or Sport Socks Co. (Ireland) Limited by the Parent or the financings or other transactions contemplated hereby.

            (k) Litigation. There shall not exist any pending or, to the Knowledge of any Credit Party, threatened action, suit, investigation or proceeding against a Credit Party or any of their Subsidiaries that would have or would reasonably be expected to have a Material Adverse Effect.

            (l) Subordinated Debt. Receipt by the Administrative Agent of a certified copy of the documentation evidencing the Subordinated Debt.

            (m) Officer's Certificates. The Administrative Agent shall have received a certificate or certificates executed by the chief financial officer of the Parent as of the Effective Date stating that (i) the Parent and each of its Subsidiaries are in compliance with all existing material financial obligations, (ii) no action, suit, investigation or proceeding is pending or, to the Knowledge of any Credit Party, threatened in any court or before any arbitrator or governmental instrumentality that purports to effect the Parent, any of the its Subsidiaries or any transaction contemplated by the Credit Documents, if such action, suit, investigation or proceeding would have or might reasonably be expected to have a Material Adverse Effect, (iii) the financial statements and information delivered to the Administrative Agent on or before the Effective Date were prepared in good faith and in accordance with GAAP and
      (iv) immediately after giving effect to this Credit Agreement, the other Credit Documents and all the transactions contemplated therein to occur on such date, (A) the Parent and each of its Subsidiaries is Solvent, (B) no Default or Event of Default exists, (C) all representations and warranties contained herein and in the other Credit Documents are true and correct in all material respects, and (D) the Credit Parties are in compliance with each of the financial covenants set forth in Section 7.2.

            (n) Prior Credit Agreement. Receipt by the Administrative Agent of evidence that: (i) that certain Loan and Security Agreement, dated as of January 22, 1996, among GCIH Merger Sub, Inc. as Borrower, GCIH, Inc., as Corporate Guarantor and Heller Financial, Inc. as Agent and Lender (the "Prior Credit Agreement") and all documents executed or delivered in connection therewith has been terminated, (it being understood that this does not include the Subordinated Debt) and (ii) all amounts owing in connection with the Prior Credit Agreement are paid in full and all liens granted in connection therewith have been or are agreed to be released.

            (o) Management Contracts. Review and satisfaction by the Administrative Agent of all management contracts for senior management of the Parent and the Borrowers.

            (p) Availability. Evidence satisfactory to the Lenders that the committed financings of the Borrowers are sufficient to meet the ongoing financial needs of the Borrowers and their Subsidiaries after giving effect to the acquisition of Auburn Hosiery Mills, Inc. by the Parent and that there is at least $15 million of availability under the Revolving Committed Amount after giving effect to such acquisition and the other transactions contemplated hereunder.

            (q) Fees and Expenses. Payment by the Credit Parties of (i) an upfront fee to each Lender in the amount of .05% of each Lender's share of the total Commitments and (ii) the fees and expenses owed by them to the Administrative Agent, as set forth in the Fee Letter.

            (r) Borrowing Base Report. A Borrowing Base Report, in the form of
      Exhibit 7.1(c), as of October 25, 1997.

            (s) Other. Receipt by the Lenders of such other documents, instruments, agreements or information as reasonably and timely requested by any Lender, including, but not limited to, information regarding litigation, tax, accounting, labor, insurance, pension liabilities (actual or contingent), real estate leases, material contracts, debt agreements, property ownership and contingent liabilities of the Parent and its Subsidiaries.

      5.2 Conditions to All Extensions of Credit.

      In addition to the conditions precedent stated elsewhere herein, the Lenders shall not be obligated to make Loans nor shall an Issuing Lender be required to issue or extend a Letter of Credit unless:

            (a) Notice. The Borrowers shall have delivered (i) in the case of any new Revolving Loan, a Notice of Borrowing, duly executed and completed, by the time specified in Section 2.1, (ii) in the case of any Letter of Credit, the Issuing Lender shall have received an appropriate request for issuance in accordance with the provisions of Section 2.2 and
      (iii) in the case of a Swing Line Loan, a Swing Line Loan Request, duly executed and completed, by the time specified in Section 2.3;

            (b) Representations and Warranties. The representations and warranties made by the Credit Parties in any Credit Document are true and correct in all material respects at and as if made as of such date except to the extent they expressly relate to an earlier date;

            (c) No Default. No Default or Event of Default shall exist or be continuing either prior to or after giving effect thereto; and

            (d) Availability. Immediately after giving effect to the making of a Loan (and the application of the proceeds thereof) or to the issuance of a Letter of Credit, as the case may be, the sum of the Revolving Loans outstanding plus LOC Obligations outstanding plus Swing Line Loans outstanding shall not exceed the lesser of (i) the Revolving Commitment Amount or (ii) Borrowing Base Assets.

The delivery of each Notice of Borrowing, each Swing Line Request and each request for a Letter of Credit shall constitute a representation and warranty by the Borrowers of the correctness of the matters specified in subsections (b),
(c), and (d) above.

                                    SECTION 6

REPRESENTATIONS AND WARRANTIES

      The Credit Parties hereby represent to the Administrative Agent and each Lender that:

      6.1 Financial Condition.

            (a) The financial statements delivered to the Lenders prior to the Effective Date and pursuant to Section 7.1(a) and (b): (i) have been prepared in accordance with GAAP and (ii) present fairly the consolidated and consolidating (as applicable) financial condition, results of operations and cash flows of the Credit Parties and their Subsidiaries as of such date and for such periods.

            (b) Since December 31, 1996, there has been no sale, transfer or other disposition by any Credit Party or any of their Subsidiaries of any material part of the business or property of the Credit Parties, taken as a whole, and no purchase or other acquisition by any of them of any business or property (including any capital stock of any other Person) material in relation to the consolidated financial condition of the Credit Parties, taken as a whole, in each case, which, is not (i) reflected in the most recent financial statements delivered to the Lenders pursuant to
      Section 7.1 or in the notes thereto or (ii) otherwise permitted by the terms of this Credit Agreement and communicated to the Administrative Agent.

      6.2 No Material Change.

      Since the Effective Date, there has been no development or event relating to or affecting a Credit Party or any of their Subsidiaries which has had or would be reasonably expected to have a Material Adverse Effect. To the Knowledge of any Credit Party, since September 30, 1997, there has been no development or event relating to or affecting a Credit Party or any of their Subsidiaries which has had or would be reasonably expected to have a Material Adverse Effect.

      6.3 Organization and Good Standing.

      Each Credit Party (a) is a corporation duly incorporated, validly existing and in good standing under the laws of the State (or other jurisdiction) of its incorporation, (b) is duly qualified and in good standing as a foreign corporation and authorized to do business in every jurisdiction unless the failure to be so qualified, in good standing or authorized would have a Material Adverse Effect and (c) has the requisite corporate power and authority to own its properties and to carry on its business as now conducted and as proposed to be conducted.

      6.4 Due Authorization.

      Each Credit Party (a) has the requisite corporate power and authority to execute, deliver and perform this Credit Agreement and the other Credit Documents to which it is a party and to incur the obligations herein and therein provided for and (b) is duly authorized to, and has been authorized by all necessary corporate action, to execute, deliver and perform this Credit Agreement and the other Credit Documents to which it is a party.

      6.5 No Conflicts.

      Neither the execution and delivery of the Credit Documents, nor the consummation of the transactions contemplated therein, nor performance of and compliance with the terms and provisions thereof by such Credit Party will (a) violate or conflict with any provision of its articles or certificate of incorporation or bylaws, (b) violate, contravene or materially conflict with any Requirement of Law or any other law, regulation (including, without limitation, Regulation U or Regulation X), order, writ, judgment, injunction, decree or permit applicable to it, (c) violate, contravene or conflict with contractual provisions of, or cause an event of default under, any indenture, loan agreement, mortgage, deed of trust, contract or other agreement or instrument to which it is a party or by which it may be bound, the violation of which could have or might be reasonably expected to have a Material Adverse Effect, or (d) to the Knowledge of any Credit Party, result in or require the creation of any Lien (other than those contemplated in or created in connection with the Credit Documents) upon or with respect to its properties.

      6.6 Consents.

      Except for consents, approvals and authorizations which are listed on
Schedule 5.1(k), no consent, approval, authorization or order of, or filing, registration or qualification with, any court or Governmental Authority or third party in respect of any Credit Party is required in connection with the execution, delivery or performance of this Credit Agreement or any of the other Credit Documents by such Credit Party.

      6.7 Enforceable Obligations.

      This Credit Agreement and the other Credit Documents have been duly executed and delivered and constitute legal, valid and binding obligations of each Credit Party enforceable against such Credit Party in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization or moratorium laws or similar laws relating to or affecting creditors' rights generally or by general equitable principles.

      6.8 No Default.

      No Credit Party, nor any of their Subsidiaries, is in default in any respect under any contract, lease, loan agreement, indenture, mortgage, security agreement or other agreement or obligation to which it is a party or by which any of its properties is bound which default would have or would be reasonably expected to have a Material Adverse Effect. No Default or Event of Default has occurred or exists except as previously disclosed in writing to the Lenders.

      6.9 Ownership.

      Each Credit Party, and each of its Subsidiaries, is the owner of, and has good and marketable title to, or has a valid license to use all of its respective assets and none of such assets is subject to any Lien other than Permitted Liens.

      6.10 Indebtedness.

      The Credit Parties and their Subsidiaries have no Indebtedness except (a) as disclosed in the financial statements referenced in Section 6.1, (b) as set forth on Schedule 6.10 and (c) as otherwise permitted by this Credit Agreement. There are no mandatory principal payments due with respect to the Subordinated Debt prior to the Maturity Date.

      6.11 Litigation.

      There are no actions, suits or legal, equitable, arbitration or administrative proceedings, pending or, to the Knowledge of any Credit Party, threatened against, the Parent or any of its Subsidiaries which would have or might be reasonably expected to have a Material Adverse Effect.

      6.12 Taxes.

      Each Credit Party, and each of its Subsidiaries, has filed, or caused to be filed, all material tax returns (federal, state, local and foreign) required to be filed and paid (a) all material amounts of taxes shown thereon to be due and payable (including interest and penalties) and (b) all material other taxes, fees, assessments and other governmental charges

(including mortgage recording taxes, documentary stamp taxes and intangibles taxes) that are due and payable, except for such taxes (i) which are not yet delinquent or (ii) that are being contested in good faith and by proper proceedings, and against which adequate reserves are being maintained in accordance with GAAP. To the Knowledge of the Credit Parties, there are no material amounts claimed to be due against any of them by any Governmental Authority.

      6.13 Compliance with Law.

      Each Credit Party, and each of its Subsidiaries, is in compliance with all Requirements of Law and all other laws, rules, regulations, orders and decrees (including without limitation Environmental Laws) applicable to it, or to its properties, unless such failure to comply would not have or would not be reasonably expected to have a Material Adverse Effect.

      6.14 ERISA.

      Except as would not result or be reasonably expected to result in a Material Adverse Effect:

            (a) During the five-year period prior to the date on which this representation is made or deemed made: (i) no Termination Event has occurred, and, to the Knowledge of the Credit Parties, no event or condition has occurred or exists as a result of which any Termination Event could reasonably be expected to occur, with respect to any Plan;
      (ii) no "accumulated funding deficiency," as such term is defined in
      Section 302 of ERISA and Section 412 of the Code, whether or not waived, has occurred with respect to any Plan; (iii) each Plan has been maintained, operated, and funded in compliance with its own terms and in material compliance with the provisions of ERISA, the Code, and any other applicable federal or state laws; and (iv) no lien in favor or the PBGC or a Plan has arisen or is reasonably likely to arise on account of any Plan.

            (b) The actuarial present value of all "benefit liabilities" under each Single Employer Plan (determined within the meaning of Section 401(a)(2) of the Code, utilizing the actuarial assumptions used to fund such Plans), whether or not vested, did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the current value of the assets of such Plan allocable to such accrued liabilities.

            (c) Neither the Parent, nor any of its Subsidiaries nor any ERISA Affiliate has incurred, or, to the Knowledge of the Credit Parties, are reasonably expected to incur, any withdrawal liability under ERISA to any Multiemployer Plan or Multiple Employer Plan. Neither the Parent, any of its Subsidiaries nor any ERISA Affiliate has received any notification that any Multiemployer Plan is in reorganization (within the meaning of Section 4241 of ERISA), is insolvent (within the meaning of Section 4245 of ERISA), or has been terminated (within the meaning of Title IV of ERISA), and no Multiemployer Plan is, to the best knowledge of the Credit Parties, reasonably expected to be in reorganization, insolvent, or terminated.

            (d) No prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary responsibility has occurred with respect to a Plan which has subjected or is reasonably likely to subject the Parent or any of its Subsidiaries or any ERISA Affiliate to any liability under Sections 406, 409, 502(i), or 502(l) of ERISA or Section 4975 of the Code, or under any agreement or other instrument pursuant to which the Parent or any of its Subsidiaries or any ERISA Affiliate has agreed or is required to indemnify any person against any such liability.

            (e) The present value (determined using actuarial and other assumptions which are reasonable with respect to the benefits provided and the employees participating) of the liability of the Parent and its Subsidiaries and each ERISA Affiliate for post-retirement welfare benefits to be provided to their current and former employees under Plans which are welfare benefit plans (as defined in Section 3(1) of ERISA), net of all assets under all such Plans allocable to such benefits, are reflected on the Financial Statements in accordance with FASB 106.

            (f) Each Plan which is a welfare plan (as defined in Section 3(1) of ERISA) to which Sections 601-609 of ERISA and Section 4980B of the Code apply has been administered in material compliance with such sections.

      6.15 Subsidiaries.

      Set forth on Schedule 6.15 is a complete and accurate list of all Subsidiaries of each Credit Party. Information on Schedule 6.15 includes jurisdiction of incorporation, the number of shares of each class of capital stock or other equity interests outstanding, the number and percentage of outstanding shares of each class owned (directly or indirectly) by such Credit Party; and the number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and all other similar rights with respect thereto. The outstanding capital stock and other equity interests of all such Subsidiaries is validly issued, fully paid and non-assessable and is owned by each such Credit Party, directly or indirectly, free and clear of all Liens (other than Permitted Liens). Other than as set forth in Schedule 6.15, neither any Credit Party nor any Subsidiary thereof has outstanding any securities convertible into or exchangeable for its capital stock nor does any such Person have outstanding any rights to subscribe for or to purchase or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to its capital stock. Schedule 6.15 may be updated from time to time by the Borrowers by giving written notice thereof to the Administrative Agent.

      6.16 Use of Proceeds; Margin Stock.

      The proceeds of the Loans hereunder will be used solely for the purposes specified in Section 7.11. None of the proceeds of the Loans will be used for the purpose of purchasing or carrying any "margin stock" as defined in Regulation U, Regulation X or Regulation G, or for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry "margin stock" or any "margin security" or for any other purpose which might constitute this transaction a "purpose credit" within the meaning of Regulation U, Regulation X, Regulation G or Regulation T. No proceeds of the Loans hereunder have been or will be used to acquire, directly or indirectly, any security in any transaction which is subject to Sections 13 or 14 of the Securities Exchange Act of 1934, as amended, (including, without limitation, Sections 13(d) and 14(d) thereof) or to refinance any Indebtedness used to acquire any such securities.

      6.17 Government Regulation.

      No Credit Party, nor any of its Subsidiaries, is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Investment Company Act of 1940 or the Interstate Commerce Act, each as amended. In addition, no Credit Party is an "investment company" registered or required to be registered under the Investment Company Act of 1940, as amended, or controlled by such a company, or a "holding company," or a "Subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "Subsidiary" or a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, as amended. No director, executive officer or principal shareholder of a Credit Party or any of its Subsidiaries is a director, executive officer or principal shareholder of any Lender. For the purposes hereof the terms "director", "executive officer" and "principal shareholder" (when used with reference to any Lender) have the respective meanings assigned thereto in Regulation O issued by the Board of Governors of the Federal Reserve System.

      6.18 Environmental Matters.

            (a) Except as set forth on Schedule 6.18 or except as would not cause or reasonably be expected to cause a Material Adverse Effect:

                  (i) Each of the Real Properties and all operations at the Real
            Properties are in compliance with all applicable Environmental Laws, and there is no violation of any Environmental Law with respect to the Real Properties or the businesses operated by the Credit Parties or any of their Subsidiaries (the "Businesses"), and there are no conditions relating to the Businesses or Real Properties that would reasonably be expected to give rise to liability under any applicable Environmental Laws.

                  (ii) No Credit Party has received any written notice of any violation, alleged violation, non-compliance, liability or potential liability regarding Hazardous Materials or compliance with Environmental Laws with regard to any of the Real Properties or the Businesses, nor, to the Knowledge of a Credit Party or any of its Subsidiaries, is any such notice being threatened.

                  (iii) Hazardous Materials have not been transported or
            disposed of from the Real Properties, or generated, treated, stored or disposed of at, on or under any of the Real Properties or any other location, in each case by, or on behalf or with the permission of, a Credit Party or any of its Subsidiaries in a manner that would give rise to liability under any applicable Environmental Laws.

                  (iv) No judicial proceeding or governmental or administrative action is pending or, to the Knowledge of a Credit Party or any of its Subsidiaries, threatened, under any Environmental Law to which a Credit Party or any of its Subsidiaries is or will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental

            Law with respect to a Credit Party or any of its Subsidiaries, the Real Properties or the Businesses.

                  (v) There has been no release (including, without limitation, disposal) or threat of release of Hazardous Materials at or from the Real Properties, or arising from or related to the operations of a Credit Party or any of its Subsidiaries in connection with the Real Properties or otherwise in connection with the Businesses where such release constituted a violation of, or would give rise to liability under, any applicable Environmental Laws.

                  (vi) None of the Real Properties contains, or has previously contained, any Hazardous Materials at, on or under the Real Properties in amounts or concentrations that, if released, constitute or constituted a violation of, or could give rise to liability under, Environmental Laws.

                  (vii) No Credit Party, nor any of its Subsidiaries, has
            assumed any liability of any Person (other than another Credit Party, or one of its Subsidiaries) under any Environmental Law.

            (b) The Credit Parties have adopted procedures that are designed to
      (i) ensure that each Credit Party, any of its operations and each of the properties owned or leased by each Credit Party complies with applicable Environmental Laws and (ii) minimize any liabilities or potential liabilities that each Credit Party, any of its operations and each of the properties owned or leased by each Credit Party may have under applicable Environmental Laws.

      6.19 Intellectual Property.

      Each Credit Party owns, or has the legal right to use, all patents, trademarks, tradenames, copyrights, technology, know-how and processes (the "Intellectual Property") necessary for each of them to conduct its business as currently conducted except for those the failure to own or have such legal right to use would not have or be reasonably expected to have a Material Adverse Effect. Set forth on Schedule 6.19 is a list of all patents, registered and material unregistered trademarks, tradenames and registered copyrights owned by each Credit Party or that any Credit Party has the right to use. Except as provided on Schedule 6.19, no claim has been asserted against any Credit Party or their Subsidiaries in writing and is pending by any Person challenging or questioning the use of any Intellectual Property owned by a Credit Party or that any Credit Party has a right to use or the validity or effectiveness of any such Intellectual Property, nor does any Credit Party have Knowledge of any such claim, and to the Credit Parties' Knowledge the use of any Intellectual Property by the Credit Parties or any of their Subsidiaries does not infringe on the rights of any Person, except for such claims and infringements that in the aggregate, would not have or be reasonably expected to have a Material Adverse Effect. Schedule 6.19 may be updated from time to time by the Borrowers by giving written notice thereof to the Administrative Agent.

      6.20 Solvency.

      Each Credit Party is and, after consummation of the transactions contemplated by this Credit Agreement, will be Solvent.

      6.21 Investments.

      All Investments of each Credit Party and its Subsidiaries are (a) as set forth on Schedule 6.21 or (b) Permitted Investments.

      6.22 Location of Collateral.

      Set forth on Schedule 6.22(a) is a list of all Real Properties with street address, county and state where located. Set forth on Schedule 6.22(b) is a list of all locations where any personal property of a Credit Party is located, including county and state where located; provided that in addition to those locations set forth on Schedule 6.22(b), the Credit Parties may, at any one time, have (i) work in process at subcontractor locations that does not exceed $100,000 in value at any one subcontractor location or $2,500,000 in value, in the aggregate, at such subcontractor locations and (ii) machinery and equipment at subcontractor locations that does not exceed $10,000 in value at any one subcontractor location or $250,000 in value, in the aggregate, at such subcontractor locations. Set forth on Schedule 6.22(c) is the chief executive office and principal place of business of each Credit Party. Schedule 6.22(a), 6.22(b) and 6.22(c) may be updated from time to time by the Borrowers by giving written notice thereof to the Administrative Agent.

      6.23 Disclosure.

      Neither this Agreement nor any financial statements delivered to the Lenders nor any other document, certificate or statement furnished to the Lenders by or on behalf of any Credit Party in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein or herein, taken as a whole, not misleading.

      6.24 Licenses, etc.

      The Credit Parties have obtained and hold in full force and effect, all franchises, licenses, permits, certificates, authorizations, qualifications, accreditations, easements, rights of way and other rights, consents and approvals which are necessary for the operation of their respective businesses as presently conducted, except where the failure to obtain same would not have a Material Adverse Effect. Set forth on Schedule 6.24 is a list of all Material License Agreements to which a Credit Party is a party, as such schedule may be updated from time to time by the Borrowers giving written notice thereof to the Administrative Agent.

      6.25 Collateral Documents.

      The Collateral Documents create valid security interests in, and Liens on, the Collateral purported to be covered thereby, which security interests and Liens are currently perfected security interests and Liens, prior to all other Liens other than Permitted Liens.

                                    SECTION 7

AFFIRMATIVE COVENANTS

      Each Credit Party hereby covenants and agrees that so long as this Credit Agreement is in effect and until the Loans and LOC Obligations, together with interest and fees and other obligations then due and payable hereunder, have been paid in full and the Commitments and Letters of Credit hereunder shall have terminated:


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

      7.1 Information Covenants.

      The Credit Parties will furnish, or cause to be furnished, to the Administrative Agent and each of the Lenders:

            (a) Annual Financial Statements. As soon as available, and in any event within 105 days after the close of the fiscal year ending December 31, 1997 and 90 days after the close of each subsequent fiscal year of the Parent, a consolidated and consolidating balance sheet and income statement of the Parent and its Subsidiaries, as of the end of such fiscal year, together with related consolidated and consolidating statements of operations and consolidated statements of retained earnings and of cash flows for such fiscal year, setting forth in comparative form consolidated and consolidating figures for the preceding fiscal year, all such consolidated financial information described above to be in reasonable form and detail and audited by independent certified public accountants of recognized national standing reasonably acceptable to the Administrative Agent and whose opinion shall be to the effect that such financial statements have been prepared in accordance with GAAP (except for changes with which such accountants concur) and shall not be limited as to the scope of the audit or qualified in any manner.

            (b) Quarterly Financial Statements. As soon as available, and in any event within 45 days after the close of each of the first three fiscal quarters of the Parent, (i) a consolidated and consolidating balance sheet and income statement of the Parent and its Subsidiaries, as of the end of such fiscal quarter, together with related consolidated and consolidating statements of operations and consolidated statements of retained earnings and of cash flows for such fiscal quarter in each case setting forth in comparative form consolidated and consolidating figures for (A) the corresponding period of the preceding fiscal year and (B) management's proposed budget for such period, all such financial information described above to be in reasonable form and detail and reasonably acceptable to the Administrative Agent, and accompanied by a certificate of the chief financial officer of the Parent to the effect that such quarterly financial statements fairly present in all material respects the financial condition of the Parent and its Subsidiaries and have been prepared in accordance with GAAP, subject to changes resulting from audit and normal year-end audit adjustments and (ii) a management discussion and analysis of operating results for such fiscal quarter.

            (c) Borrowing Base Report. On or before the 30th day of each month, a Borrowing Base Report, as of the end of the immediately preceding month, in each case in substantially the form of Exhibit 7.1(c) and certified by the chief financial officer of the Parent to be true and correct as of the date thereof.

            (d) Officer's Certificate. At the time of delivery of the financial statements provided for in Sections 7.1(a) and 7.1(b) above, a certificate of the chief financial officer of the Parent substantially in the form of
      Exhibit 7.1(d), (i) demonstrating compliance with the financial covenants contained in Section 7.2 by calculation thereof as of the end of each such fiscal period, (ii) demonstrating compliance with any other terms of this Credit Agreement as requested by the Administrative Agent and (iii) stating that no Default or Event of Default exists, or if any Default or Event of Default does exist, specifying the nature and extent thereof and what action the Borrowers propose to take with respect thereto. If necessary, the Parent shall deliver financial statements prepared in accordance with GAAP as of the Closing Date, to the extent GAAP has changed since the Closing Date, in order to show compliance with the terms of this Credit Agreement, including Section 7.2.

            (e) Annual Business Plan and Budgets. Prior to the end of each fiscal year of the Parent, an annual business plan and budget of the Parent and its Subsidiaries on a consolidated basis containing, among other things, pro forma financial projections for the next fiscal year.

            (f) Accountant's Certificate. Within the period for delivery of the annual financial statements provided in Section 7.1(a), a certificate of the accountants conducting the annual audit stating that they have reviewed this Credit Agreement and stating further whether, in the course of their audit, they have become aware of any Default or Event of Default and, if any such Default or Event of Default exists, specifying the nature and extent thereof.

            (g) Auditor's Reports. Promptly upon receipt thereof, a copy of any "management letter" submitted by independent accountants to the Parent or any of its Subsidiaries in connection with any annual, interim or special audit of the books of the Parent or any of its Subsidiaries.

            (h) Reports. Promptly upon transmission or receipt thereof, (a) copies of any public filings and registrations with, and reports to or from, the Securities and Exchange Commission, or any successor agency, and copies of all financial statements, proxy statements, notices and reports as the Parent or any of its Subsidiaries shall send to its shareholders generally and (b) upon the reasonable written request of the Administrative Agent, all material reports and written information to and from the United States Environmental Protection Agency, or any state or local agency responsible for environmental matters, the United States Occupational Health and Safety Administration, or any state or local agency responsible for health and safety matters, or any successor agencies or authorities concerning environmental, health or safety matters.

            (i) Notices. Upon an officer of a Credit Party obtaining Knowledge thereof, the Borrowers will give written notice to the Administrative Agent promptly (and in any event within five Business Days) of (a) the occurrence of an event or condition consisting of a Default or Event of Default, specifying the nature and existence thereof and what action the Borrowers propose to take with respect thereto, and (b) the occurrence of any of the following with respect to the Parent or any of its Subsidiaries
      (i) the pendency or commencement of any litigation, arbitral or governmental proceeding against a Credit Party or any of its Subsidiaries which if adversely determined would have or would be reasonably expected to have a Material Adverse Effect, or (ii) the institution of any proceedings against a Credit Party or any of its Subsidiaries with respect to, or the receipt of written notice by such Person of potential liability or responsibility for violation, or alleged violation of any federal, state or local law, rule or regulation,

      (including but not limited to, Environmental Laws) the violation of which would have or would be reasonably expected to have a Material Adverse Effect.

            (j) ERISA. Upon any of the Credit Parties obtaining Knowledge thereof, the Borrowers will give written notice to the Administrative Agent promptly (and in any event within five Business Days) of: (i) any event or condition, including, but not limited to, any Reportable Event, that constitutes, or might reasonably lead to, a Termination Event; (ii) with respect to any Multiemployer Plan, the receipt of notice as prescribed in ERISA or otherwise of any withdrawal liability assessed against the Credit Parties or any of their ERISA Affiliates, or of a determination that any Multiemployer Plan is in reorganization or insolvent (both within the meaning of Title IV of ERISA); (iii) the failure to make full payment on or before the due date (including extensions) thereof of all amounts which a Credit Party or any of its Subsidiaries or ERISA Affiliates is required to contribute to each Plan pursuant to its terms and as required to meet the minimum funding standard set forth in ERISA and the Code with respect thereto; or (iv) any change in the funding status of any Plan that could have a Material Adverse Effect; together, with a description of any such event or condition or a copy of any such notice and a statement by the principal financial officer of the Borrowers briefly setting forth the details regarding such event, condition, or notice, and the action, if any, which has been or is being taken or is proposed to be taken by the Credit Parties with respect thereto. Promptly upon request, a Credit Party shall furnish the Administrative Agent and each of the Lenders with such additional information concerning any Plan as may be reasonably requested, including, but not limited to, copies of each annual report/return (Form 5500 series), as well as all schedules and attachments thereto required to be filed with the Department of Labor and/or the Internal Revenue Service pursuant to ERISA and the Code, respectively, for each "plan year" (within the meaning of Section 3(39) of ERISA).

            (k) Environmental.

                  (i) Subsequent to a notice from any Governmental Authority where the subject matter of such notice would reasonably be expected to have a Material Adverse Effect, or during the existence of an Event of Default, and upon the written request of Administrative Agent, the Credit Parties will furnish or cause to be furnished to the Administrative Agent, at the Credit Parties' expense, a report of an environmental assessment of reasonable scope, form and depth, including, where appropriate, invasive soil or groundwater sampling, by a consultant reasonably acceptable to the Administrative Agent addressing the subject of such notice or, if during the existence of an Event of Default, regarding any release or threat of release of Hazardous Materials on any property owned, leased or operated by a Credit Party and the compliance by the Credit Parties with Environmental Laws. If Credit Parties fail to deliver such an environmental report within seventy-five (75) days after receipt of such written request, then the Administrative Agent may arrange for same, and the Credit Parties hereby grant to the Administrative Agent and its representatives access to the Real Properties and a license of a scope reasonably necessary to undertake such an assessment (including, where appropriate, invasive soil or groundwater sampling). The reasonable cost of any assessment arranged for by the Administrative Agent pursuant to this provision will be payable by the Credit Parties on demand and added to the obligations secured by the Collateral Documents.

                  (ii) Each Credit Party will conduct and complete all
            investigations, studies, sampling, and testing and all remedial, removal, and other actions necessary to address all Hazardous Materials on, from, or affecting any real property owned or leased by a Credit Party to the extent necessary to be in compliance with all Environmental Laws and all other applicable federal, state, and local laws, regulations, rules and policies and with the orders and directives of all Governmental Authorities exercising jurisdiction over such real property to the extent any failure would have or be reasonably expected to have a Material Adverse Effect.

            (l) Other Information. With reasonable promptness upon any such request, such other information regarding the business, properties or financial condition of the Credit Parties and their Subsidiaries as the Administrative Agent may reasonably request.

      7.2 Financial Covenants.

            (a) Leverage Ratio. The Leverage Ratio shall be less than or equal to the ratios set forth below as of the last day of each fiscal quarter within the period set forth below:

                  (i)   From the Effective Date to December 30, 1998, 3.25 to
                        1.0;

                  (ii)  From December 31, 1998 to December 30, 1999, 3.00 to
                        1.0;


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

                  (iii) From December 31, 1999 to December 30, 2000, 2.75 to
                        1.0; and

                  (iv)  From December 31, 2000 and thereafter, 2.50 to 1.0.

            (b) Capitalization Ratio. The Capitalization Ratio shall be less than or equal to the ratios set forth below as of the last day of each fiscal quarter within the period set forth below:

                  (i)   From the Effective Date to December 30, 1998, .85 to
                        1.0;

                  (ii)  From December 31, 1998 to December 30, 1999, .75 to 1.0;

                  (iii) From December 31, 1999 to December 30, 2000, .65 to 1.0;
                        and

                  (iv)  From December 1, 2000 thereafter, .60 to 1.0.

            (c) Tangible Net Worth. As of the last day of each fiscal quarter of the Parent, the Tangible Net Worth shall be greater than or equal to the sum of (i) $5.5 million plus (ii) 50% of the cumulative Net Income (without deduction for losses) earned for each completed fiscal quarter from September 30, 1997 to the date of determination.

            (d) Fixed Charge Coverage Ratio. The Fixed Charge Coverage Ratio, for the twelve month period ending on the last day of each fiscal quarter of the Parent, shall be greater than or equal to 1.20 to 1.0.

            (e) Current Ratio. As of the last day of each fiscal quarter of the Parent, the Current Ratio shall be greater than or equal to 2.0 to 1.0.

      7.3 Preservation of Existence and Franchises.

      Each of the Credit Parties will do all things necessary to preserve and keep in full force and effect its existence, rights, franchises and authority except as permitted by Section 8.4.

      7.4 Books and Records.

      Each of the Credit Parties will keep complete and accurate books and records of its transactions in accordance with GAAP (including the establishment and maintenance of appropriate reserves).

      7.5 Compliance with Law.

      Each of the Credit Parties will comply with all material laws, rules, regulations and orders, and all applicable material restrictions imposed by all Governmental Authorities, applicable to it and its property (including, without limitation, Environmental Laws) if such noncompliance would have or be reasonably expected to have a Material Adverse Effect.

      7.6 Payment of Taxes and Other Indebtedness.

      Each of the Credit Parties will pay, settle or discharge (a) all material taxes, assessments and governmental charges or levies imposed upon it, or upon its income or profits, or upon any of its properties, before they shall become delinquent, (b) all lawful claims (including claims for


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

labor, materials and supplies) which, if unpaid, might give rise to a Lien upon any of its properties, and (c) all of its other Indebtedness as it shall become due, including, without limitation, the Subordinated Debt (to the extent such repayment is not otherwise prohibited by this Agreement); provided, however, that a Credit Party shall not be required to pay any such tax, assessment, charge, levy, claim or Indebtedness which is being contested in good faith by appropriate proceedings and as to which adequate reserves therefor have been established in accordance with GAAP, unless the failure to make any such payment
(i) would give rise to an immediate right to foreclose or collect on a Lien securing such amounts or (ii) would have or reasonably be expected to have a Material Adverse Effect.

      7.7 Insurance.

      Each of the Credit Parties will at all times maintain in full force and effect insurance (including worker's compensation insurance, liability insurance, casualty insurance and business interruption insurance) in such amounts, covering such risks and liabilities and with such deductibles or self-insurance retentions as are in accordance with normal industry practice. All policies shall have the Collateral Agent, on behalf of the Lenders, as an additional insured.

In the event there occurs any material loss, damage to or destruction of the Collateral of any Credit Party or any part thereof, such Credit Party shall promptly give written notice thereof to the Administrative Agent generally describing the nature and extent of such damage or destruction. Subsequent to any loss, damage to or destruction of the Collateral of any Credit Party or any part thereof, such Credit Party, whether or not the insurance proceeds, if any, received on account of such damage or destruction shall be sufficient for that purpose, at such Credit Party's cost and expense, will promptly repair or replace the Collateral of such Credit Party so lost, damaged or destroyed; provided, however, that such Credit Party need not repair or replace the Collateral of such Credit Party so lost, damaged or destroyed to the extent the failure to make such repair or replacement (a) is desirable to the proper conduct of the business of such Credit Party in the ordinary course and otherwise is in the best interest of such Credit Party and (b) would not materially impair the rights and benefits of the Agents or the Lenders under this Credit Agreement or any other Credit Document. In the event a Credit Party shall receive any insurance proceeds, as a result of any loss, damage or destruction of Collateral, in a net amount in excess of $1,000,000, such Credit Party will immediately pay over such proceeds to the Administrative Agent as cash collateral for the Credit Party Obligations. The Administrative Agent agrees to release such insurance proceeds to such Credit Party for replacement or restoration of the portion of the Collateral of such Credit Party lost, damaged or destroyed if (A) within 30 days from the date the Administrative Agent receives such insurance proceeds, the Administrative Agent has received written application for such release from such Credit Party together with evidence reasonably satisfactory to it that the Collateral lost, damaged or destroyed has been or will be replaced or restored to its condition (or by Collateral having a value at least equal to the condition of the asset subject to the loss, damage or destruction) immediately prior to the loss, destruction or other event giving rise to the payment of such insurance proceeds and (B) on the date of such release no Default or Event of Default exists. If the conditions in the preceding sentence are not met, the Administrative Agent may or, upon the request of the Required Lenders, shall at any time after the first Business Day subsequent to the date 30 days after it received such insurance proceeds, apply such insurance proceeds as a mandatory prepayment of the Credit Party Obligations for application in


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accordance with the terms of Section 3.3(b)(ii). All insurance proceeds shall be subject to the security interest of the Lenders under the Collateral Documents.

The present insurance coverage of the Credit Parties and their Subsidiaries is outlined as to carrier, policy number, expiration date, type and amount on
Schedule 7.7. Schedule 7.7 shall only be required to be amended by the Credit Parties on an annual basis or upon the reasonable request of the Administrative Agent.

      7.8 Maintenance of Property.

      Each of the Credit Parties will maintain and preserve its properties and equipment in good repair, working order and condition, normal wear and tear excepted, and will make, or cause to be made, in such properties and equipment from time to time all repairs, renewals, replacements, extensions, additions, betterments and improvements thereto as may be needed or proper, to the extent and in the manner customary for companies in similar businesses.

      7.9 Performance of Obligations.

      Each of the Credit Parties will perform in all material respects all of its obligations under the terms of all material agreements, indentures, mortgages, security agreements or other debt instruments to which it is a party or by which it is bound.

      7.10 Collateral.

      If, subsequent to the Closing Date, a Credit Party shall (a) acquire any real property, any patented, registered or applied for intellectual property or any securities or (b) acquire any other personal property required to be delivered to the Collateral Agent as Collateral hereunder or under any of the Collateral Documents, or (c) enter into any Material License Agreement, the Borrowers shall immediately notify the Collateral Agent of same. Each Credit Party shall take such action (including, but not limited to, the actions set forth in Sections 5.1(e) and (f)), as reasonably requested by the Collateral Agent and at its own expense, to ensure that (i) the Lenders have a perfected Lien in all owned real property and such personal property of the Credit Parties as set forth in the Security Agreements (whether now owned or hereafter acquired), subject only to Permitted Liens and (ii) the Lenders have an accurate complete copy of all Material License Agreements. Each Credit Party shall adhere to the covenants regarding the location of personal property as set forth in the Security Agreements.

      7.11 Use of Proceeds.

      The Credit Parties will use the proceeds of the Loans solely (a) to refinance or repay existing Indebtedness owing under the Prior Credit Agreement,
(b) to assist in repaying obligations incurred in the acquisition of Auburn Hosiery Mills, Inc. and Sport Socks Co. (Ireland) Limited by, directly or indirectly, the Parent, (c) to pay related fees and expenses in connection with the foregoing, (d) to make Permitted Acquisitions, (e) to provide working capital and (f) for general corporate purposes. The Credit Parties will use the Letters of Credit solely for the purposes set forth in Section 2.2(a).

      7.12 Audits/Inspections.

      Upon reasonable notice and during normal business hours, each Credit Party will permit representatives appointed by Administrative Agent, including, without limitation, independent accountants, agents, attorneys and appraisers to visit and inspect such Credit Party's property,


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

including its books and records, its accounts receivable and inventory, its facilities and its other business assets, and to make photocopies or photographs thereof and to write down and record any information such representative obtains and shall permit the Administrative Agent or its representatives to investigate and verify the accuracy of information provided to the Lenders, including, without limitation, the performance of collateral valuation reviews from time to time to assess the composition of the Borrowing Base Assets, and to discuss all such matters with the officers, employees and representatives of the Credit Parties; provided that, absent an Event of Default, the Administrative Agent and its agents shall not contact any customers, account debtors or licensors of the Credit Parties. The Credit Parties agree that the Collateral Agent may conduct such collateral reviews, at the Credit Parties' expense, as it reasonably deems appropriate; provided that, absent an Event of Default, such reviews shall not occur more frequently than once a year.

      7.13 Additional Credit Parties.

      At the time any Person becomes a Subsidiary of a Credit Party, the Borrowers shall so notify the Administrative Agent and promptly thereafter (but in any event within 30 days after the date thereof) shall cause such Person to
(a) if it is a Domestic Subsidiary, execute a Joinder Agreement in substantially the same form as Exhibit 7.13, (b) cause all of the capital stock of such Person (if it is a Domestic Subsidiary) or 65% of the capital stock of such Person (if it is a First Tier Foreign Subsidiary) to be delivered to the Collateral Agent (together with undated stock powers signed in blank) and pledged to the Collateral Agent pursuant to an appropriate pledge agreement in substantially the form of the Pledge Agreement (or a joinder to the existing Pledge Agreement) and otherwise in a form reasonably acceptable to the Collateral Agent, (c) if such Person is a Domestic Subsidiary, pledge all of its assets to the Collateral Agent pursuant to a security agreement in substantially the form of the Security Agreement (or a joinder to the existing Security Agreement) and otherwise in a form reasonably acceptable to the Collateral Agent, and (d) if such Person is a Domestic Subsidiary and has any Subsidiaries, (A) deliver all of the capital stock of such Domestic Subsidiaries owned by it and 65% of the stock of the First Tier Foreign Subsidiaries owned by it (together with undated stock powers signed in blank) to the Collateral Agent and (B) execute a pledge agreement in substantially the form of the Pledge Agreement (or a joinder to the existing Pledge Agreement) and otherwise in a form acceptable to the Collateral Agent,
(e) if such Person is a Domestic Subsidiary and owns or leases any real property, execute any and all necessary mortgages, deeds of trust, deeds to secure debt or other appropriate real estate collateral documentation in a form acceptable to the Collateral Agent (or cause to be delivered in a commercially reasonable manner a landlord waiver or estoppel letter with respect thereto in a form acceptable to the Collateral Agent) and (f) deliver such other documentation as the Collateral Agent may reasonably request in connection with the foregoing, including, without limitation, appropriate UCC-1 financing statements, real estate title insurance policies, environmental reports, landlord's waivers, certified resolutions and other organizational and authorizing documents of such Person and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above), all in form, content and scope reasonably satisfactory to the Collateral Agent.

      7.14 Material License Agreements.

      The Credit Parties will (a) comply with the material terms of any Material License Agreement, (b) keep each Material License Agreement in full force and effect during the term of such Material License Agreement unless such Material License Agreement has been replaced by a license agreement that the Borrower reasonably believes will provide revenues and profitability to the Credit Parties at least equal to that of the Material License Agreement to be terminated and (c) not make any modification or amendment to any Material License Agreement that would materially affect the rights of the Lenders under the Credit Documents.

      7.15 Purchase Agreements.

      The Credit Parties agree, upon the request of the Administrative Agent, to promptly enforce their rights with respect to the indemnification provisions set forth in the Purchase Agreements.

      7.16 Foreign Shares.

      Within 60 days after the Closing Date, the Credit Parties agree to provide to the Collateral Agent (a) 65% of the stock of all First Tier Foreign Subsidiaries and (b) an opinion, in a form and from legal counsel reasonably acceptable to the Collateral Agent, which shall cover the enforceability, the perfection and the priority of the Lenders' security interest in the shares of First Tier Foreign Subsidiaries pledged pursuant to the Collateral Documents.

                                    SECTION 8

NEGATIVE COVENANTS

      Each Credit Party hereby covenants and agrees that so long as this Credit Agreement is in effect and until the Loans and LOC Obligations, together with interest, fees and other obligations then due and payable hereunder, have been paid in full and the Commitments and Letters of Credit hereunder shall have terminated:

      8.1 Indebtedness.

      No Credit Party will, nor will it permit any of its Subsidiaries to, contract, create, incur, assume or permit to exist any Indebtedness, except:

            (a) Indebtedness arising under this Credit Agreement and the other Credit Documents;

            (b) Indebtedness existing as of the Closing Date as referenced in
      Section 6.10 (and renewals, refinancings, replacements or extensions thereof on terms and conditions no more favorable, in the aggregate, to such Person than such existing Indebtedness and in a principal amount not in excess of that outstanding as of the date of such renewal, refinancing, replacement or extension);

            (c) Indebtedness in respect of current accounts payable and accrued expenses incurred in the ordinary course of business and to the extent not current, accounts payable and accrued expenses that are subject to bona fide dispute;

            (d) Indebtedness owing by (i) a Credit Party to another Credit Party, (ii) a Credit Party to a Foreign Subsidiary, (iii) a Foreign Subsidiary to another Foreign

      Subsidiary or (iv) a Foreign Subsidiary to a Credit Party if it constitutes a Permitted Investment.

            (e) purchase money Indebtedness (including Capital Leases) to finance the purchase of fixed assets (including equipment); provided that
      (i) the total of all such Indebtedness for all such Persons taken together shall not exceed an aggregate principal amount of $1,000,000 at any one time outstanding (in addition to any such Indebtedness referred to in subsection (b) above); (ii) such Indebtedness when incurred shall not exceed the purchase price of the asset(s) financed; and (iii) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing;

            (f) Indebtedness of Foreign Subsidiaries up to $5,000,000, in the aggregate, at any one time;

            (g) Indebtedness arising from Hedging Agreements entered into in the ordinary course and not for speculative purposes;

            (h) Indebtedness arising from judgments that do not cause an Event of Default;

            (i) Indebtedness arising from indemnification obligations incurred in connection with (i) the Stock Purchase Agreement for the purchase of Auburn Hosiery Mills, Inc., by and among the Parent and certain other parties, dated as of the date hereof, (ii) the Stock Purchase Agreement for the purchase of Sport Socks (Ireland) Limited by and between the Parent and Manning, dated as of the date hereof, (the Stock Purchase Agreements referred to in clause (i) and (ii) of this Section 8.1(i) collectively referred to as the "Purchase Agreements") and (iii) the Stock Purchase Agreement by and between the Parent, Gerber Products Company and others, dated as of January 22, 1996;

            (j) the guaranty by the Parent of the obligations of Sport Socks Co. (Ireland) Limited to the Industrial Development Agency of Ireland;

            (k) other unsecured Indebtedness up to $500,000, in the aggregate, at any one time outstanding; and

            (l) other secured Indebtedness up to $100,000, in the aggregate, at any one time outstanding.

      8.2 Liens.

      No Credit Party will, nor will it permit its Subsidiaries to, contract, create, incur, assume or permit to exist any Lien with respect to any of its property or assets of any kind (whether real or personal, tangible or intangible), whether now owned or after acquired, except for Permitted Liens.

      8.3 Nature of Business.


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

      No Credit Party will, nor will it permit its Subsidiaries to, alter the character of its business from that conducted as of the Effective Date or engage in any business other than the business conducted as of the Effective Date and activities which are substantially similar or related thereto or logical extensions thereof or immaterial businesses which are acquired as part of a Permitted Acquisition.

      8.4 Consolidation and Merger.

      No Credit Party will, nor will it permit any Subsidiary to, enter into any transaction of merger or consolidation or liquidate, wind up or dissolve itself; provided that a Credit Party or a Subsidiary of a Credit Party may merge or consolidate with or into another Person if the following conditions are satisfied:

            (a) the Administrative Agent is given prior written notice of such action;

            (b) if the merger or consolidation involves a Credit Party, the Person formed by such consolidation or into which a Credit Party is merged shall either (i) be such Credit Party or (ii) be a Domestic Subsidiary and expressly assume in writing all of the obligations of such Credit Party under the Credit Documents; provided that if the transaction is between the Parent or a Borrower and another Person, the Parent or such Borrower must be the surviving entity;

            (c) if the merger or consolidation involves the merger of a First Tier Foreign Subsidiary with any other Foreign Subsidiary, the Lenders receive 65% of the Voting Stock of the surviving First Tier Foreign Subsidiary, if any;

            (d) the Credit Parties execute and deliver such documents, instruments and certificates as the Administrative Agent may request (including, if necessary, to maintain its perfection and priority in the Collateral pledged pursuant to the Collateral Documents);

            (e) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

            (f) the Borrowers deliver to the Administrative Agent an officer's certificate demonstrating compliance with clause (b) or (c) above, as applicable, and an opinion of counsel stating that such consolidation or merger and any written agreement entered into in connection therewith, comply with this Section 8.4.

      8.5 Sale or Lease of Assets.

      No Credit Party will, nor will it permit its Subsidiaries to, convey, sell, lease, transfer or otherwise voluntarily dispose of, in one transaction or a series of transactions, all or any part of its business or assets whether now owned or hereafter acquired, including, without limitation, inventory, receivables, equipment, real property interests (whether owned or leasehold), and securities, other than (a) any inventory sold or otherwise disposed of in the ordinary course of business; (b) the sale, lease, transfer or other disposal by (i) a Credit Party (other than a Borrower) of any or all of its assets to a Borrower or to another Credit Party or (ii) by a Borrower of any or all of its assets to the other Borrower; (c) obsolete, slow-moving, idle or worn-out assets no longer used or useful in its business or the trade in of equipment for


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

equipment in better condition or of better quality; (d) the transfer of assets which constitute a Permitted Investment; (e) the issuance of capital stock by the Parent, subject to Section 3.3; (f) the lease of assets to contractors not to exceed $425,000, in the aggregate, at any one time; (g) the lease or sublease of real property interests in the ordinary course of business; (h) the license of intellectual property in the ordinary course and (i) other sales of assets not to exceed $500,000, in the aggregate, during the term of this Agreement.

      Upon a sale of assets permitted by this Section 8.5, the Collateral Agent shall promptly deliver to the Borrowers, upon the Borrowers' request and at the Borrowers' expense, such documentation as is reasonably necessary to evidence the release of the Lenders' security interest in such assets, including, without limitation, amendments or terminations of UCC financing statements.

      8.6 Sale Leasebacks.

      No Credit Party will, nor will it permit its Subsidiaries to, directly or indirectly become or remain liable as lessee or as guarantor or other surety with respect to any lease of any property (whether real or personal or mixed), whether now owned or hereafter acquired, (a) which such Credit Party or its Subsidiary has sold or transferred or is to sell or transfer to any other Person other than a Credit Party or (b) which such Credit Party or its Subsidiary intends to use for substantially the same purpose as any other property which has been sold or is to be sold or transferred by such Credit Party to any Person in connection with such lease.

      8.7 Advances, Investments and Loans.

      No Credit Party will, nor will it permit its Subsidiaries to, make any Investments except for Permitted Investments.

      8.8 Restricted Payments.

      No Credit Party will, nor will it permit its Subsidiaries to, directly or indirectly, (a) declare or pay any dividends or make any other distribution upon any shares of its capital stock of any class or (b) purchase, redeem or otherwise acquire or retire or make any provisions for redemption, acquisition or retirement of any shares of its capital stock of any class or any warrants or options to purchase any such shares; provided that (i) any Subsidiary of a Borrower may pay dividends to its parent, (ii) a Borrower may pay dividends to the Parent (A) to pay off debt incurred to purchase Auburn Hosiery Mills, Inc.,
(B) for administrative expenses not to exceed $500,000 per fiscal year and (C) to allow for the payment of taxes, (iii) the Parent may repurchase its stock to the extent it constitutes a Permitted Investment and (iv) any Credit Party may, and may permit its Subsidiaries to, pay a dividend solely in shares of the class of stock on which such dividend is declared as long as no Change in Control occurs.

      8.9 Transactions with Affiliates.

      Other than (a) transactions between Credit Parties, (b) non-material transactions between Credit Parties and their Subsidiaries otherwise permitted by 8.7 or (c) transactions with respect to agreements existing as of the date hereof as set forth on Schedule 8.9, no Credit Party will, nor will it permit its Subsidiaries to, enter into any transaction or series of transactions, whether or not in the ordinary course of business, with any officer, director, shareholder, Subsidiary or Affiliate other than (i) on terms and conditions substantially as favorable as would be obtainable in a comparable arm's-length transaction with a Person other than an officer,


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director, shareholder, Subsidiary or Affiliate or (i) as approved by a majority disinterested directors of the applicable Credit Party.

      8.10 Fiscal Year; Organizational Documents.

      No Credit Party will, nor will it permit its Subsidiaries to, (a) change its fiscal year or (b) in any manner that would reasonably be likely to adversely affect the rights of the Lenders, change its articles or certificate of incorporation or its bylaws.

      8.11 Ownership of Borrowers.

      The Parent will not sell, transfer or otherwise dispose of any shares of capital stock of a Borrower. Furthermore, the Parent will not hold any assets other than (a) the stock of the Borrowers, and (b) such amounts allowed to be transferred to the Parent pursuant to Section 8.8. The Parent may not have any liabilities other than the liabilities under the Credit Documents, tax liabilities and other liabilities in the ordinary course of business (which shall include liabilities under certain agreements with members of management and indemnification obligations).

      8.12 No Limitations.

      No Credit Party will, nor will it permit its Subsidiaries to, directly or indirectly, create or otherwise cause, incur, assume, suffer or permit to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Person to (a) pay dividends or make any other distribution on any of such Person's capital stock, (b) pay any Indebtedness owed to any other Credit Party, (c) make loans or advances to any other Credit Party or (d) transfer any of its property to any other Credit Party, except for encumbrances or restrictions existing under or by reason of (i) customary non-assignment or net worth provisions in any lease governing a leasehold interest, (ii) any agreement or other instrument of a Person existing at the time it becomes a Subsidiary of a Credit Party; provided that such encumbrance or restriction is not applicable to any other Person, or any property of any other Person, other than such Person becoming a Subsidiary of a Credit Party and was not entered into in contemplation of such Person becoming a Subsidiary of a Credit Party, and (iii) this Credit Agreement and the other Credit Documents.

      8.13 No Other Negative Pledges.

      No Credit Party will, nor will it permit its Subsidiaries to, enter into, assume or become subject to any agreement prohibiting or otherwise restricting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired, or requiring the grant of any security for such obligation if security is given for some other obligation except as set forth in the Credit Documents or as set forth in the Senior Subordinated Credit Agreement or the Junior Subordinated Note.

      8.14 Limitation on Foreign Operations.

      The Credit Parties will not, nor will they permit any of their Subsidiaries to, allow the Foreign Subsidiaries to have assets which in the aggregate constitute more than 15% of Total Assets at any time.

      8.15 Subordinated Debt.

      No Credit Party will, nor will it permit its Subsidiaries to, (a) make or offer to make any voluntary or optional principal payments with respect to the Subordinated Debt, (b) redeem or offer to redeem any of the Subordinated Debt, or (c) deposit any funds intended to discharge or defease any or all of the Subordinated Debt except, with respect to (b) and
(c), as permitted in accordance with the terms and conditions of the Senior Subordinated Credit Agreement and the Intercreditor Agreement; provided that, notwithstanding the foregoing, the Parent may repay up to $1,500,000 of principal owing under the Junior Subordinated Note in exchange for amounts owed from Gerber Products Company to the Parent. Neither the Senior Subordinated Credit Agreement nor the Junior Subordinated Note shall be amended or modified in any manner without the prior written consent of the Required Lenders.

                                    SECTION 9

EVENTS OF DEFAULT

      9.1 Events of Default.

      An Event of Default shall exist upon the occurrence, and during the continuance, of any of the following specified events (each an "Event of Default"):

            (a) Payment. Any Credit Party shall default in the payment (i) when due of any principal of any of the Loans or any reimbursement obligation arising from drawings under Letters of Credit or (ii) within three Business Days of when due of any interest on the Loans or any fees or other amounts owing hereunder, under any of the other Credit Documents or in connection herewith.

            (b) Representations. Any representation, warranty or statement made or deemed to be made by any Credit Party herein, in any of the other Credit Documents, or in any statement or certificate delivered or required to be delivered pursuant hereto or thereto shall prove untrue in any material respect on the date as of which it was made or deemed to have been made.

            (c) Covenants. Any Credit Party shall:

                  (i) default in the due performance or observance of any term, covenant or agreement contained in Sections 7.2, 7.3, 7.5, 7.11, 7.12, or 8.1 through 8.15 inclusive;

                  (ii) default in the due performance or observance by it of any term, covenant or agreement contained in Sections 7.1 (other than Section 7.1(c)) and such default shall continue unremedied for a period of five Business Days;

                  (iii) default in the due performance or observance by it of any term, covenant or agreement contained in Section 7.1(c) and such default shall continue unremedied for a period of two Business Days; or

                  (iv) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in subsections (a), (b) or (c)(i), (ii) or (iii) of this Section 9.1) contained in this Credit Agreement and such default shall continue unremedied for a period of at least 30 days after the


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

            earlier of an officer of a Credit Party becoming aware of such default or notice thereof given by the Administrative Agent.

            (d) Other Credit Documents. (i) Any Credit Party shall default in the due performance or observance of any term, covenant or agreement in any of the other Credit Documents and such default shall continue unremedied for a period of at least 30 days after the earlier of an officer of a Credit Party becoming aware of such default or notice thereof given by the Administrative Agent, or (ii) any Credit Document shall fail to be in full force and effect or any Credit Party shall so assert or any Credit Document shall fail to give the Collateral Agent and/or the Lenders the security interests, liens, rights, powers and privileges purported to be created thereby.

            (e) Guaranties. The guaranty given by the Credit Parties hereunder or by any Additional Credit Party hereafter or any provision thereof shall cease to be in full force and effect, or any guarantor thereunder or any Person acting by or on behalf of such guarantor shall deny or disaffirm such Guarantor's obligations under such guaranty.

            (f) Bankruptcy, etc. The occurrence of any of the following with respect to the Parent or any of its Subsidiaries (i) a court or governmental agency having jurisdiction in the premises shall enter a decree or order for relief in respect of the Parent or any of its Subsidiaries in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appoint a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Parent or any of its Subsidiaries or for any substantial part of its property or ordering the winding up or liquidation of its affairs; or (ii) an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect is commenced against the Parent or any of its Subsidiaries and such petition remains unstayed and in effect for a period of 60 consecutive days; or
      (iii) the Parent or any of its Subsidiaries shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of such Person or any substantial part of its property or make any general assignment for the benefit of creditors; or (iv) the Parent or any of its Subsidiaries shall admit in writing its inability to pay its debts generally as they become due or any action shall be taken by such Person in furtherance of any of the aforesaid purposes.

            (g) Defaults under Other Agreements. With respect to any Funded Debt in excess of $500,000 (other than Funded Debt outstanding under this Credit Agreement) of the Parent or any of its Subsidiaries (i) such Person shall (A) default in any payment (beyond the applicable grace period with respect thereto, if any) with respect to any such Funded Debt, or (B) default (after giving effect to any applicable grace period) in the observance or performance relating to such Funded Debt or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event or condition shall occur or condition exist, the effect of which default or other event or condition is to cause, or permit, the holder or holders of such Funded Debt (or trustee or agent on behalf of such holders) to cause (determined without regard to whether any notice or lapse of time is required) any such Funded Debt to become due prior to its stated maturity; or (ii) any such Funded Debt shall be declared due and payable, or required to be prepaid other than by a regularly scheduled required prepayment prior to the stated maturity thereof; or (iii) any such Funded Debt shall mature and remain unpaid.

            (h) Judgments. One or more judgments, orders, or decrees shall be entered against any one or more of the Credit Parties and its Subsidiaries involving a liability of $1,000,000 or more, in the aggregate, (to the extent not paid or covered by insurance provided by a carrier who has acknowledged coverage) and such judgments, orders or decrees (i) are the subject of any enforcement proceeding commenced by any creditor or (ii) shall continue unsatisfied, undischarged and unstayed for a period ending on the first to occur of (A) the last day on which such judgment, order or decree becomes final and unappealable or (B) 60 days.

            (i) ERISA. The occurrence of any of the following events or conditions if such occurrence would have or be reasonably likely to have a Material Adverse Effect: (A) any "accumulated funding deficiency," as such term is defined in Section 302 of ERISA and Section 412 of the Code, whether or not waived, shall exist with respect to any Plan, or any lien shall arise on the assets of the Parent or any of its Subsidiaries or any ERISA Affiliate in favor of the PBGC or a Plan; (B) a Termination Event shall occur with respect to a Single Employer Plan, which is, in the reasonable opinion of the Administrative Agent, likely to result in the termination of such Plan for purposes of Title IV of ERISA; (C) a Termination Event shall occur with respect to a Multiemployer Plan or Multiple Employer Plan, which is, in the reasonable opinion of the Administrative Agent, likely to result in (i) the termination of such Plan for purposes of Title IV of ERISA, or (ii) the Parent or any of its Subsidiaries or any ERISA Affiliate incurring any liability in connection with a withdrawal from, reorganization of (within the meaning of Section 4241 of ERISA), or insolvency (within the meaning of Section 4245 of ERISA) of such Plan; or (D) any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary responsibility shall occur which may subject the Parent or any of its Subsidiaries or any ERISA Affiliate to any liability under Sections 406, 409, 502(i), or 502(l) of ERISA or Section 4975 of the Code, or under any agreement or other instrument pursuant to which the Parent or any of its Subsidiaries or any ERISA Affiliate has agreed or is required to indemnify any person against any such liability.

            (j) Ownership. There shall occur a Change of Control.

            (k) Subordinated Debt. (i) Any Governmental Authority with applicable jurisdiction determines that the Lenders are not holders of Senior Indebtedness (as defined in the documentation evidencing the Junior Subordinated Note) or Senior Debt (as defined in the documentation evidencing the Senior Subordinated Credit Agreement) or (ii) the subordination provisions in the Junior Subordinated Note or the Intercreditor

      Agreement shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable as to any holder of the Subordinated Debt.

            (l) Any breach of the Intercreditor Agreement by a Credit Party or by the Subordinated Agent or a Subordinated Lender (as such terms are defined in the Intercreditor Agreement).

      9.2 Acceleration; Remedies.

      Upon the occurrence, and during the continuance, of an Event of Default, and at any time thereafter unless and until such Event of Default has been waived in writing by the Required Lenders (or the Lenders as may be required hereunder), the Administrative Agent shall, upon the request and direction of the Required Lenders, by written notice to the Borrowers, take the following actions without prejudice to the rights of the Agents or any Lender to enforce its claims against the Credit Parties, except as otherwise specifically provided for herein:

            (a) Termination of Commitments. Declare the Commitments terminated whereupon the Commitments shall be immediately terminated.

            (b) Acceleration of Loans. Declare the unpaid principal of and any accrued interest in respect of all Loans, any reimbursement obligations arising from drawings under Letters of Credit and any and all other indebtedness or obligations of any and every kind owing by a Credit Party to any of the Lenders hereunder to be due whereupon the same shall be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Credit Parties.

            (c) Cash Collateral. Direct the Borrowers to pay (and the Borrowers agree that upon receipt of such notice, or upon the occurrence of an Event of Default under Section 9.1(f), they will immediately pay) to the Administrative Agent additional cash, to be held by the Administrative Agent, for the benefit of the Lenders, in a cash collateral account as additional security for the LOC Obligations in respect of subsequent drawings under all then outstanding Letters of Credit in an amount equal to the maximum aggregate amount which may be drawn under all Letters of Credits then outstanding.

            (d) Enforcement of Rights. Enforce any and all rights and interests created and existing under the Credit Documents, including, without limitation, all rights and remedies existing under the Collateral Documents, all rights and remedies against a Guarantor and all rights of set-off.

Notwithstanding the foregoing, if an Event of Default specified in Section 9.1(f) shall occur, then the Commitments shall automatically terminate and all Loans, all reimbursement obligations under Letters of Credit, all accrued interest in respect thereof, all accrued and unpaid fees and other indebtedness or obligations owing to the Lenders hereunder shall immediately become due and payable without the giving of any notice or other action by the Agents or the Lenders, which notice or other action is expressly waived by the Credit Parties.

Notwithstanding the fact that enforcement powers reside primarily with the Administrative Agent, each Lender has, to the extent permitted by law, a separate right of payment and shall be considered a separate "creditor" holding a separate "claim" within the meaning of Section 101(5) of the Bankruptcy Code or any other insolvency statute.

      9.3 Allocation of Payments After Event of Default.

      Notwithstanding any other provisions of this Credit Agreement, after the occurrence and during the continuance of an Event of Default, all amounts collected or received by an Agent or any Lender on account of amounts outstanding under any of the Credit Documents or in respect of the Collateral shall be paid over or delivered as follows:

            FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation reasonable attorneys' fees) of the Agents or any of the Lenders in connection with enforcing the rights of the Lenders under the Credit Documents and any protective advances made by the Agents or any of the Lenders with respect to the Collateral under or pursuant to the terms of the Collateral Documents;

            SECOND, to payment of any fees owed to an Agent, the Issuing Lender or any Lender;

            THIRD, to the payment of all accrued interest payable to the Lenders hereunder and all other obligations which shall have become due and payable under the Credit Documents and not repaid pursuant to clauses "FIRST" and "SECOND" above;

            FOURTH, to the payment of the outstanding principal amount of the Loans and unreimbursed drawings under Letters of Credit, to the payment or cash collateralization of the outstanding LOC Obligations, pro rata as set forth below;

            FIFTH, to any principal amounts outstanding under Hedging Agreements between a Credit Party and a Lender, pro rata, as set forth below; and

            SIXTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (a) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; (b) each of the Lenders shall receive an amount equal to its pro rata share (based on the proportion that the then outstanding Loans, LOC Obligations and obligations under Hedging Agreements held by such Lender bears to the aggregate then outstanding Loans, LOC Obligations and obligations under Hedging Agreements) of amounts available to be applied; and (c) to the extent that any amounts available for distribution pursuant to clause "FOURTH" above are attributable to the issued but undrawn amount of outstanding Letters of Credit, such amounts shall be held by the Collateral Agent in a cash collateral account and applied (x) first, to reimburse the Issuing Lender from time to time for any drawings under such Letters of Credit and (y) then, following the expiration of all Letters of Credit, to all other obligations of the types described in clauses "FOURTH," and "FIFTH" above in the manner provided in this
Section 9.3.

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                                   SECTION 10

AGENCY PROVISIONS

      10.1 Appointment.

      Each Lender hereby designates and appoints NationsBank, N.A. as Administrative Agent and Collateral Agent of such Lender to act as specified herein and the other Credit Documents, and each such Lender hereby authorizes the Agents, as the agents for such Lender, to take such action on its behalf under the provisions of this Credit Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated by the terms hereof and of the other Credit Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere herein and in the other Credit Documents, the Agents shall not have any duties or responsibilities, except those expressly set forth herein and therein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Credit Agreement or any of the other Credit Documents, or shall otherwise exist against the Agents. The provisions of this Section are solely for the benefit of the Agents and the Lenders and none of the Credit Parties shall have any rights as a third party beneficiary of the provisions hereof. In performing its functions and duties under this Credit Agreement and the other Credit Documents, each Agent shall act solely as an agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation or relationship of agency or trust with or for any Credit Party.

      10.2 Delegation of Duties.

      An Agent may execute any of its duties hereunder or under the other Credit Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. An Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

      10.3 Exculpatory Provisions.

      Neither the Agents nor any of their officers, directors, employees, agents, attorneys-in-fact or affiliates shall be liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection herewith or in connection with any of the other Credit Documents (except for its or such Person's own gross negligence or willful misconduct) or responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any of the Credit Parties contained herein or in any of the other Credit Documents or in any certificate, report, document, financial statement or other written or oral statement referred to or provided for in, or received by an Agent under or in connection herewith or in connection with the other Credit Documents, or enforceability or sufficiency therefor of any of the other Credit Documents, or for any failure of the Borrowers to perform its obligations hereunder or thereunder. The Agents shall not be responsible to any Lender for the effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Credit Agreement, or any of the other Credit Documents or for any representations, warranties, recitals or statements made herein or therein or made by a Borrower or any Credit Party in any written or oral statement or in any financial or other statements, instruments, reports, certificates or any other documents in connection herewith or therewith furnished or made by an Agent to the Lenders or by or on behalf of the Credit Parties to the Agents or any Lender or be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained herein or therein or as to the use of the proceeds of the Loans or the use of the Letters of Credit or of the existence or possible existence of any Default or Event of Default or to inspect the properties, books or records of the Credit Parties (except the Agents shall inspect the books and records of the Credit Parties upon the request of the Required Lenders). The Agents are not trustees for the Lenders and owe no fiduciary duty to the Lenders.

      10.4 Reliance on Communications.

      The Agents shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation reasonably believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to any of the Credit Parties, independent accountants and other experts selected by the Agents with reasonable care). The Agents may deem and treat the Lenders as the owner of its interests hereunder for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent in accordance with
Section 11.3(b). The Agents shall be fully justified in failing or refusing to take any action under this Credit Agreement or under any of the other Credit Documents unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agents shall in all cases be fully protected in acting, or in refraining from acting, hereunder or under any of the other Credit Documents in accordance with a request of the Required Lenders (or to the extent specifically provided in Section 11.6, all the Lenders) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders (including their successors and assigns).

      10.5 Notice of Default.

      An Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless such Agent has received notice from a Lender or a Credit Party referring to the Credit Document, describing such Default or Event of Default and stating that such notice is a "notice of default." In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders and as is permitted by the Credit Documents.

      10.6 Non-Reliance on Agents and Other Lenders.

      Each Lender expressly acknowledges that neither the Agents, NMSI nor any of their officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by the Agents or any affiliate thereof hereinafter taken, including any review of the affairs of any Credit Party, shall be deemed to constitute any representation or warranty by the Agents to any Lender. Each Lender represents to the Agents and NMSI that it has, independently and without reliance upon the Agents or NMSI or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Credit Parties and made its own decision to make its Loans hereunder and enter into this Credit Agreement. Each Lender also represents that it will, independently and without reliance upon the Agents or NMSI or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Credit Agreement, and to make such investigation as it deems necessary to inform itself as to the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Credit Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Agents and NMSI shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, assets, property, financial or other conditions, prospects or creditworthiness of the Credit Parties which may come into the possession of the Agents, NMSI or any of their officers, directors, employees, agents, attorneys-in-fact or affiliates.

      10.7 Indemnification.

      The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by the Borrowers and without limiting the obligation of the Borrowers to do so), ratably according to their respective Commitments (or if the Commitments have expired or been terminated, in accordance with the respective principal amounts of outstanding Loans and Participation Interest of the Lenders), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including without limitation at any time following payment in full of the Credit Party Obligations) be imposed on, incurred by or asserted against an Agent in its capacity as such in any way relating to or arising out of this Credit Agreement or the other Credit Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by an Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or willful misconduct of an Agent. If any indemnity furnished to an Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished. The agreements in this Section shall survive the payment of the Credit Party Obligations and all other amounts payable hereunder and under the other Credit Documents.

      10.8 Agents in Their Individual Capacity.

      Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with a Borrower or any other Credit Party as though such Agent were not an Agent hereunder. With respect to the Loans made and Letters of Credit issued and all obligations owing to it, an Agent shall have the same rights and powers under this Credit Agreement as any Lender and may exercise the same as though they were not an Agent, and the terms "Lender" and "Lenders" shall include each Agent in its individual capacity.

      10.9 Successor Agent.

      Any Agent may, at any time, resign upon 20 days written notice to the Lenders. Upon any such resignation, the Required Lenders shall, with the consent of the Borrowers, such consent not to be unreasonably withheld or delayed, have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 60 days after the notice of resignation, then the retiring Agent shall select a successor Agent, with the consent of the Borrowers, such consent not to be unreasonably withheld or delayed, provided such successor is an Eligible Assignee. Upon the acceptance of any appointment as an Agent hereunder by a successor, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations as an Agent, as appropriate, under this Credit Agreement and the other Credit Documents and the provisions of this Section 10.9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent under this Credit Agreement.

                                   SECTION 11

MISCELLANEOUS

      11.1 Notices.

      Except as otherwise expressly provided herein, all notices and other communications shall have been duly given and shall be effective (a) when delivered, (b) when transmitted via telecopy (or other facsimile device) to the number set out below, (c) the Business Day following the day on which the same has been delivered prepaid to a reputable national overnight air courier service, or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case to the respective parties at the address or telecopy numbers set forth on Schedule 11.1, or at such other address as such party may specify by written notice to the other parties hereto.

      11.2 Right of Set-Off.

      In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence of an Event of Default and the commencement of remedies described in Section 9.2, each Lender is authorized at any time and from time to time, without presentment, demand, protest or other notice of any kind (all of which rights being hereby expressly waived), to set-off and to appropriate and apply any and all deposits (general or special) and any other indebtedness at any time held or owing by such Lender (including, without limitation, branches, agencies or Affiliates of such Lender wherever located) to or for the credit or the account of any Credit Party against obligations and liabilities of such Credit Party to the Lenders hereunder, under the Notes, the other Credit Documents or otherwise, irrespective of whether the Administrative Agent or the Lenders shall have made any demand hereunder and although such obligations, liabilities or claims, or any of them, may be contingent or unmatured, and any such set-off shall be deemed to have been made immediately upon the occurrence of an Event of Default even though such charge is made or entered on the books of such Lender subsequent thereto. The Credit Parties hereby agree that any Person purchasing a participation in the Loans and Commitments hereunder pursuant to Section 11.3(c) or 3.8 may exercise all rights of set-off with respect to its participation interest as fully as if such Person were a Lender hereunder.

      11.3 Benefit of Agreement.

            (a) Generally. This Credit Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided that none of the Credit Parties may assign and transfer any of its interests (except as permitted by Section 8.4 or 8.5) without the prior written consent of the Lenders; and provided further that the rights of each Lender to transfer, assign or grant participations in its rights and/or obligations hereunder shall be limited as set forth below in subsections (b) and (c) of this Section
      11.3. Notwithstanding the above (including anything set forth in subsections (b) and (c) of this Section 11.3), nothing herein shall restrict, prevent or prohibit any Lender from (A) pledging its Loans hereunder to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank, or (B) granting assignments or participations in such Lender's Loans and/or Commitments hereunder to its parent company and/or to any Affiliate of such Lender or to any existing Lender or Affiliate thereof.

            (b) Assignments. Each Lender may, with the prior written consent of the Borrowers and the Agents (provided that no consent of the Borrowers shall be required during the existence and continuation of an Event of Default), which consent shall not be unreasonably withheld or delayed, assign all or a portion of its rights and obligations hereunder pursuant to an assignment agreement substantially in the form of Exhibit 11.3 to one or more Eligible Assignees; provided that (i) any such assignment shall be in a minimum aggregate amount of $10,000,000 of the Commitments and in integral multiples of $1,000,000 above such amount (or the remaining amount of Commitments held by such Lender), (ii) each such assignment shall be of a constant, not varying, percentage of all of the assigning Lender's rights and obligations under the Commitment being assigned and (iii) no assignment may be made to a competitor of a Borrower. Any assignment hereunder shall be effective upon satisfaction of the conditions set forth above and delivery to the Administrative Agent of a duly executed assignment agreement together with a transfer fee of $3,500 payable to the Administrative Agent for its own account. Upon the effectiveness of any such assignment, the assignee shall become a "Lender" for all purposes of this Credit Agreement and the other Credit Documents and, to the extent of such assignment, the assigning Lender shall be relieved of its obligations hereunder to the extent of the Loans and Commitment components being assigned. As a condition to any such assignment, the assigning Lender shall surrender the appropriate Note or Notes, and the Borrowers will promptly provide to the assigning Lender and to the assignee separate promissory notes in the amount of their respective interests substantially in the form of the original Note or Notes (but with notation thereon that it is given in substitution for and replacement of the original Note or Notes or any replacement notes thereof).

      By executing and delivering an assignment agreement in accordance with this Section 11.3(b), the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and the assignee warrants that it is an Eligible Assignee; (ii) except as set forth in clause (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Credit Agreement, any of the other Credit Documents or any other instrument or document furnished pursuant hereto or thereto, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Credit Agreement, any of the other Credit Documents or any other instrument or document furnished pursuant hereto or thereto or the financial condition of any Credit Party or the performance or observance by any Credit Party of any of its obligations under this Credit Agreement, any of the other Credit Documents or any other instrument or document furnished pursuant hereto or thereto; (iii) such assignee represents and warrants that it is legally authorized to enter into such assignment agreement; (iv) such assignee confirms that it has received a copy of this Credit Agreement, the other Credit Documents and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such assignment agreement; (v) such assignee will independently and without reliance upon the Agents, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Credit Agreement and the other Credit Documents; (vi) such assignee appoints and authorizes the Agents to take such action on its behalf and to exercise such powers under this Credit Agreement or any other Credit Document as are delegated to the Agents by the terms hereof or thereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Credit Agreement and the other Credit Documents are required to be performed by it as a Lender.

            (c) Participations. Each Lender may sell, transfer, grant or assign participations in all or any part of such Lender's interests and obligations hereunder; provided that (i) such selling Lender shall remain a "Lender" for all purposes under this Credit Agreement (such selling Lender's obligations under the Credit Documents remaining unchanged) and the participant shall not constitute a Lender hereunder, (ii) no such participant shall have, or be granted, rights to approve any amendment or waiver relating to this Credit Agreement or the other Credit Documents except to the extent any such amendment or waiver would (A) reduce the principal of or rate of interest on or fees in respect of any Loans in which the participant is participating or increase any Commitments with respect thereto, (B) postpone the date fixed for any payment of principal (including the extension of the final maturity of any Loan or the date of any mandatory prepayment), interest or fees in which the participant is participating, or (C) release all or substantially all of the collateral or guaranties (except as expressly provided in the Credit Documents) supporting any of the Loans or Commitments in which the participant is participating, (iii) sub-participations by the participant (except to an Affiliate, parent company or Affiliate of a parent company of the participant) shall be prohibited and (iv) any such participations shall be in a minimum aggregate amount of $10,000,000 of the Commitments and in integral multiples of $1,000,000 in excess thereof. In the case of any such participation, the participant shall not have any rights under this Credit Agreement or the other Credit Documents (the participant's rights against the selling Lender in respect of such participation to be those set forth in the participation agreement with such Lender creating such participation) and all amounts payable by the Borrowers hereunder shall be determined as if such Lender had not sold such participation; provided, however, that such participant shall be entitled to receive additional amounts under Sections 3.9, 3.12, 3.13 and 3.14 to the same extent that the Lender from which such participant acquired its participation would be entitled to the benefit of such cost protection provisions.

      11.4 No Waiver; Remedies Cumulative.

      No failure or delay on the part of an Agent or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Borrowers or any Credit Party and the Agents or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies provided herein are cumulative and not exclusive of any rights or remedies which the Agents or any Lender would otherwise have. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Agents or the Lenders to any other or further action in any circumstances without notice or demand.

      11.5 Payment of Expenses; Indemnification.

      The Credit Parties agree to: (a) pay all reasonable out-of-pocket costs and expenses of (i) the Administrative Agent and NMSI in connection with (A) the negotiation, preparation, execution and delivery and administration of this Credit Agreement and the other Credit Documents and the documents and instruments referred to therein (including, without limitation, the reasonable fees and expenses of Moore & Van Allen, special counsel to the Administrative Agent) subject to the limitations set forth in the letter agreement among Gerber Childrenswear, Inc., NationsBank, N.A. and NMSI dated as of September 22, 1997, and (B) any amendment, waiver or consent relating hereto and thereto including, but not limited to, any such amendments, waivers or consents resulting from or related to any work-out, renegotiation or restructure relating to the performance by the Credit Parties under this Credit Agreement and (ii) the Agents and the Lenders in connection with (A) enforcement of the Credit Documents and the documents and instruments referred to therein, including, without limitation, in connection with any such enforcement, the reasonable fees and disbursements of counsel for the Agents and each of the Lenders, and (B) any bankruptcy or insolvency proceeding of a Credit Party of any of its Subsidiaries and (b) indemnify each Agent, NMSI and each Lender, its officers, directors, employees, representatives and agents from and hold each of them harmless against any and all losses, liabilities, claims, damages or expenses incurred by any of them as a result of, or arising out of, or in any way related to, or by reason of, any investigation, litigation or other proceeding (whether or not any Agent, NMSI or Lender is a party thereto) related to (i) the entering into and/or performance of any Credit Document or the use of proceeds of any Loans (including other extensions of credit) hereunder or the consummation of any other transactions contemplated in any Credit Document, including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding, (ii) any Environmental Claim, (iii) any claims for Non-Excluded Taxes (but excluding in the case of (i), (ii) and (iii) above, any such losses, liabilities, claims, damages or expenses to the extent incurred by reason of gross negligence or willful misconduct on the part of the Person to be indemnified) and (iv) any claims for amounts incurred by the Administrative Agent pursuant to that certain letter agreement among NationsBank of Tennessee, N.A., Auburn Hosiery Mills, Inc. and the Administrative Agent dated as of the Closing Date.

      11.6 Amendments, Waivers and Consents.

      Subject to Section 11.18(b), neither this Credit Agreement nor any other Credit Document nor any of the terms hereof or thereof may be amended, changed, waived, discharged or terminated unless such amendment, change, waiver, discharge or termination is in writing and signed by the Required Lenders and the then Credit Parties; provided that no such amendment, change, waiver, discharge or termination shall without the consent of each Lender affected thereby:

            (a) extend the Maturity Date or postpone or extend the time for any Principal Amortization Payment;

            (b) reduce the rate or extend the time of payment of interest (other than as a result of waiving the applicability of any post-default increase in interest rates) thereon or fees hereunder;

            (c) reduce or waive the principal amount of any Loan;

            (d) increase or extend the Commitment of a Lender or the total Commitments over the amount thereof in effect (it being understood and agreed that a waiver of any Default or Event of Default or a waiver of any mandatory reduction in the Commitments shall not constitute a change in the terms of any Commitment of any Lender);

            (e) release any material portion of the Collateral securing the Credit Party Obligations hereunder (provided that the Collateral Agent may, without consent from any other Lender, release any Collateral that is sold or transferred by a Credit Party in conformance with Section 8.5);

            (f) release a Borrower or the Parent from its obligations or release all or substantially all of the other Credit Parties from their respective obligations under the Credit Documents;

            (g) amend, modify or waive any provision of this Section or Section 3.4(a), 3.4(b)(i), 3.7, 3.8, 3.9, 3.10, 3.11, 3.12, 3.13, 3.14, 9.1(a),
      11.2, 11.3 or 11.5;

            (h) reduce any percentage specified in, or otherwise modify, the definition of Required Lenders; or

            (i) consent to the assignment or transfer by a Borrower or the Parent of any of its rights and obligations under (or in respect of) the Credit Documents.

Notwithstanding the above, no provisions of Section 10 may be amended or modified without the consent of the Agents.

Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above, (x) each Lender is entitled to vote as such Lender sees fit on any reorganization plan that affects the Loans or the Letters of Credit, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersedes the unanimous consent provisions set forth herein and (y) the Required Lenders may consent to allow a Credit Party to use cash collateral in the context of a bankruptcy or insolvency proceeding.

      11.7 Counterparts.

      This Credit Agreement may be executed in any number of counterparts, each of which where so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. Delivery of executed counterparts by telecopy shall be as effective as an original and shall constitute a representation that an original will be delivered.

      11.8 Headings.

      The headings of the sections and subsections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Credit Agreement.

      11.9 Defaulting Lender.

      Each Lender understands and agrees that if such Lender is a Defaulting Lender then notwithstanding the provisions of Section 11.6 it shall not be entitled to vote on any matter requiring the consent of the Required Lenders or to object to any matter requiring the consent of all the Lenders; provided, however, that all other benefits and obligations under the Credit Documents shall apply to such Defaulting Lender.

      11.10 Survival of Indemnification and Representations and Warranties.

      All indemnities set forth herein and all representations and warranties made herein shall survive the execution and delivery of this Credit Agreement, the making of the Loans, the issuance of the Letters of Credit and the repayment of the Loans, LOC Obligations and other obligations and the termination of the Commitments hereunder.

      11.11 Governing Law; Jurisdiction.

            (a) THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NORTH CAROLINA (other than the Mortgage Documents which shall be governed by the laws of the state where the real property is located that is covered by such Mortgage Document). Any legal action or proceeding with respect to this Agreement or any other Credit Document may be brought in the courts of the State of North Carolina or of the United States for the Western District of North Carolina, and, by execution and delivery of this Credit Agreement, each Credit Party hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of such courts. Each Credit Party further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to it at the address for notices pursuant to Section 11.1, such service to become effective 10 days after such mailing. Nothing herein shall affect the right of a Lender to serve process in any other manner permitted by law or to commence legal proceedings or to otherwise proceed against a Credit Party in any other jurisdiction. Each Credit Party agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law; provided that nothing in this Section 11.11(a) is intended to impair a Credit Party's right under applicable law to appeal or seek a stay of any judgment.

            (b) Each Credit Party hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement or any other Credit Document brought in the courts referred to in subsection (a) hereof and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

      11.12 Waiver of Jury Trial.

      EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT, ANY OF THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY.

      11.13 Time.

      All references to time herein shall be references to Eastern Standard Time or Eastern Daylight time, as the case may be, unless specified otherwise.

      11.14 Severability.

      If any provision of any of the Credit Documents is determined to be illegal, invalid or unenforceable, such provision shall be fully severable and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions.

      11.15 Further Assurances.

      The Credit Parties agree, upon the request of the Administrative Agent, to promptly take such actions, as reasonably requested, as is necessary to carry out the intent of this Credit Agreement and the other Credit Documents, including, but not limited to, such actions as are necessary to ensure that the Lenders have a perfected security interest in the Collateral subject to no Liens other than Permitted Liens.

      11.16 Confidentiality.

      Each Lender agrees that it will use its reasonable best efforts to keep confidential and to cause any representative designated under Section 7.12 to keep confidential any non-public information from time to time supplied to it under any Credit Document; provided, however, that nothing herein shall prevent the disclosure of any such information to (a) the extent a Lender in good faith believes such disclosure is required by Requirement of Law, (b) counsel for a Lender or to its accountants, (c) bank examiners or auditors or comparable Persons, (d) any affiliate of a Lender, (e) any other Lender, or any assignee, transferee or participant, or any potential assignee, transferee or participant, of all or any portion of any Lender's rights under this Agreement who is notified of the confidential nature of the information or (f) any other Person in connection with any litigation to which any one or more of the Lenders is a party; and provided further that no Lender shall have any obligation under this
Section 11.16 to the extent any such information becomes available on a non-confidential basis from a source other than a Credit Party or that any information becomes publicly available other than by a breach of this Section
11.16 by any Lender or representative thereof.

      11.17 Entirety.

      This Credit Agreement together with the other Credit Documents and the Fee Letter represent the entire agreement of the parties hereto and thereto, and supersede all prior agreements and understandings, oral or written, if any, including any commitment letters or correspondence relating to the Credit Documents or the transactions contemplated herein and therein.

      11.18 Binding Effect; Continuing Agreement.

      (a) This Credit Agreement shall become effective at such time when all of the conditions set forth in Section 5.1 have been satisfied or waived by the Lenders and it shall have been executed by the Borrowers, the Guarantors and the Agents, and the Agents shall have received copies hereof (telefaxed or otherwise) which, when taken together, bear the signatures of each Lender, and thereafter this Credit Agreement shall be binding upon and inure to the benefit of the Borrowers, the Guarantors, the Agents and each Lender and their respective successors and assigns.

      (b) This Credit Agreement shall be a continuing agreement and shall remain in full force and effect until all Loans, LOC Obligations, interest, fees and other Credit Party Obligations have been paid in full and all Commitments and Letters of Credit have been terminated. Upon termination, the Credit Parties shall have no further obligations (other than the indemnification provisions that survive) under the Credit Documents and the Collateral Agent shall, at the request and expense of the Borrowers, deliver all Collateral in its possession to the Borrowers and release all Liens on Collateral; provided that should any payment, in whole or in part, of the Credit Party Obligations be rescinded or otherwise required to be restored or returned by an Agent or any Lender, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, then the Credit Documents shall automatically be reinstated and all Liens of the Lenders shall reattach to the Collateral and all amounts required to be restored or returned and all costs and expenses incurred by an Agent or Lender in connection therewith shall be deemed included as part of the Credit Party Obligations.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

      Each of the parties hereto has caused a counterpart of this Credit Agreement to be duly executed and delivered as of the date first above written.

BORROWERS:

                               GERBER CHILDRENSWEAR, INC.,
                               a Delaware corporation


                               By:    /s/ Richard Solar
                                      -----------------------------------
                               Name:  Richard Solar
                               Title: Senior Vice President

                               AUBURN HOSIERY MILLS, INC.,
                               a Kentucky corporation


                               By:    /s/ Richard Solar
                                      -----------------------------------
                               Name:  Richard Solar
                               Title: Senior Vice President

GUARANTORS:

                               GCIH, INC.,
                               a Delaware corporation


                               By:    /s/ Richard Solar
                                      -----------------------------------
                               Name:  Richard Solar
                               Title: Senior Vice President

                               COSTURA DOMINICANA, INC.,
                               a Delaware corporation


                               By:    /s/ Richard Solar
                                      -----------------------------------
                               Name:  Richard Solar
                               Title: Senior Vice President

                               AUBURN HOLDINGS, INC.,
                               a Delaware corporation


                               By:    /s/ Richard Solar
                                      -----------------------------------
                               Name:  Richard Solar
                               Title: Senior Vice President

                               GCI IP SUB, INC.,
                               a Delaware corporation


                               By:    /s/ Richard Solar
                                      -----------------------------------
                               Name:  Richard Solar
                               Title: Senior Vice President

                               AUBURN MERGER CO,
                               a Delaware corporation


                               By:    /s/ Richard Solar
                                      -----------------------------------
                               Name:  Richard Solar
                               Title: Senior Vice President

LENDERS:

                               NATIONSBANK, N.A.,
                               individually in its capacity as a
                               Lender and in its capacity as Administrative
                               Agent and Collateral Agent


                               By:    /s/ David H. Dinkins
                                      -----------------------------------
                               Name:  DAVID H. DINKINS
                               Title: Vice President

                               NATIONSBANK OF TENNESSEE, N.A.,
                               solely in its capacity as an Issuing Lender in connection with certain Existing Letters of Credit


                               By:    /s/ David H. Dinkins
                                      -----------------------------------
                               Name:  DAVID H. DINKINS
                               Title: Vice President

                               BANK OF AMERICA, FSB


                               By:    /s/ Calvin E. Blount
                                  ----------------------------------------
                               Name:  CALVIN E. BLOUNT
                               Title: Vice President

                               THE CHASE MANHATTAN BANK


                               By:    /s/ Maureen Morgan
                                  ----------------------------------------
                               Name:  MAUREEN MORGAN
                               Title: Vice President

                               FLEET BANK, N.A.


                               By:    /s/ Steven R. Navarro
                                  ----------------------------------------
                               Name:  STEVEN R. NAVARRO
                               Title: Senior Vice President

                               SUNTRUST BANK, ATLANTA


                               By:    /s/ Jeffrey D. Drucker
                                  ----------------------------------------
                               Name:  JEFFREY D. DRUCKER
                               Title: Banking Officer


                               By:    /s/ Raymond B. King
                                  ----------------------------------------
                               Name:  RAYMOND B. KING
                               Title: Vice President

                               WACHOVIA BANK, N.A.


                               By:    /s/ Richard E.S. Bowen
                                  ----------------------------------------
                               Name:  RICHARD E.S. BOWEN
                               Title: Assistant Vice President

                               BANK BOSTON, N.A.


                               By:    /s/ Kenneth S. Struglia
                                  ----------------------------------------
                               Name:  KENNETH S. STRUGLIA
                               Title: Vice President